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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
(Name of Registrant as Specified in its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 5, 2021

Dear Fellow Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of Altisource Portfolio Solutions S.A. (the "Annual Meeting"), which will be held at the registered office of the Company located at 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg on Tuesday, May 18, 2021, at 9:00 a.m. Central European Time. The accompanying materials provide details regarding admission to the Annual Meeting as well as the business to be conducted at the meeting.

We intend to hold the Annual Meeting in person, however, we are actively monitoring the protocols and restrictions that the Luxembourg government may implement in response to the COVID-19 pandemic that could prevent us from having an in-person meeting. If it is not possible to hold the Annual Meeting in person, or if we conclude that providing alternatives for access by remote communication is appropriate, we will announce alternative or additional arrangements as promptly as practicable, which may include conducting the Annual Meeting solely by means of remote attendance or conducting a hybrid Annual Meeting with alternatives for in-person or remote attendance. If you are planning to attend our Annual Meeting, please monitor protocols and restrictions implemented by the Luxembourg government and check our press releases at http://ir.altisource.com/press-releases for updated information.

It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend in person. If you are a shareholder of record (that is, you hold your shares in your name as a holder of record with our transfer agent), you may authorize your proxy by the Internet or by mail as described in the accompanying materials. If you hold your shares through a bank or broker, please follow the voting instructions you receive from your bank or broker. This will not prevent you from voting in person but will ensure that your vote is counted if you are unable to attend or are limited to remote attendance.

Thank you for your support of and interest in Altisource Portfolio Solutions S.A.

Sincerely,

William B. Shepro

Chairman and Chief Executive Officer

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
40, avenue Monterey
L-2163 Luxembourg City
Grand Duchy of Luxembourg
R.C.S. Luxembourg B 72 391

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 18, 2021

NOTICE

Our Annual Meeting of Shareholders ("Annual Meeting") will be held:

Date:	Tuesday, May 18, 2021
Time:	9:00 a.m. Central European Time
Location:	Altisource Portfolio Solutions S.A. 40, avenue Monterey L-2163 Luxembourg City Grand Duchy of Luxembourg

PURPOSE

  •
  To elect four (4) Directors to serve until the next annual meeting of shareholders or until their respective successors have been elected and qualified;

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  To approve the appointment of Mayer Hoffman McCann P.C. to be our independent registered certified public accounting firm for the year ending December 31, 2021 and the appointment of Atwell S.à r.l. to be our certified auditor (Réviseur d'Entreprises) for the same period;

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  To approve Altisource Portfolio Solutions S.A.'s unconsolidated annual accounts prepared in accordance with accounting principles generally accepted in Luxembourg (the "Luxembourg Annual Accounts") for the year ended December 31, 2020 and Altisource Portfolio Solutions S.A.'s consolidated financial statements prepared in accordance with International Financial Reporting Standards ("IFRS") (the "Consolidated Accounts" and, together with the Luxembourg Annual Accounts, the "Luxembourg Statutory Accounts") as of and for the year ended December 31, 2020;

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  To receive and approve the Directors' reports for the Luxembourg Statutory Accounts for the year ended December 31, 2020 and to receive the report of the supervisory auditor (Commissaire aux Comptes) for the Luxembourg Annual Accounts for the same period;

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  To allocate the results in the Luxembourg Annual Accounts for the year ended December 31, 2020;

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  To discharge each of the Directors of Altisource Portfolio Solutions S.A. for the performance of their mandates for the year ended December 31, 2020 and the supervisory auditor (Commissaire aux Comptes) for the performance of her mandate for the same period;

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  To approve, on an advisory (non-binding) basis, the compensation of Altisource's named executive officers as disclosed in the proxy statement ("Say-on-Pay");

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  To approve amendment of our 2009 Equity Incentive Plan (the "Plan") to increase the number of shares of common stock reserved for issuance under the Plan by an additional 1.7 million shares; and

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  To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

PROCEDURES

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  Our Board of Directors has fixed March 26, 2021 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

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  Only shareholders as of the close of business on the record date will be able to vote at the Annual Meeting.

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  In order to be admitted to the meeting, each shareholder will be asked to present proof of share ownership as of the record date and valid government-issued photo identification. If your shares are held in "street name" by a bank or broker, you will also need to obtain a "legal proxy" from the holder of record to vote at the meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance of the meeting pursuant to the instructions listed in the accompanying materials so that your vote will be counted if you are unable to attend or are limited to remote attendance.

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  The proxy statement for our Annual Meeting and our annual report to shareholders on Form 10-K for the year ended December 31, 2020 are available on our website under Investor Relations-Financial Information at http://ir.altisource.com/financials.cfm. In accordance with Securities and Exchange Commission rules, you may also access our proxy statement and annual report at http://www.proxyvote.com, a website that does not identify or track visitors to the site, by entering the Control Number found on your Notice and Access Card, your proxy card or your email notification, as applicable.

  •
  Although Luxembourg law does not require a quorum for the conduct of business at the Annual Meeting, in accordance with the requirements of the Nasdaq listing standards, we have established that the presence at the Annual Meeting of holders of at least thirty-three and one-third percent (33 1/3%) of our issued and outstanding shares of common stock able to be voted, whether represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

  •
  The Luxembourg Statutory Accounts, the Directors' reports for the Luxembourg Statutory Accounts, the report of the certified auditor (Réviseur d'Entreprises) for the Consolidated Accounts and the report of the supervisory auditor (Commissaire aux Comptes) for the Luxembourg Annual Accounts will be available for inspection at our registered office during business hours, by appointment, subject to sanitary limitations that may be imposed by the Luxembourg government, from May 4, 2021 until the conclusion of the Annual Meeting. Beginning May 4, 2021, copies will also be available to any shareholder who requests them by writing to our Corporate Secretary at corporate.secretary@altisource.lu.

By authorization of the Board of Directors,

Gregory J. Ritts Corporate Secretary
April 5, 2021 Luxembourg City, Grand Duchy of Luxembourg

PAGE
PROXY SUMMARY	6
ANNUAL MEETING OF SHAREHOLDERS	11
PROPOSAL ONE: ELECTION OF DIRECTORS	14
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	17
BOARD OF DIRECTORS COMPENSATION	25
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS	28
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	29
COMPENSATION DISCUSSION AND ANALYSIS	33
COMPENSATION COMMITTEE REPORT	54
EXECUTIVE COMPENSATION	55
PROPOSAL TWO: APPOINTMENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM AND CERTIFIED AUDITOR	69
REPORT OF THE AUDIT COMMITTEE	70
EXTERNAL AUDITOR FEES	71
PROPOSAL THREE: APPROVAL OF THE COMPANY'S LUXEMBOURG STATUTORY ACCOUNTS	73
PROPOSAL FOUR: RECEIPT AND APPROVAL OF THE DIRECTORS' REPORTS FOR THE LUXEMBOURG STATUTORY ACCOUNTS AND RECEIPT OF THE SUPERVISORY AUDITOR'S REPORT FOR THE LUXEMBOURG ANNUAL ACCOUNTS	74
PROPOSAL FIVE: ALLOCATION OF THE RESULTS IN THE LUXEMBOURG ANNUAL ACCOUNTS	75
PROPOSAL SIX: DISCHARGE OF THE DIRECTORS AND THE SUPERVISORY AUDITOR	76
PROPOSAL SEVEN: ADVISORY VOTE ON EXECUTIVE COMPENSATION ("SAY-ON-PAY")	77
PROPOSAL EIGHT: APPROVE AMENDMENT OF OUR 2009 EQUITY INCENTIVE PLAN (THE "PLAN") TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE PLAN BY AN ADDITIONAL 1.7 MILLION SHARES	78
BUSINESS RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	80
SHAREHOLDER PROPOSALS	82
ANNUAL REPORTS	82
OTHER MATTERS	83

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all information you should consider. Please read this entire proxy statement carefully before voting.

Meeting Information

  •
  Date: Tuesday, May 18, 2021

  •
  Time: 9:00 a.m. Central European Time

  •
  Place: 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg

  •
  Record Date: March 26, 2021

  •
  Agenda: The meeting will cover the proposals listed below, and any other business that may properly come before the meeting

Voting Matters and Board Recommendations

Annual Meeting of Shareholders
Proposals		Recommendation	More Information
1.	Election of Directors	FOR each nominee	Page 14
2.	Appointment of Independent Registered Certified Public Accounting Firm and Certified Auditor	FOR	Page 70
3.	Approval of the Company's 2020 Statutory Accounts	FOR	Page 74
4.	Receipt and Approval of the Directors' Reports for the Luxembourg Statutory Accounts and Receipt of the Supervisory Auditor's Report for the Luxembourg Annual Accounts	FOR	Page 75
5.	Allocation of the Results in the Luxembourg Annual Accounts	FOR	Page 76
6.	Discharge of the Directors and the Supervisory Auditor	FOR	Page 77
7.	Advisory Vote on Executive Compensation ("Say-on-Pay")	FOR	Page 78
8.	Approve amendment of our 2009 Equity Incentive Plan (the "Plan") to increase the number of shares of common stock reserved for issuance under the Plan by an additional 1.7 million shares	FOR	Page 79

2020 Business Highlights

Altisource® is an integrated service provider and marketplace for the real estate and mortgage industries. Combining operational excellence with a suite of innovative services and technologies, Altisource helps solve the demands of the ever-changing markets we serve.

2020 was a challenging year for Altisource. Our 2020 financial performance was negatively impacted by:

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  Temporary servicer and government COVID-19 pandemic related measures to provide financial support to borrowers (i.e., foreclosure and eviction moratoriums and borrower forbearance plans), partially offset by growth in our origination business

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  One of Ocwen Financial Corporation's (together with its affiliates, "Ocwen") mortgage servicing rights ("MSR") investors directing it to transition field services, title and valuation referrals to that investor's captive vendors; we believe the transition of these referrals is largely complete

Throughout the year, the Altisource team rose to address unprecedented adversity and performed well during periods of uncertainty. We focused on factors within our control. We aggressively reduced costs and simplified the organization, continuing these efforts into the first quarter of 2021.

We have two strong core businesses—origination and default. We had strong revenue growth in our origination business, excluding our construction risk mitigation business that was impacted by the pandemic, and we forecast this strong growth to continue in 2021. Our countercyclical default business was adversely impacted by temporary pandemic-related government and servicer borrower relief measures and one of Ocwen's MSR investors directing Ocwen to refer business to that investor's captive vendors.

Service revenue from customers other than Ocwen, New Residential Investment Corp. ("NRZ") and Front Yard Residential Corporation ("RESI") grew by 9% in 2020 compared to 2019; this reflects 47% growth from our origination business, excluding our construction risk mitigation business that was impacted by the pandemic, partially offset by the negative impact of COVID-19 on our default business.

The Company's customer base continues to develop and grow increasing the potential backlog of default-related business which we anticipate will begin to be available to us in 2022 when we forecast that the default market returns to a more normal operating environment. The Company also has a robust unweighted sales pipeline of approximately $220 million.

To address lower revenue in the default business, the Company aggressively reduced cash costs and simplified the organization; cash costs (other than outside fees and services, severance and fourth quarter 2020 bonus accrual reversals) were $12 million lower in the fourth quarter 2020 compared to the fourth quarter 2019.

Culture, Workforce and Diversity

We function by a set of core values communicated to our employees by management and available on our website. The following core values, which are regularly referenced in our employee communications, guide the conduct of Altisource and its employees:

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  Act with Integrity—Exhibit unwavering integrity, compliance and ethical conduct at all times

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  Energize People—Enable exceptional people to inspire their teams and drive results

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  Empower Innovation—Reward the relentless creation of innovative and compliant solutions to achieve our mission and generate value for our customers

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  Exceed Customer Expectations—Deliver best-in-class results and customer service

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  Win as a Team—Embrace the passion, energy and power of our global teams to win as "One-Altisource"

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  Enrich Communities—Create positive impacts for the communities where we live and serve

We adjusted our social and environmental engagement efforts in 2020 in response to the difficulties presented by the COVID-19 pandemic. We undertook many successful community support initiatives including our participation in the "National Wreaths Across America" and the "Toys for Tots" programs to provide presents to children across the United States, food donations to soup kitchens in Uruguay and provide "Happiness Kits" to underprivileged children in India.

We also sought to play our part in addressing climate change. During 2020, we continued with programs to reduce waste, paper, energy and water consumption. In 2021 we intend to continue to assess our real estate portfolio, telecommuting and transportation programs to further reduce our impact on the environment, even as employees potentially begin to return from remote work arrangements. In 2020, our Board of Directors approved the Company's Environmental Policy available at http://www.altisource.com/environmental-policy. In 2021, our Board began receiving formal updates on our corporate responsibility initiatives and sustainability performance.

Given the nature of our business, our global workforce consists of various diverse talent groups. The majority of our employees support our default and origination businesses. We have a significant number of technology employees developing and maintaining our technology-enabled solutions. In the United States, in addition to supporting operations, a number of our employees fulfill roles that require professional licenses and work in the product, sales and marketing, and corporate functions. The India workforce is primarily comprised of teams supporting operations, technology, and corporate functions, while Uruguay supports several of the corporate functions. The executive management team is mostly based out of Luxembourg, our headquarters.

As of December 31, 2020, we employed 2,726 employees across four continents:

In the United States, 50% of the workforce self-identifies as members of an ethnic minority group. We believe that our globally diverse, inclusive, and collaborative workforce makes us a more innovative and creative company. We are an equal opportunity employer and prohibit any form of unlawful discrimination or harassment. At Altisource, everyone is valued and appreciated for their distinct contributions to the growth and sustainability of our business.

We undertook several workforce related initiatives in 2020 in response to declines in our default-related businesses. Our cost reduction measures included workforce reductions across our operations. As of December 31, 2020, our workforce was 17% lower than our workforce as of January 1, 2020. In the first quarter of 2021, we undertook further workforce reductions, including the elimination of certain executive positions, and reorganized certain of our businesses to reduce costs in response to the impact of the announced extension of the COVID-19 pandemic related measures to provide financial support to borrowers described above.

Shareholder Engagement

We seek to engage with our shareholders and analysts through our quarterly earnings calls, which typically follow our quarterly financial filings with the Securities and Exchange Commission ("SEC"). Additionally, during 2020, we periodically met with analysts and shareholders. We met with shareholders that collectively represent an estimated 65% of our outstanding shares, to discuss a variety of Company matters including strategy, business performance and operations, compensation practices, Board diversity and capital structure.

Board Composition and Experience

Our Board and Nomination/Governance Committee are committed to ensuring that the Board is comprised of directors who collectively provide a significant breadth of experience, the ability to effectively chart the strategic course of the Company, represent the interests of shareholders and reflect our corporate values of integrity and ethical conduct.

All of our current directors have been nominated by the Board for reelection at the Annual Meeting.

Board skills and expertise:

Our Board also believes that having directors with a mix of tenure helps to maintain and leverage institutional knowledge while providing different experiences and perspectives.

Board tenure:

Board diversity has been an area of focus during 2020. Our Board and Nomination/Governance Committee addressed this subject at several meetings during the course of the year and undertook efforts to recruit a diverse director candidate with relevant experience in the mortgage industry, and this effort is ongoing into 2021.

Corporate Governance Practices

Annual election of directors

Majority of independent directors

Active shareholder engagement

Shareholder meetings can be called by shareholders owning at least 10% of our share capital

Share ownership requirements for non-management Directors and the Chief Executive Officer

Annual Board and Committee self-evaluations

Regular executive sessions of independent directors

Regular executive sessions of the Audit Committee members with the Company's internal auditor

Regular executive sessions of the Audit Committee members with the Company's external auditor

Board engagement in long-term succession planning for executives

No shareholder rights plan ("poison pill")

Board involved in corporate social responsibility and sustainability efforts

Executive Compensation Highlights

Align executive compensation with the interests of our shareholders

Annual opportunity for shareholders to provide feedback through an advisory say on pay vote on executive compensation

Based on a pay-for-performance philosophy

Maintains a claw-back policy

Eligibility for payment of annual incentive compensation is tied to business review effectiveness, compliance performance and leadership effectiveness

Annual and long-term incentive compensation includes an equity component to align interests with those of shareholders

Includes a component based on Company and market performance over several years

Altisource Portfolio Solutions S.A. Proxy Statement Annual Meeting of Shareholders

General Information

We have made this proxy statement available to you on or about April 5, 2021 as a holder of common stock of Altisource Portfolio Solutions S.A. ("Altisource" or the "Company") because our Board of Directors is soliciting your proxy to be used at our Annual Meeting, and any adjournment or postponement thereof. The Annual Meeting will be held at our registered office located at 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg on Tuesday, May 18, 2021, at 9:00 a.m. Central European Time for the purposes listed in the Notice of Annual Meeting of Shareholders.

Internet Availability of Proxy Materials

Consistent with historical practice, we are using the "Notice and Access" method of furnishing proxy materials to our beneficial shareholders via the Internet, instead of mailing printed copies of those materials to each shareholder. By doing so, we reduce the environmental impact of the meetings and save costs. On April 5, 2021, we expect to commence mailing Notices of Internet Availability of Proxy Materials (the "Notices") to participating shareholders. The Notice contains instructions about how to access our proxy materials. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. Beneficial shareholders, other than those who previously chose to receive our proxy materials in paper format, will receive an email with links to the online proxy materials. If you previously requested to receive paper copies of the proxy materials by mail, you will receive the proxy materials by mail until you elect otherwise.

Shareholders of record will receive a paper copy of the proxy materials by mail except to the extent they previously requested delivery of proxy materials electronically. The proxy card included with the proxy materials contains instructions on how to request electronic delivery of future proxy materials.

Who May Vote

You are entitled to vote at the Annual Meeting, and any adjournment or postponement thereof, if you were a holder of our common stock at the close of business on March 26, 2021. At the close of business on March 26, 2021, there were 15,782,286 shares of common stock issued, outstanding and able to be voted, and there was no other class of equity securities outstanding. Each share of our common stock is entitled to one (1) vote at the Annual Meeting on all matters properly presented for a vote.

Voting Procedures

If you are a shareholder of record, which means you hold your shares through an account with our transfer agent, American Stock Transfer & Trust Company, LLC, you may vote by one of the following options:

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  Over the Internet, at http://www.proxyvote.com, by following the instructions on your proxy card or the instructions that you received by email; or

  •
  By completing, dating, signing and returning a proxy card by mail.

If you are a beneficial holder, meaning you hold your shares in "street name" through an account with a bank or broker, please follow the voting directions on the voting instruction form that your bank or broker provides to you.

Your ability to vote over the Internet depends on the voting procedures of your bank or broker. If you vote over the Internet, your vote must be received by Altisource no later than 9:59 p.m. Central European Time (3:59 p.m. Eastern Time) on May 17, 2021 in order to allow sufficient time to tabulate the votes prior to the start of the meeting.

Shareholders may also vote in person at the meeting. All shareholders must present proof of share ownership as of the record date and valid government-issued photo identification to vote in person at the meeting. If your shares are held by a bank or broker, you must also obtain and present a "legal proxy" from the holder of record to vote at the meeting. For specific instructions, please refer to the proxy card, notice or email notification you receive.

Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance of the meeting in one of the manners available to you so that your vote will be counted if later you are unable to attend or are limited to remote attendance.

How a Proxy Works

If you properly submit your proxy as instructed, and do not revoke it prior to its use, it will be voted in accordance with your instructions. Other than as discussed below with respect to "broker non-votes," if no contrary instructions are given, each proxy received for the Annual Meeting will be voted "FOR" each of the nominees for Director named in this proxy statement and "FOR" each of the other proposals identified in the agenda for the Annual Meeting; and, with regard to any other business that properly comes before the meeting, each proxy will be voted in accordance with the discretion of the persons appointed as proxies.

If the shares you own are held by a bank or broker and you do not provide specific voting instructions to your bank or broker on a "non-routine" item as defined by the New York Stock Exchange, the bank or broker will be prohibited from voting your shares. This is commonly referred to as a "broker non-vote." Only our proposal related to the appointment of our independent registered certified public accounting firm is routine; all other proposals are expected to be "non-routine" proposals. Therefore, if you do not instruct your bank or broker how to vote your shares with respect to non-routine proposals, your shares will not be voted on the non-routine proposals.

How to Revoke a Proxy

Your proxy may be used only at the Annual Meeting and any adjournment or postponement thereof, and may not be used for any other meeting. You have the power to revoke your proxy at any time before it is exercised by:

  •
  providing written notice, received by our Corporate Secretary at the following address:

      Gregory J. Ritts, Corporate Secretary
      Altisource Portfolio Solutions S.A.
      40, avenue Monterey
      L-2163 Luxembourg City
      Grand Duchy of Luxembourg;

  •
  submitting a properly executed proxy bearing a later date; or

  •
  appearing at the Annual Meeting and giving the Corporate Secretary notice of your intention to vote in person.

Quorum and Voting Information

Although Luxembourg law does not require a quorum for the conduct of business at the Annual Meeting, in accordance with the requirements of the Nasdaq listing standards, the Company has established that the presence at the Annual Meeting of holders of at least thirty-three and one-third percent (33 1/3%) of our issued and outstanding shares of common stock able to be voted, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Assuming a quorum, the four (4) nominees for Director will be elected as Directors of Altisource at the Annual Meeting so long as the votes cast in favor of each such person exceed the votes cast against such person. You may vote for, against or abstain from voting for one (1) or more nominees for Director.

The following Annual Meeting proposals will be approved if the votes cast in favor of the action exceed the votes cast against the action: (i) the proposal to approve the appointment of Mayer Hoffman McCann P.C.to be our independent registered certified public accounting firm for the year ending December 31, 2021 and Atwell S.à r.l. to be our certified auditor (Réviseur d'Entreprises) for all statutory accounts as required by Luxembourg law for the same period; (ii) the proposal to approve the Luxembourg Statutory Accounts as of and for the year ended December 31, 2020; (iii) the proposal to receive and approve the Directors' reports for the Luxembourg Statutory Accounts for the year ended December 31, 2020 and to receive the report of the supervisory auditor (Commissaire aux Comptes) for the Luxembourg Annual Accounts for the same period; (iv) the proposal to allocate the results in the Luxembourg Annual Accounts for the year ended December 31, 2020; (v) the proposal to approve the discharge of each of the Directors of Altisource Portfolio Solutions S.A. for the performance of their mandates during the year ended December 31, 2020 and of the supervisory auditor (Commissaire aux Comptes) for the performance of her mandate for the same period; (vi) the proposal to approve amendment of our 2009 Equity Incentive Plan (the "Plan") to increase the number of shares of common stock reserved for issuance under the Plan by an additional 1.7 million shares; and (vii) any other matter properly submitted for your consideration at the Annual Meeting. Because the advisory vote to approve the compensation of Altisource's named executive officers as disclosed in the Proxy Statement ("Say-on-Pay") is non-binding and advisory in nature, there is no required number of votes that would constitute approval. While the results of the Say-on-Pay vote are not binding on the Company, our Board of Directors intends to carefully consider the shareholder votes resulting from the Say-on-Pay proposal.

Any other matter properly submitted for your consideration will be approved with such vote as required by Luxembourg law. Abstentions and broker non-votes will not be counted in determining the number of votes cast in connection with the proposals on the agenda of the Annual Meeting.

Proposal One: Election of Directors

Our Articles of Incorporation provide that our Board of Directors shall consist of no less than three (3) and no more than seven (7) members, with the exact number to be decided by our shareholders.

We are proposing the four (4) nominees listed below for election as Directors at the Annual Meeting until the next annual meeting of shareholders or until their respective successors have been elected and qualified, subject to their earlier death, resignation or removal.

All nominees currently serve as our Directors. There are no arrangements or understandings between any nominee and any other person for selection as a nominee.

If any nominee is unable or unwilling to stand for election at the time of the Annual Meeting, the shares represented by a validly executed proxy will be voted for the election of such other person as the Board of Directors may recommend in his place, unless the Board of Directors chooses to reduce the number of Directors serving on the Board. At this time, our Board of Directors knows of no reason why any of the nominees would not be able or willing to serve as Director if elected.

The following table sets forth certain information concerning each of our nominees for Director:

				Committee Memberships
Name	Age(1)	Director Since	Independent	Executive Committee	Audit Committee	Compensation Committee	Compliance Committee	Nom/Gov Committee
Scott E. Burg(2)	42	2018				(4)
Joseph L. Morettini	68	2017					(4)	(4)
Roland Müller-Ineichen(3)	60	2009		(4)	(4)
William B. Shepro	52	2009
(1)
As of March 26, 2021
(2)
Lead Independent Director until August 31, 2020
(3)
Lead Independent Director as of September 1, 2020
(4)
Committee Chairman

If our nominees for Director are elected, we believe that the proposed Board composition will be well-balanced in terms of length of Director tenure between more experienced Directors and more recently appointed Directors.

The principal occupation for the last five (5) years and additional biographical information of each nominee for Director are set forth below. All nominees for Director bring a wealth of leadership experience derived from their service in executive and managerial roles as well as their board experience.

Scott E. Burg.    Mr. Burg was appointed to the Board of Directors of Altisource in September 2018 and served as Lead Independent Director from May 2019 through August 2020. Mr. Burg is the Chief Investment Officer and a Managing Partner of Deer Park Road Management Company, LP ("Deer Park"), an investment management company, where he is responsible for the firm's portfolios and portfolio risk management. Prior to joining Deer Park in August 2010, Mr. Burg was a Principal at General Capital Partners, where he advised middle-market companies in distressed situations. Mr. Burg also worked at Pursuit Partners, a $550 million fixed-income hedge fund, where he analyzed residential mortgage-backed securities, and he founded The Murray Hill IPS (later Clayton IPS; now MountainView IPS), a world-wide leader in the valuation of difficult-to-price assets. Mr. Burg holds a Bachelor of Science from the University of Colorado and a Master of Business Administration from the University of Denver's Daniels College of Business.

As Chief Investment Officer and Managing Partner of Deer Park, Mr. Burg has financial expertise and deep experience in business advisory services and asset management, including real estate and mortgage-related investments, that make him financially literate, qualify him as a financial expert as defined by Nasdaq listing standards and SEC rules and provide the Board with important industry insight relevant to the Company's business strategy. Deer Park's position as an investor in the Company has provided Mr. Burg with a thorough understanding of our business and unique insight into the interests of our long-term investors.

Joseph L. Morettini.    Mr. Morettini was appointed to the Board of Directors of Altisource in May 2017. Mr. Morettini served as Partner of Deloitte & Touche LLP ("Deloitte") from 1989 until his retirement in 2015, and in various positions with Deloitte from 1984 to 1989. During his tenure at Deloitte, his client responsibilities included companies in the financial services and mortgage servicing industries in addition to various public companies from small market capitalization to large market capitalization, and he was the external audit partner assigned to Altisource from August 2009 to February 2014. Mr. Morettini also served on the Board of Directors and as Audit Committee Chairman of TechBridge, an Atlanta, Georgia based nonprofit organization, from 2003 to 2005. Mr. Morettini holds a Bachelor of Arts in Liberal Arts and Sciences from the University of Illinois and a Master of Accountancy from Western Illinois University. Mr. Morettini is a Certified Public Accountant.

Mr. Morettini's extensive experience with large financial institutions and public corporations in the financial services and mortgage servicing industries and his thirty plus years of experience with Deloitte provide our Board of Directors with valuable insight from an accounting and auditing perspective. Mr. Morettini is financially literate and qualifies as a financial expert as defined by Nasdaq listing standards and SEC rules.

Roland Müller-Ineichen.    Mr. Müller-Ineichen was appointed to the Board of Directors of Altisource in July 2009 and as Lead Independent Director in September 2020. He also serves on the Board of Directors of ONE Swiss Bank SA, with offices in Geneva and Lugano, Switzerland, which offers advisory, asset management and wealth management services; of SWA Swiss Auditors AG, a private company based in Freienbach, Switzerland that provides auditing and consulting services for financial institutions in Switzerland; of Citibank (Switzerland) Ltd. based in Zurich and Geneva, Switzerland, a subsidiary of Citigroup that provides private banking services to High Net Worth individuals; of Sberbank (Switzerland) Ltd, based in Zurich, Switzerland, a subsidiary of Sberbank Russia, offering trade finance, trading and corporate banking services; and of Habib Bank AG Zurich, a provider of corporate, personal, private, and correspondent banking products based in Zurich. In addition, from May 2010 to September 2011, Mr. Müller-Ineichen served as a member of the Board of Directors of Absolute Private Equity AG, a Switzerland-based investment company. Mr. Müller-Ineichen served as a Partner with KPMG Switzerland and KPMG Europe LLP where he was the lead partner on audits of national and international banks, security dealers and fund management companies. Mr. Müller-Ineichen began working in the Zurich office of KPMG in June 1995 as a Senior Manager in the audit department focused on the banking and financial services industries and served as a Partner from January 1999 until his retirement in December 2008. Prior to joining KPMG, Mr. Müller-Ineichen progressed through various audit and managerial roles with Switzerland-based financial institutions. Mr. Müller-Ineichen is a Swiss Certified Public Accountant. He completed a commercial and banking business apprenticeship with UBS in 1980. Mr. Müller-Ineichen holds a Business Commerce degree.

Mr. Müller-Ineichen's past employment experience provides the Board of Directors with accounting expertise, and his experience in the financial services industry provides the Board of Directors with valuable audit and accounting as well as strategic and financial insights. Furthermore, Mr. Müller-Ineichen is financially literate and qualifies as a financial expert as defined by Nasdaq listing standards and SEC rules. Through his eleven plus years of service on our Board of Directors, Mr. Müller-Ineichen has developed a thorough understanding of our business and industry.

William B. Shepro.    Mr. Shepro was appointed Chief Executive Officer and to the Board of Directors of Altisource in July 2009. Since May 2019, Mr. Shepro has served as Chairman of the Board of Directors. Mr. Shepro previously served as the President and Chief Operating Officer of Ocwen Solutions, a business unit of Ocwen Financial Corporation ("Ocwen"). From 2003 to 2009, he served as President of Global Servicing Solutions, LLC, a joint venture between Ocwen and Merrill Lynch. Mr. Shepro also held the positions of Senior Vice President of Ocwen Recovery Group and Senior Vice President, Director and Senior Manager of Commercial Servicing at Ocwen. He joined Ocwen in 1997. Mr. Shepro also serves on the Boards of certain of Altisource's subsidiaries and Lenders One, a national alliance of mortgage bankers managed by a subsidiary of Altisource. He holds a Bachelor of Science in Business from Skidmore College and a Juris Doctor from the Florida State University College of Law.

Mr. Shepro's day-to-day leadership and intimate knowledge of our business and operations provide the Board of Directors with Company-specific experience and expertise. Furthermore, Mr. Shepro's legal background and operational experience in the financial technology and residential and commercial mortgage servicing and real estate industries provide our Board of Directors with valuable strategic, industry and operational insights and expertise.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR

Board of Directors and Corporate Governance

Meetings of the Board of Directors

The Board of Directors (also referred to herein as the "Board") plays an active role in overseeing the Company's business and representing the interests of the Company and its shareholders. Directors generally attend all meetings of the Board of Directors and all meetings of Committees on which they serve. Directors are also consulted for advice and counsel between formal meetings.

Our Board of Directors met fifteen (15) times in 2020. Each Director attended at least seventy-five percent (75%) of the total number of meetings of the Board and the Committees on which they served.

As a result of the COVID-19 pandemic, we converted our 2020 annual meeting to a remote meeting format. Although we do not have a formal policy regarding Director attendance at our annual meetings of shareholders, our Directors generally attend. However, two of our four Directors participated in the 2020 annual meeting, with our two United States resident Directors being prevented from traveling to Luxembourg due to the COVID-19 pandemic.

Independence of Directors

Our Corporate Governance Guidelines provide that a majority of our Directors must qualify as independent Directors under Nasdaq listing standards and applicable law.

Our Board of Directors annually reviews the direct and indirect relationships that the Company has with each Director. The purpose of this review is to determine whether any transactions or relationships are inconsistent with a determination that the Director is independent. Only those Directors who are determined by our Board of Directors to have no material relationship with Altisource are considered independent. This determination is based in part on the analysis of questionnaire responses that follow the independence standards and qualifications established by Nasdaq and applicable law. The Board of Directors also considers beneficial ownership of our common stock by each of the Directors, as set forth under "Security Ownership of Certain Beneficial Owners and Management," although our Board of Directors generally believes that stock ownership tends to further align a Director's interests with those of our other shareholders. Please see "Minimum Stock Ownership Requirements" under the Board of Directors Compensation section for additional information.

The Board of Directors has determined that all of our current Directors other than Mr. Shepro are independent under Nasdaq listing standards. Mr. Shepro is deemed not to be independent because he serves as the Chief Executive Officer of Altisource.

Executive Sessions of Independent Directors

Our independent Directors met in executive session of the Board of Directors without management five (5) times in 2020.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board may appoint a lead independent director unless the Chairman of the Board is an independent director. Mr. Shepro, our Chairman of the Board, is also our Chief Executive Officer, and, as a result, the Board believes that it is in the best interests of the Company and our shareholders to appoint a lead independent director. Mr. Müller-Ineichen has served as Lead Independent Director since September 2020. The lead independent director, among other responsibilities, presides over periodic meetings at which only our independent directors are present, serves as a liaison between the independent directors and the Chairman and Chief Executive Officer, and performs such duties as our Board may otherwise determine from time to time. Mr. Burg served as Lead Independent Director from May 2019 through August 2020.

The Board of Directors appointed Mr. Shepro as Chairman of the Board in May 2019. Our Board believes that it is appropriate to combine the positions of Chairman and Chief Executive Officer at this time due to Mr. Shepro's critical role in our strategy, his experience with the Company and its customers, and his longevity with the Company. Mr. Shepro is responsible for the design, in consultation with the Board of Directors, and execution of the Company's strategic plan. Our Board of Directors believes that he is the appropriate person to serve as our Chairman.

Committees of the Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee, a Compliance Committee, a Nomination/Governance Committee and an Executive Committee. Except as otherwise required by applicable laws or rules, the Committees' responsibilities and procedures are designed to remain flexible, so that they may be in a position to best react or respond to changing circumstances or conditions. A brief description of each committee is provided below.

Audit Committee.    The Audit Committee of our Board of Directors (i) oversees the relationship with our independent registered certified public accounting firm and certified auditor; (ii) provides assistance to our Board of Directors with respect to matters involving the accounting, auditing, financial reporting and internal control functions; (iii) establishes procedures for the receipt, retention and treatment of complaints and allegations received by the Company relating to the financial reporting process and our system of accounting, internal accounting controls, auditing and federal securities law matters; (iv) reviews and approves transactions in which a "Related Person" (as defined by SEC Regulation S-K and in accordance with the Company's Related Person Transactions Policy) has a material interest; (v) reviews the scope and results of the annual audit conducted by the independent registered certified public accounting firm, including any significant matters regarding internal controls over financial reporting; and (vi) reviews the Company's internal audit plan, internal audit budget and risk management report on an annual basis. The Audit Committee is also empowered to retain, at the Company's expense, such independent counsel or other advisors as it deems necessary in connection with its responsibilities.

The members of the Audit Committee during 2020 were Messrs. Müller-Ineichen, Burg and Morettini, with Mr. Müller-Ineichen serving as the Chairman. Each member of our Audit Committee is independent as defined in regulations adopted by the SEC and Nasdaq listing standards. Our Board of Directors has determined that all members of our Audit Committee are financially literate, possess accounting or related financial management experience that results in the individual's financial sophistication within the meaning of Nasdaq listing standards, and qualify as audit committee financial experts as that term is defined in SEC rules. Pursuant to the Company's Corporate Governance Guidelines, no director may serve as a member of the Audit Committee if such director serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee.

Our Audit Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisource.com and is available in print to any shareholder who requests it. On an annual basis, the Audit Committee reviews its charter and presents any recommendations for amendments to the Board. The Audit Committee also evaluates its performance under its charter and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter. The charter was last reviewed by the Audit Committee in December 2020. The Audit Committee met eleven (11) times in 2020. The Audit Committee met in executive session with the Company's internal and external auditors four (4) times, solely with the Company's internal auditors three (3) times and solely with the Company's external auditors four (4) times in 2020.

Compensation Committee.    The Compensation Committee of our Board of Directors oversees our compensation and employee benefit plans and practices. Our Compensation Committee also evaluates and makes recommendations to our Board of Directors for compensation and other human resources matters relating to our executive officers. The Compensation Committee reviews and subsequently approves all executive compensation programs, any severance or termination arrangements applicable to executive officers and any equity compensation plans that are not subject to shareholder approval. The Compensation Committee also has the power to review our other compensation plans, including the goals and objectives thereof. The Compensation Committee is responsible for reviewing Director compensation and recommending changes, subject to the approval of our shareholders. The Compensation Committee has the authority to administer awards under our 2009 Equity Incentive Plan.

The Compensation Committee may request that any of our Directors, executive officers, employees or other persons attend its meetings to provide advice, counsel or pertinent information as the Committee requests. The Compensation Committee is also empowered to retain independent compensation consultants, counsel or other advisors as it deems necessary in connection with its responsibilities at the Company's expense. In determining whether a compensation consultant, counsel or other advisor is independent, the Compensation Committee considers all factors set forth in SEC rules and the Nasdaq listing standards with respect to advisor independence, as well as any other factors the Compensation Committee deems relevant.

The members of the Compensation Committee during 2020 were Messrs. Burg, Morettini and Müller-Ineichen, with Mr. Burg serving as the Chairman.

Each member of the Compensation Committee is independent as defined by Nasdaq listing standards, as revised in 2013. While we have no specific qualification requirements for members of the Compensation Committee, our members have knowledge and experience regarding compensation matters as developed through their respective business experience in both management and advisory roles, including general business management, executive compensation and employee benefits experience. We believe that their collective achievements and knowledge provide us with extensive diversity in experience, culture and viewpoints.

Our Compensation Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisource.com and is available in print to any shareholder who requests it. On an annual basis, the Compensation Committee reviews its charter and presents any recommendations for amendments to the Board. The Compensation Committee also evaluates its performance under its charter and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter. The charter was last reviewed by the Compensation Committee in December 2020. The Compensation Committee met eight (8) times in 2020.

Compensation Committee Interlocks and Insider Participation.    No current member of the Compensation Committee has ever been an officer or employee of the Company, and no member has any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K. None of our executive officers has served on the Board of Directors or compensation committee of any other entity that has or had one (1) or more executive officers who served as a member of our Board of Directors or our Compensation Committee during the 2020 fiscal year.

Compliance Committee.    The Compliance Committee of our Board of Directors assists the Board of Directors with the development, monitoring and evaluation of the Company's compliance function, including its compliance management system, and the Company's compliance with applicable laws, rules and regulations governing its businesses. The Compliance Committee performs such other duties as may be prescribed pursuant to its charter. The members of the Compliance Committee for 2020 were Messrs. Burg,

Morettini and Müller-Ineichen, with Mr. Morettini serving as the Chairman. Each member of the Compliance Committee is independent as defined by Nasdaq listing standards.

Our Compliance Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisource.com and is available in print to any shareholder who requests it. On an annual basis, the Compliance Committee reviews its charter and presents any recommendations for amendments to the Board. The Compliance Committee also evaluates its performance under its charter and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter. The charter was last reviewed by the Compliance Committee in December 2020. The Compliance Committee met four (4) times in 2020.

Nomination/Governance Committee.    The Nomination/Governance Committee of our Board of Directors makes recommendations to the Board of individuals qualified to serve as Directors and committee members for our Board of Directors, advises the Board with respect to Board composition, procedures and committees, develops and presents our Board of Directors with a set of corporate governance guidelines and oversees the evaluation of our Board of Directors. The Nomination/Governance Committee may retain, at the Company's expense, such independent counsel or other advisors as it deems necessary.

The members of the Nomination/Governance Committee during 2020 were Messrs. Burg, Morettini and Müller-Ineichen, with Mr. Morettini serving as the Chairman. Each member of the Nomination/Governance Committee is independent as defined by Nasdaq listing standards.

Our Nomination/Governance Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisource.com and is available in print to any shareholder who requests it. On an annual basis, the Nomination/Governance Committee reviews its charter and presents any recommendations for amendments to the Board. The Nomination/Governance Committee also evaluates its performance under its charter and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter. The charter was last reviewed by the Nomination/Governance Committee in December 2020. The Nomination/Governance Committee met four (4) times in 2020.

The Nomination/Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board are anticipated. Various potential candidates for Director are then identified. Candidates may come to the attention of the Nomination/Governance Committee through current members of the Board of Directors, professional search firms, shareholders or industry sources.

When recommending nominees to the Board, the Nomination/Governance Committee considers candidates based on merit, against objective criteria relating to the candidate's knowledge, experience, skills and expertise, with due regard for the benefits of diversity on the Board of Directors. In considering diversity, the Nomination/Governance Committee considers differences that relate to gender, age, ethnicity, race, national origin, cultural background, disability, religion and other personal distinctions. The Nomination/Governance Committee assesses the effectiveness of our Board Diversity policy as part of its annual review of the composition of our Board of Directors and considers the results of this assessment when evaluating director nominees. Our Board Diversity Policy is available on our website at www.altisource.com.

In evaluating a particular candidate, the Nomination/Governance Committee will also consider factors other than the candidate's qualifications and background, including (i) the current composition of the Board of Directors and the interplay of the candidate's experience with the backgrounds of the current members of our Board of Directors, (ii) whether the candidate meets the independence standards set forth under applicable laws, regulations and Nasdaq listing standards, (iii) the balance of management and independent Directors, (iv) the need for Audit Committee expertise and (v) the evaluation of other prospective nominees.

In connection with this evaluation, one or more members of the Nomination/Governance Committee, and others as appropriate, will interview prospective nominees. After completing the evaluation and interviews, the Nomination/Governance Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors. The Board of Directors determines whether the candidates will be nominated and presented to the shareholders for election, after considering the recommendation and report of the Nomination/Governance Committee.

The Nomination/Governance Committee considers director candidates recommended by shareholders. If you want to recommend persons for consideration by our Nomination/Governance Committee as nominees for election to our Board of Directors, you can do so by writing to our Corporate Secretary at Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg. Should you recommend a qualified candidate for Director, our Nomination/Governance Committee would evaluate such candidate in the same manner that it evaluates any other candidate. You should provide each proposed nominee's name, biographical data, qualifications and expertise. Your recommendation should also include a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a Director. Any recommendation that a shareholder desires to have included in our proxy materials for consideration at our 2022 annual meeting of shareholders must be received at our registered office no later than December 6, 2021. Please see the "Shareholder Rights" and "Shareholder Proposals" sections for additional information regarding shareholder proposals.

Board diversity has been an area of focus during 2020, our Nomination/Governance Committee addressed this subject during the course of the year and undertook efforts to recruit a diverse director candidate with relevant experience in the mortgage industry. Our Nomination/Governance Committee will continue to focus on these efforts during 2021.

Executive Committee.    Our Executive Committee is generally responsible to act on behalf of our Board of Directors during the intervals between meetings of our Board and to otherwise assist the Board in handling matters that, in the opinion of the Chairman of the Board, should not be postponed until the next scheduled meeting of the Board. The members of our Executive Committee during 2020 were Messrs. Shepro and Müller-Ineichen, with Mr. Müller-Ineichen serving as the Chairman.

Our Executive Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisource.com and is available in print to any shareholder who requests it. On an annual basis, the Executive Committee reviews and approves its charter and presents any recommendations for amendments to the Board. The Executive Committee also evaluates its performance under its charter and delivers a report to the Board setting forth the results of its evaluation, provided that such performance evaluation shall not be necessary where minimal action was taken during the year. The charter was last reviewed by the Executive Committee in December 2020. The Executive Committee did not meet and took no action pursuant to written consent in 2020.

Corporate Governance Guidelines

The Corporate Governance Guidelines adopted by our Board of Directors provide guidelines for effective corporate governance and to promote the effective functioning of the Board and its Committees. The Corporate Governance Guidelines cover topics such as Director qualification standards, Board of Directors and committee composition, Director responsibilities, minimum stock ownership requirements for our non-management Directors and our Chief Executive Officer, anti-hedging and anti-pledging policies, Director access to management and independent advisors, Director compensation, Director orientation and continuing education, management succession and annual performance reviews of the Board of Directors.

Our Nomination/Governance Committee reviews our Corporate Governance Guidelines at least once a year and, if necessary, recommends changes to the Corporate Governance Guidelines to our Board of Directors.

Our Corporate Governance Guidelines were last reviewed by the Nomination/Governance Committee in December 2020. Our Corporate Governance Guidelines are available on our website at www.altisource.com.

Shareholder Rights

We are committed to governance policies and practices that serve the interests of the Company and its shareholders in accordance with Luxembourg law. The following is a summary of our policies and practices that provide rights to our shareholders:

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  Majority Voting:  Directors are elected by the majority of votes cast.
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  Annual Elections:  All Directors are elected annually. Altisource does not have a staggered board.
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  Shareholder Proposals:  Shareholders representing individually or jointly at least ten percent (10%) of the Company's share capital may nominate candidates for election to the Altisource Board and make other proposals for inclusion in the proxy statement, subject to completing certain formalities. Please see the "Shareholder Proposals" section for additional information.
  •
  Shareholder Meetings:  A meeting of shareholders may be called at any time by the holders of at least ten percent (10%) of our share capital
  •
  No Shareholder Rights Plan:  Altisource does not maintain a shareholder rights plan (sometimes called a "poison pill").

The Board of Directors and its Committees monitor developments in governance best practices to assure that the Board continues to meet its commitment to represent shareholder interests.

Shareholder Engagement

Engagement with our shareholders helps us gain useful feedback on a wide variety of relevant topics, which may include corporate governance, compensation practices, Board diversity, capital structure, business performance and the operation of the Company. If such feedback is received, it is shared regularly with the Company's management and the Board, and may be considered in setting the governance practices and strategic direction for the Company. Shareholder feedback may also help us to better tailor the public information we provide to address the interests and inquiries of our shareholders and other interested parties.

Altisource from time to time interacts and communicates with shareholders in a number of forums, including quarterly earnings presentations, SEC filings, investor conferences and meetings and press releases. In furtherance of the Company's commitment to constructive communication and engagement with shareholders, the Company's policy regarding communications by shareholders and other interested parties with the Board of Directors is designed to promote effective engagement with shareholders and clearly outline the parameters for such engagement.

Shareholders who wish to contact our Board of Directors or any individual Director regarding Altisource may do so by mail addressed to our Corporate Secretary at Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg or by email to the Office of the Corporate Secretary at corporate.secretary@altisource.lu. Relevant communications received in writing are distributed to our Board of Directors or to individual Directors, as appropriate, depending on the facts and circumstances outlined in the communication received.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our Directors, officers and employees as required by Nasdaq listing standards. We have also adopted a Code of Ethics for Senior Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and the members of the Chief Financial Officer's financial leadership team. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers are available on our website at www.altisource.com. On an annual basis, the Board of Directors reviews and approves the Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers. The Code of Business Conduct and Ethics was last reviewed by the Board of Directors in March 2021 and the Code of Ethics for Senior Financial Officers was last reviewed by the Board of Directors in December 2020. Any amendments to the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers, as well as any waivers that are required to be disclosed under SEC rules or Nasdaq listing standards, must be approved by our Board of Directors or the Audit Committee and will be posted on our website at www.altisource.com or otherwise disclosed in accordance with such rules.

Risk Management and Oversight Process

Our Board of Directors and its Committees play a key role in the oversight of the Company's risk management.

Through regular reviews with management and internal and external auditors, the Board of Directors and the Audit Committee monitor Altisource's enterprise risks, including credit risk, liquidity risk, operational risk and legal and regulatory risk. In its periodic meetings with internal and external auditors, the Audit Committee discusses the scope and plan for the internal audit department and, in conjunction with management, considers whether accounting and financial controls are aligned with business risks. In its periodic meetings with the external auditors, the Audit Committee reviews the external audit scope, the external auditors' responsibilities and independence under the Standards of the Public Company Accounting Oversight Board ("PCAOB"), accounting policies and practices and other required communications.

Our Audit Committee annually performs, and reports to the Board of Directors on, an enterprise risk assessment with management to review the principal risks that could adversely affect our business, and to monitor the steps management is taking to map and mitigate these risks. This enterprise risk assessment reviews: (i) operational risks; (ii) financial risks; (iii) legal and regulatory compliance risks; (iv) reputational risks; (v) technology risks; (vi) privacy risks; (vii) data security (including cybersecurity) risks; (viii) strategic risks; and (ix) other risks that could adversely affect our business.

Our Board of Directors and Compliance Committee monitor the overall compliance function, including the compliance management system, and compliance with legal and regulatory requirements and related risks, through regular reviews with management. At least quarterly, our Compliance Committee reviews and discusses with management the Company's compliance with legal and regulatory requirements and compliance programs.

In addition, working closely with management, our Nomination/Governance Committee assists our Board of Directors in monitoring the Company's governance and succession risks, and our Compensation Committee assists our Board of Directors in monitoring the Company's compensation policies and related risks.

The role of our Board of Directors in risk oversight is consistent with the Company's leadership structure, with the Chief Executive Officer and other members of management having responsibility for assessing and managing the Company's risk exposure, and the Board of Directors and its Committees providing oversight of the management of these risks.

Corporate Responsibility, Sustainability and Human Rights

At Altisource, we believe in the value of improving the welfare of the communities in which we operate. We believe that our commitment to corporate responsibility and community involvement is not only an expression of good corporate citizenship that aligns with our core value of enriching the communities in which we live and serve, but also strengthens our relationships with our customers and other stakeholders, contributing to the long-term success of our business. We undertake these efforts, many with employee support, through several initiatives.

In 2020, we supported several worthwhile nonprofit initiatives committed to assisting communities and individuals, including Habitat for Humanity International, an organization that helps revitalize homes and communities worldwide; the Carrington Charitable Foundation, an organization that provides free air transportation to post 9/11 combat veterans and families; the Silverton Foundation, a charity which provides mortgage and rent assistance to families with children in long-term hospital care or ongoing medical life-saving treatment; and H.O.M.E., a U.S. Bank program that donates one home per quarter to a military service member. We also assisted Junior Achievement Worldwide (through Ocwen Financial Corporation), the world's largest organization dedicated to helping young people understand the economics of life and the free enterprise system; and the Veterans Financial Services Advisory Council, a group formed by prominent leaders from housing, banking, finance and mortgage-related companies to address the ongoing needs of veterans and their families in search of support related to housing and critical services.

We are committed to respect for human rights as described in our Human Rights Statement available at www.altisource.com/humanrights.

We recognize the scientific consensus that climate change is a reality and that human activities are responsible for increasing the concentration of heat-trapping gases in the atmosphere. We acknowledge that we have an impact on the environment through our operations and we are taking actions to reduce the negative impact that we have on the environment. To that end, in September 2020, our Board of Directors approved the Company's Environmental Policy available at http://www.altisource.com/environmental-policy. During 2020, we reduced the number of Company locations by 33% (a 43% reduction of total square footage) and continued our e-waste and recycling programs. In 2021, we will be evaluating our real estate portfolio, work-from-home, telecommuting and transportation programs to further reduce our impact on the environment.

Altisource's Corporate Responsibility Management Committee oversees the policies, procedures and strategies regarding corporate responsibility, sustainability and environment. The Committee typically meets quarterly and includes our Chief Legal and Compliance Officer, Chief Revenue Officer and other key operational executives. Our Board of Directors oversees the Corporate Responsibility Management Committee and receives regular updates on the effectiveness of our corporate responsibility initiatives.

Board of Directors Compensation

Compensation Arrangements for Non-Management Directors

Altisource's director compensation program is designed to attract and retain highly qualified non-management directors. Our Compensation Committee believes that compensation for non-management directors should consist of both equity and cash to compensate members for their service on the Board of Directors and its committees and to align their interests with our shareholders.

In line with our philosophy that the interests of our Directors should align with the interests of our shareholders, and to encourage active membership, non-management Directors who attend at least seventy-five percent (75%) of all meetings of the Board of Directors and Committees on which they serve are entitled to receive an award of shares of our common stock at the end of the applicable service year based on an award value periodically approved by our shareholders. We determine the number of shares to be granted by dividing the award value by the average of the high and low prices of our common stock as reported on the Nasdaq Global Select Market on the first day of the service year.

For the 2019 to 2020 service year, each of our non-management Directors who attended at least seventy-five percent (75%) of all meetings of the Board of Directors and Committees on which they served received 5,367 shares of our common stock at the end of the service year, based on an award value of $120,000 divided by the average of the high and low prices of the common stock as reported on the Nasdaq Global Select Market on May 21, 2019 (the first day of the 2019 to 2020 service year).

For the 2020 to 2021 service year, our non-management Directors who attend at least seventy-five percent (75%) of all meetings of the Board and Committees on which they serve will receive 12,786 shares of common stock at the end of the service year, based on an award value of $120,000, divided by the average of the high and low prices of the common stock as reported on the Nasdaq Global Select Market on May 20, 2020 (the first day of the 2020 to 2021 service year).

In addition, in line with our philosophy that the interests of our Directors should be aligned with those of our shareholders, new non-management Directors are granted a one-time award of 500 restricted shares of common stock, which are scheduled to vest in four (4) equal installments, with the initial portion vesting on the date of the annual meeting following the award and vesting continuing on the dates of the next three (3) annual meetings.

As approved by our shareholders at our 2016 annual meeting of shareholders, each non-management member of our Board of Directors also receives the following annual cash compensation, in quarterly installments:

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  a retainer of $54,000;

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  an additional $100,000 to the Chairman of the Board of Directors, if not a member of the Company's management(1);

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  an additional $25,000 to the Audit Committee Chairman;

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  an additional $17,500 to the Compliance Committee Chairman;

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  an additional $15,000 to the Compensation Committee Chairman;

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  an additional $12,500 to the Nomination/Governance Committee Chairman;

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  an additional $10,000 to all Audit Committee members (other than the Audit Committee Chairman);

(1)
As a management Director, our current Chairman does not receive an annual retainer or any other additional compensation for his service on the Board of Directors.

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  an additional $10,000 to all Compliance Committee members (other than the Compliance Committee chairman);

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  an additional $7,500 to all Compensation Committee members (other than the Compensation Committee Chairman); and

  •
  an additional $5,000 to all Nomination/Governance Committee members (other than the Nomination/ Governance Committee Chairman).

The Company also pays for, or reimburses our Directors for, their reasonable travel, lodging, food and other expenses related to their attendance at Board, Committee or shareholder meetings or other corporate functions. In response to the impacts from the COVID-19 pandemic, in April 2020 the cash compensation of the independent members of the Board was reduced by 50% for six months. As of October 2020, the cash compensation of the independent members of the Board was adjusted to 80% of the pre-reduction cash compensation.

Certain Directors are also required to file Luxembourg tax returns in connection with the compensation that they receive as Directors of Altisource. In connection with this requirement, as approved by our shareholders at the 2018 Annual Meeting, the Company pays for tax preparation services for any Luxembourg tax returns that must be filed by non-resident Directors as a result of their membership on the Board of Directors of Altisource.

Non-Management Director Compensation for 2020

The following table summarizes (i) cash compensation earned in 2020 by each non-management member of our Board of Directors who served as a Director during 2020, (ii) stock awards made to our non-management Directors in 2020 for their service in the 2019 to 2020 service year and (iii) any other compensation received in 2020. Mr. Shepro, as a member of the Company's management, does not receive an annual retainer or any other additional compensation for his service on the Board of Directors.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation	Total
Scott E. Burg(3)	$65,800	$47,451	-	$113,251
Joseph L. Morettini(4)	$71,050	$47,451	-	$118,501
Roland Müller-Ineichen(5)	$71,050	$46,371	-	$117,421
(1)
Cash compensation for our non-management directors is established on a "service year" basis running from one annual meeting of shareholders to the next annual meeting of shareholders, and is paid in equal installments at the end of each quarter during which the non-management director served as a member of our Board of Directors. Director compensation may be prorated for a Director serving less than a full one (1) year term, as in the case of a Director joining the Board of Directors after an annual meeting of shareholders but during the service year. This table shows the amounts earned for service in 2020, including amounts earned for service in the fourth quarter of 2020 and paid in the first quarter of 2021.

(2)
Non-management Directors who attended at least seventy-five percent (75%) of all meetings of the Board of Directors and Committees on which they served for the 2019 to 2020 service year were entitled to receive an award of Altisource common stock at the end of such service year. The number of shares of common stock was determined by dividing $120,000 by the average of the high and low prices of the common stock as reported on the Nasdaq Global Select Market on the first day of the service year. This table shows the aggregate award date fair value of such shares on the date awarded in May 2020.

(3)
On the date of his initial election to our Board of Directors, Mr. Burg received a one-time grant of 500 shares of common stock. This award vests in four (4) equal installments beginning on the date of the 2019 annual meeting of shareholders and the final two installments vesting on the dates of the 2021 and 2022 annual meetings of shareholders, subject to Mr. Burg's continued service on the Board. All cash compensation related to Mr. Burg's service as a Director is paid to STS Master Fund, Ltd.

(4)
On the date of his initial election to our Board of Directors, Mr. Morettini received a one-time grant of 500 shares of common stock. This award vests in four (4) equal installments beginning on the date of the 2018 annual meeting of shareholders and the final installment vesting on the date of the 2021 annual meeting of shareholders, subject to Mr. Morettini's continued service on the Board.

(5)
At Mr. Müller-Ineichen's election, his cash compensation was paid in euros for the first three quarters and Swiss francs for the fourth quarter using the following exchange rates that were in effect on the 15th day of the last month of the quarter for which the payment was made: for the first quarter, an exchange rate of 0.89940 euros to the U.S. dollar; for the second quarter, an exchange rate of 0.88693 euros to the U.S. dollar; for the third quarter, an exchange rate of 0.84246 euros to the U.S. dollar and for the fourth quarter, an exchange rate of 0.82281 Swiss francs to the U.S. dollar. The cash amounts reported herein are the U.S. dollar amounts prior to conversion to euros or Swiss francs.

Minimum Stock Ownership Requirements

To further align our non-management Directors' interests with those of our shareholders, our Board of Directors has adopted minimum stock ownership requirements for non-management Directors. Pursuant to these ownership requirements, each non-management Director is required to attain and maintain stock ownership at a level equal to three times his or her annual cash retainer. The minimum number of shares is determined as of the latter of (i) the date of such person's initial election as a non-management director or (ii) the date when such person first became subject to this policy, if elected prior to the policy's adoption. Each non-management Director has two years from the effective date of his or her initial election or from the date on which he or she first becomes subject to the policy, whichever is later, to comply with these requirements. The minimum stock ownership level will not change as a result of fluctuations in the market price of the Company's common stock. Incremental increases in the level of required stock ownership will be determined as of the effective date of any increase in the annual cash retainer paid to non-management Directors. Each of our Directors currently meets the applicable minimum stock ownership requirements. For information regarding the minimum stock ownership requirements applicable to our Chief Executive Officer, please see "Minimum Stock Ownership Requirement for the Chief Executive Officer" in our Compensation Discussion and Analysis. The minimum stock ownership requirements for our non-management Directors and our Chief Executive Officer are set forth in our Corporate Governance Guidelines, which are available on our website at www.altisource.com.

Executive Officers Who Are Not Directors

The following table sets forth certain information with respect to each person who served as one of our executive officers in 2020 but did not serve on our Board of Directors. Our executive officers are determined annually by our Board of Directors and generally serve at the discretion of our Board of Directors. None of our Directors or executive officers is related to any other Director or executive officer of Altisource by blood, marriage or adoption.

Name	Age(1)	Position
Gregory J. Ritts	52	Chief Legal and Compliance Officer
Marcello Mastioni(2)	45	Chief Operating Officer
Michelle D. Esterman	48	Chief Financial Officer
Kevin J. Wilcox(3)	57	Chief Administration and Risk Officer
(1)
As of March 26, 2021

(2)
Mr. Mastioni is currently under a three-month notice that his employment with the Company will end as of May 31, 2021

(3)
Employment of Mr. Wilcox with the Company ended in April 2020

The principal occupation for the last five (5) years, as well as certain other biographical information, for each of our current executive officers that is not a Director is set forth below.

Gregory J. Ritts.    Mr. Ritts has served as Chief Legal and Compliance Officer of Altisource since February 2018 and has served as General Counsel since joining Altisource in October 2014. Before joining Altisource, he served as Senior Vice President, Deputy General Counsel of Publicis Groupe, an advertising and communications group, beginning in June 2010. Mr. Ritts also served as Global Vice President of Business Affairs and Corporate Development at Razorfish LLC, and held various senior legal positions with aQuantive, Inc. and Microsoft Corporation. Mr. Ritts began his career with the law firms of Nixon Peabody and Perkins Coie as an associate attorney. He holds a Bachelor of Arts from Miami University and a Juris Doctor from the University of Michigan Law School.

Marcello Mastioni.    Mr. Mastioni has served as Chief Operating Officer of Altisource since March 2019. He previously served as President, Consumer Real Estate Marketplace since joining Altisource in August 2017. Prior to joining the Company, Mr. Mastioni served as Vice President and Managing Director of Europe, Middle East and Africa at HomeAway from March 2013 to July 2017. He was also Director of Strategy and Business Development at Expedia from June 2010 to March 2013. Mr. Mastioni served as Head of Retail and Consumer Goods Industries at the World Economic Forum and led operations for General Electric ("GE") in Europe, including those of GE's Digital Energy UPS business. He holds a Master of Science in Industrial Engineering and Business Administration from the Polytechnic University of Milan and a Master of Advanced Studies in Global Leadership from Columbia, INSEAD and London Business School.

Michelle D. Esterman.    Ms. Esterman has served as Chief Financial Officer of Altisource since August 2018. She also served as Chief Financial Officer of Altisource from March 2012 to October 2017 and as Executive Vice President, Finance of Altisource from October 2017 to August 2018. Before joining Altisource in March 2012, she served as Senior Manager, Audit & Enterprise Risk Services for Deloitte since 2003, including a two-year rotation with Deloitte Touche Tohmatsu Deloitte & Touche LLP from 1996 to 2003. Ms. Esterman began her career with Georgia Pacific Corporation in 1994 and is a Certified Public Accountant (Florida). She holds a Bachelor of Business Administration with a concentration in Accounting and a Master of Accountancy with a concentration in Tax from the University of North Florida.

Kevin J. Wilcox.    Mr. Wilcox served as Chief Administration and Risk Officer of Altisource until his departure in April 15, 2020. Mr. Wilcox had served as Chief Administration Officer since August 2009 and as General Counsel from August 2009 through October 2014. Before joining Altisource, he served as Executive Vice President, Chief Administration Officer and Corporate Secretary for Ocwen from May 2008. Mr. Wilcox also served as Senior Vice President of Human Resources and Corporate Services for Ocwen. He joined Ocwen in March 1998 as Senior Manager, Litigation in the Law Department, where he was responsible for the management and resolution of all corporate litigation. He holds a Bachelor of Science in Business Administration from the University of Florida and a Juris Doctor from the Florida State University College of Law.

Security Ownership of Certain Beneficial Owners and Management

Beneficial Ownership of Common Stock

The following table sets forth certain information regarding the beneficial ownership of our common stock by:

  •
  all persons known by Altisource to beneficially own five percent (5%) or more of the outstanding common stock;
  •
  each Director and Named Executive Officer (as defined in "Compensation Discussion and Analysis") of Altisource; and
  •
  all Directors and current executive officers of Altisource as a group.

The table is based upon information supplied to us by Directors, executive officers and principal shareholders and filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and is based on an aggregate of 15,782,286 shares issued and outstanding as of March 26, 2021. Unless otherwise indicated in the footnotes below, the information is provided as of the record date, March 26, 2021.

Unless otherwise noted, the address for contacting the Directors and Named Executive Officers listed below is: Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg.

Shares Beneficially Owned(1)

Name of Beneficial Owner:	Amount	Percent
William C. Erbey(2)	6,000,709	38.02%
Deer Park Road Management Company, LP(3)	3,745,890	23.74%
Directors and Named Executive Officers:
Scott E. Burg(3)	3,746,015	23.74%
William B. Shepro(4)	712,578	4.52%
Kevin J. Wilcox(5)	390,558	2.47%
Michelle D. Esterman(6)	121,421	*
Marcello Mastioni(7)	88,837	*
Gregory J. Ritts(8)	57,199	*
Roland Müller-Ineichen	39,001	*
Joseph L. Morettini	15,768	*
All Directors and Executive Officers as a Group (8 persons)	5,171,377	32.77%
*
Less than one percent (1%)

(1)
For purposes of this table, an individual is considered the beneficial owner of shares of common stock if he or she directly or indirectly has, or shares, voting power or investment power, as defined in the rules promulgated under the Exchange Act, or has the right to acquire such beneficial ownership within 60 days after March 26, 2021. Therefore, the table includes options to purchase shares of our common stock that are currently exercisable or will become exercisable within such 60-day period and restricted shares and restricted share units ("RSUs") that vest within 60 days. It does not include restricted shares that do not vest within such 60-day period and under which the holder has no voting rights until vested. With respect to shares, unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares. In accordance with Company policy, no shares have been pledged as security for indebtedness by the Named Executive Officers or Directors.

(2)
Based on information contained in a Schedule 13D/A filed with the SEC on January 9, 2020, Mr. Erbey's holdings consist of 5,452,489 shares held by Salt Pond Holdings, LLC ("Salt Pond"), a United States Virgin Islands limited liability company, of which the members are the Christiansted Trust (as defined below), the Frederiksted Trust (as defined below) and Erbey Holding Corporation (as defined below); the Christiansted Trust, a United States Virgin Islands trust, of which Mr. Erbey, John Erbey (Mr. Erbey's brother), Mrs. Erbey and Salt Pond are co-trustees (the "Christiansted Trust"); the Frederiksted Trust, a United States Virgin Islands trust, of which Mr. Erbey, John Erbey and Salt Pond are co-trustees (the "Frederiksted Trust"); and Erbey Holding Corporation, Inc. ("Erbey Holding Corporation"), a Delaware corporation, wholly-owned by Carisma Trust, a Nevada trust, the trustee of which is Venia, LLC, a Nevada limited liability company; and 548,220 shares of common stock held by Mrs. Erbey. Mr. and Mrs. Erbey's business address is P.O. Box 25437, Christiansted, United States Virgin Islands 00824.

(3)
Based on information contained in a Schedule 13D/A filed with the SEC on August 14, 2020 by Deer Park Road Management Company, LP ("Deer Park"), a limited partnership, on behalf of itself and Deer Park Road Management GP, LLC, Deer Park Road Corporation, Michael David Craig-Scheckman, AgateCreek LLC and Scott Edward Burg (collectively, the "Deer Park Reporting Persons"), Deer Park's holdings consist of 3,737,631 shares held for the account of STS Master Fund, Ltd., of which the Deer Park Reporting Persons share voting and dispositive power. Deer Park serves as investment adviser to STS Master Fund, Ltd., an exempted company organized under the laws of the Cayman Islands. On March 1, 2021, Mr. Burg transferred his ownership of 8,259 shares received from the Company in connection with his service as a non-management director of Altisource to STS Master Fund, Ltd. Mr. Burg currently owns 125 restricted shares that are scheduled to vest on or within 60 days after March 26, 2021. The total share amount of 3,746,015 listed for Mr. Burg in the table includes the 3,745,890 shares beneficially owned by Deer Park Road Management Company, LP. The business address of the Deer Park Reporting Persons is 1195 Bangtail Way, Steamboat Springs, Colorado 80487.

(4)
Consists of options to purchase 202,400 shares exercisable on or within 60 days after March 26, 2021 and 510,718 shares held by the William B. Shepro Revocable Trust (as to which Mr. and Mrs. Shepro share voting and dispositive power), of which 35,000 were purchased in the open market on April 29, 2015; 7,200 were purchased in the open market on March 22, 2016; 2,300 were purchased in the open market on March 29, 2016; 1,700 were purchased in the open market on May 2, 2016; 21,066 were purchased in a stock option exercise on August 19, 2016; 6,130 were purchased in the open market on November 4, 2016; 5,250 were purchased in the open market on February 21, 2017; 4,608 were purchased in the open market on February 24, 2017; 9,966 were acquired pursuant to the vesting of a restricted share award on April 15, 2017; 56,250 were purchased in a stock option exercise on September 1, 2017; 168,751 were purchased in a stock option exercise on February 9, 2018; 4,309 were acquired pursuant to the vesting of a restricted share award on April 7, 2018; 18,866 were acquired pursuant to the vesting of a restricted share award on April 15, 2018; 13,205 were acquired pursuant to the vesting of a restricted share unit award on February 12, 2019; 2,277 were acquired pursuant to the vesting of a restricted share award on April 7, 2019; 9,966 were acquired pursuant to the vesting of a restricted share award on April 15, 2019; 3,150 were purchased in the open market on October 30, 2019; 1,400 were purchased in the open market on November 14, 2019; 13,205 were acquired pursuant to the vesting of a restricted share unit award on February 12, 2020; 10,153 were acquired pursuant to the vesting of a restricted share unit award on February 25, 2020; 4,322 were acquired pursuant to the vesting of a restricted share unit award on March 21, 2020; 4,309 were acquired pursuant to the vesting of a restricted share unit award on April 7, 2020; 11,600 were purchased in the open market on August 12, 2020; 13,205 were acquired pursuant to the vesting of a restricted share unit award on February 12, 2021; and 10,152 were acquired pursuant to the vesting of a restricted share unit award on February 25, 2021; 4,629 were acquired pursuant to the vesting of a restricted share unit award on February 26, 2021; 5,789 were acquired pursuant to the vesting of a performance-based restricted share unit award on February 27, 2021; and 4,322 were acquired pursuant to the vesting of a performance-based restricted share unit award on March 21, 2021.

(5)
Consists of options to purchase 119,000 shares exercisable on or within 60 days after March 26, 2021 and 271,558 shares, of which 18,000 were purchased in the open market on April 29, 2015; 8,130 were purchased in a stock option exercise on March 30, 2016; 1,700 were purchased in the open market on May 2, 2016; 22,999 were purchased in a stock option exercise on August 19, 2016; 3,610 were acquired pursuant to the vesting of a restricted share award on April 15, 2017; 39,167 were purchased in a stock option exercise on September 1, 2017; 117,501 were purchased in a stock option exercise on February 9, 2018; 1,005 were acquired pursuant to the vesting of a restricted share award on April 7, 2018; 6,834 were acquired pursuant to the vesting of a restricted share award on April 15, 2018; 6,603 were acquired pursuant to the vesting of a restricted share unit award on February 12, 2019; 532 were acquired pursuant to the vesting of a restricted share award on April 7, 2019; 3,610 were acquired pursuant to the vesting of a restricted share award on April 15, 2019; 6,603 were acquired pursuant to the vesting of a restricted share unit award on February 12, 2020; 4,023 were acquired pursuant to the vesting of a restricted share unit award on February 25, 2020; 2,110 were acquired pursuant to the vesting of a restricted share unit award on March 21, 2020; 1,005 were acquired pursuant to the vesting of a restricted share unit award on April 7, 2020; and 21,446 were acquired pursuant to the vesting of a restricted share unit award on May 15, 2020.

(6)
Consists of options to purchase 89,013 shares exercisable on or within 60 days after March 26, 2021, 32,408 shares held jointly by Ms. Esterman and her spouse, Gregory F. Esterman, of which 2,553 were acquired pursuant to the vesting of a restricted share award on April 15, 2017; 603 were acquired pursuant to the vesting of a restricted share award on April 7, 2018; 3,206 were acquired pursuant to the vesting of a restricted share award on April 15, 2018; 801 were acquired pursuant to the vesting of a restricted share unit award on February 12, 2019; 416 were acquired pursuant to the vesting of a restricted share award on April 7, 2019; 3,250 were acquired pursuant to the vesting of a restricted share award on April 15, 2019; 780 were purchased in the open market on October 30, 2019; 3,230 were acquired pursuant to the vesting of a restricted share unit award on January 29, 2020; 878 were acquired pursuant to the vesting of a restricted share unit award on February 12, 2020; 2,975 were acquired pursuant to the vesting of a restricted share unit award on February 25, 2020; 1,303 were acquired pursuant to the vesting of a restricted share unit award on March 21, 2020; 418 were acquired pursuant to the vesting of a restricted share unit award on April 7, 2020; 1,587 were acquired pursuant to the vesting of a restricted share unit award on January 24, 2021; 3,230 were acquired pursuant to the vesting of a restricted share unit award on January 29, 2021; 801 were acquired pursuant to the vesting of a restricted share unit award on February 12, 2021; 2,750 were acquired pursuant to the vesting of a restricted share unit award on February 25, 2021; 2,422 were acquired pursuant to the vesting of a restricted share unit award on February 26, 2021; and 1,205 were acquired pursuant to the vesting of a performance-based restricted share unit award on March 21, 2021.

(7)
Consists of options to purchase 36,698 shares exercisable on or within 60 days after March 26, 2021, and 52,139 shares, of which 6,808 were acquired pursuant to the vesting of a restricted share award on August 1, 2018; 1,078 were acquired pursuant to the vesting of a restricted share unit award on February 12, 2019; 7,463 were acquired pursuant to the vesting of a restricted share award on August 1, 2019; 4,025 were acquired pursuant to the vesting of a restricted share unit award on November 12, 2019; 1,213 were acquired pursuant to the vesting of a restricted share unit award on February 12, 2020; 3,345 were acquired pursuant to the vesting of a restricted share unit award on February 25, 2020; 2,180 were acquired pursuant to the vesting of a restricted share unit award on March 21, 2020; 7,792 were acquired pursuant to the vesting of a restricted share unit award on August 3, 2020; 4,371 were acquired pursuant to the vesting of a restricted share unit award on November 12, 2020; 3,131 were acquired pursuant to the vesting of a restricted share unit award on January 24, 2021; 1,327 were acquired pursuant to the vesting of a restricted share unit award on February 12, 2021; 3,558 were acquired pursuant to the vesting of a restricted share unit award on February 25, 2021; 3,511 were acquired pursuant to the vesting of a restricted share unit award on

  February 26, 2021; and 2,337 were acquired pursuant to the vesting of a performance-based restricted share unit award on March 21, 2021.

(8)
Consists of options to purchase 31,432 shares exercisable on or within 60 days after March 26, 2021; 25,767 shares, of which 500 were purchased in the open market on March 21, 2016; 987 were acquired pursuant to the vesting of a restricted share award on April 15, 2017; 266 were acquired pursuant to the vesting of a restricted share award on April 7, 2018; 987 were acquired pursuant to the vesting of a restricted share award on April 15, 2018; 882 were acquired pursuant to the vesting of a restricted share award on July 27, 2018; 1,981 were acquired pursuant to the vesting of a restricted share award on November 13, 2018; 573 were acquired pursuant to the vesting of a restricted share unit award on February 12, 2019; 266 were acquired pursuant to the vesting of a restricted share award on April 7, 2019; 986 were acquired pursuant to the vesting of a restricted share award on April 15, 2019; 878 were acquired pursuant to the vesting of a restricted share award on July 27, 2019; 300 were purchased in the open market on October 29, 2019; 1,981 were acquired pursuant to the vesting of a restricted share award on November 13, 2019; 562 were acquired pursuant to the vesting of a restricted share unit award on February 12, 2020; 1,467 were acquired pursuant to the vesting of a restricted share unit award on February 25, 2020; 844 were acquired pursuant to the vesting of a restricted share unit award on March 21, 2020; 503 were acquired pursuant to the vesting of a restricted share unit award on April 7, 2020; 882 were acquired pursuant to the vesting of a restricted share unit award on July 27, 2020; 1,982 were acquired pursuant to the vesting of a restricted share unit award on November 13, 2020; 1,982 were acquired pursuant to the vesting of a restricted share unit award on January 24, 2021; 571 were acquired pursuant to the vesting of a restricted share unit award on February 12, 2021; 1,477 were acquired pursuant to the vesting of a restricted share unit award on February 25, 2021; 1,166 were acquired pursuant to the vesting of a restricted share unit award on February 26, 2021; and 855 were acquired pursuant to the vesting of a performance-based restricted share unit award on March 21, 2021.

Equity Compensation Plan Information

The following table sets forth information as of the end of the most recently completed fiscal year with respect to compensation plans under which our equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	899,914	$32.47	963,106

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers, Directors and persons who own more than ten percent (10%) of our common stock to file reports of ownership and changes in ownership with the SEC. Executive officers, Directors and greater than ten percent (10%) shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based upon the Company's review of Section 16(a) reports, the Company believes that all Section 16(a) filing requirements applicable to such reporting persons were complied with in 2020, except that the following Section 16 reports were filed late, each as a result of an administrative oversight: Michelle D. Esterman filed two late reports, which covered two transactions; Marcello Mastioni filed two late reports, which covered two transactions; Gregory J. Ritts filed one late report, which covered one transaction; William B. Shepro filed one late report, which covered one transaction and Scott E. Burg filed one late report, which covered one transaction.

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis provides information regarding each of the following:

  •
  our executive compensation philosophy and the overall objectives of our executive compensation program;

  •
  our compensation governance practices;

  •
  our executive compensation review process;

  •
  the elements of our executive compensation program; and

  •
  the decisions made in 2020 and the first quarter of 2021 with respect to the compensation of each of our named executive officers identified below (the "Named Executive Officers").

Our Named Executive Officers for 2020 were:

Name	Position
William B. Shepro	Chief Executive Officer
Michelle D. Esterman	Chief Financial Officer
Marcello Mastioni	Chief Operating Officer
Gregory J. Ritts	Chief Legal and Compliance Officer
Kevin J. Wilcox(1)	Chief Administration and Risk Officer

(1)
Employment of Mr. Wilcox with the Company ended on April 15, 2020

Executive Compensation Philosophy and Objectives

We believe an effective executive compensation program aligns executives' interests with shareholders by rewarding performance that achieves or exceeds specific financial targets and strategic goals designed to improve shareholder and stakeholder value.

Our compensation program is highly leveraged towards creating a pay-for-performance culture that promotes consistent, high-level financial performance and individual service longevity. We believe our compensation program rewards executives for Company and individual performance, encouraging focus on our annual and long-term business goals and aligning executives' interest with those of our shareholders.

The Compensation Committee evaluates our executive compensation programs to ensure that we maintain our ability to attract and retain high quality talent in key positions and that compensation provided to Named Executive Officers remains competitive relative to the compensation paid to similarly situated executives of our peer companies.

The three elements of our executive compensation plan are base salary, annual performance-based incentive, and long-term equity awards. As illustrated in the following pay mix graphs, 28% of our Chief Executive Officer's total compensation for 2020 and 45% of our other Named Executive Officers' total compensation for 2020 was base salary (fixed compensation) and the remainder of their compensation elements are either linked to annual performance incentives covering 2020 performance or are in the form of long-term equity awards granted in 2020. At target level of achievement, 25% of the total compensation of our Chief Executive Officer and 41% of the total compensation of other Named Executive Officers is base salary (fixed compensation) and the remainder of the compensation items are linked to annual performance or are in the form of long-term equity awards. These percentages exclude All Other Compensation as set forth in the Summary Compensation table below.

Compensation Mix

Another key element of our executive compensation philosophy is the emphasis on equity compensation. We believe such a practice helps drive ownership and aligns executive interests to the long-term success of the Company. As illustrated in the graphs below, most of our Chief Executive Officer's (72%), and a substantial portion of our other Named Executive Officers' (55%) total compensation in 2020 was in the form of equity grants as compared to cash compensation. At target level of performance, 53% of our Chief Executive Officer's and 41% of our other Named Executive Officers' total compensation would be in the form of equity compensation. These percentages exclude All Other Compensation as set forth in the Summary Compensation table below.

Cash vs. Equity Compensation

In 2020, we faced significant challenges and lower revenues primarily owing to declines in our default business as a result of the COVID-19 pandemic and one of the MSR investors of our largest customer instructing that customer to redirect certain referrals from us to that investor's captive service provider. To address these reductions, we undertook cost reduction measures including changes to executive compensation as follows:

  •
  Reducing compensation—The compensation of each of our Named Executive Officers (except our Chief Executive Officer) was voluntarily reduced by an amount equal to 25% of their base salary, and the base salary for our Chief Executive Officer was reduced by 40%, effective in April 2020 and continuing for a period of six months. There was no change in compensation for our Chief Administration and Risk Officer since his employment with the Company ceased in April 2020.

  •
  Reducing maximum level of achievement for annual incentive compensation and revising incentive compensation metrics—The Compensation Committee elected to exercise its discretion to revise the 2020 annual incentive compensation program by establishing the maximum incentive compensation pool at 80% of target, as opposed to 175% of target previously approved in the plan and revising the applicable metrics to align with the Company's cost reduction priorities. Subsequently, the Compensation Committee further elected to exercise its discretion to establish the maximum incentive pool at 27.3% of target and to cause all 2020 annual incentive awards to be paid in RSUs. Based upon actual performance against the cost reduction objectives, the achievement level for 2020 annual incentives was 91.7% of the 27.3% target pool which equated to a payout of 25.0% of target for the Named Executive Officers (other than the Chief Administration and Risk Officer, who was not eligible for 2020 incentives, and the Chief Executive Officer). The Compensation Committee paid the Chief Executive Officer at 20% of the annual incentive target.

  •
  Reducing maximum level of achievement for long term incentive awards—The Compensation Committee elected to exercise its discretion to revise the maximum level of achievement for 2020 performance in the 2019 and 2020 Long Term Incentive Plans ("LTIP") Type II awards at 80% of target, as opposed to the 150% previously approved in the plan, with the actual level of achievement to be determined by the Compensation Committee based on the level of achievement on the 2020 cost reduction objectives. Based upon actual performance against the cost reduction objectives, the Company's 2020 achievement level under the LTIP Type II award was 91.7% of the 80% maximum potential achievement, or 73.4% for the Named Executive Officers (other than the Chief Administration and Risk Officer, who was not eligible for 2020 incentives). The Type II RSU awards are not yet due to vest and the actual amount of Type II RSUs that vest will depend upon the performance against the established criteria.

The details related to base salary, annual incentives and LTIPs are provided in subsequent sections.

In determining executive compensation for the fiscal year, our Compensation Committee considered, among other factors, the shareholder support that the "Say-on-Pay" proposal received at our annual meeting of shareholders in 2020 (with approximately seventy-two (72%) of voted shares supporting the Company's Named Executive Officer compensation structure) and continued to apply principles and a philosophy focused on pay-for-performance and the use of a compensation program designed to motivate the creation of long-term value.

We continued to evolve our executive compensation program in various areas over the past several years based on feedback that we received from our shareholders and other stakeholders.

What We Heard	How We Responded
The Company should work toward creating ownership across levels and align employee interest to long term value creation.	Beginning in 2018, the Company amended its annual incentive payout methodology to pay a significant portion of the executives earned annual incentive based upon their scorecard performance, in time based RSU as opposed to all in cash. For the 2020 performance year, 100% of the earned annual incentives for our Named Executive Officers was paid in time based RSUs.

What We Heard	How We Responded
The Company's LTIP Type I performance-based RSUs awards are based on the same goals as the annual incentive plan. In addition, each tranche vests if the executive's scorecard is a mere 50%. This structure, with similar metrics and performance period, provides two awards for one achievement. At least half of award is based on annual goals that are not rigorous.	Our LTIP Type I performance-based RSU awards, which represent fifty (50%) percent of the target LTIP award, are primarily intended to serve as a retention tool through the grant of time-based RSUs. The Company, however, may withhold the LTIP Type I grant if the executive does not meet minimum performance standards in the given year. This contrasts with the annual incentive plan which is based upon the executive's performance against their scorecard with a percentage of the annual incentive earned typically paid in cash and a percentage paid in time-based RSUs (for 2020 calendar year's annual incentive, 100% of the annual incentive was paid in time-based RSUs).
The only multi-year LTIP performance measure is the Total Shareholder Return ("TSR") modifier applied to Type II awards.
The metrics for the LTIP Type II performance-based RSU awards, which represent fifty (50%) percent of the target LTIP award, are tied to (1) the Company's performance over a three-year period on key financial metrics, with the achievement level modified by (2) the TSR compared to the benchmark Russell 3000 stock market index during this period. In addition to the multi-year LTIP Type II performance measures, the LTIP Type I time-based RSUs and the payment of a significant portion of the earned annual incentive in time-based RSUs also serve to align executives' interests with shareholders over a multi-year period of time.
The adjusted Earnings Per Share ("EPS") and relative TSR goals for the LTIP Type II performance-based RSUs awards are undisclosed.
The vesting of LTIP Type II performance-based RSU awards is typically linked to the average level of attainment of the adjusted EPS budget for each of the three years in the three-year period (provided, however, that for calendar year 2020 under the 2019 and 2020 LTIP plans, the adjusted EPS performance metric was replaced with an achieving a cost savings metric) with the achievement level modified by the TSR compared to the benchmark Russell 3000 stock market index during this period. The detailed methodology is explained in the Equity Award section of this proxy. Employees can typically earn between 0% to 225% of their target award depending on actual performance against both (1) the applicable financial metrics and (2) the TSR compared to the benchmark Russell 3000 stock market index over the three-year period.

What We Heard	How We Responded
The Company should ensure sufficient rigor while setting the performance goals for long term awards.	The Company leverages stretch Adjusted EPS targets (and for calendar year 2020, cost savings metrics) and TSR to determine the number of LTIP Type II performance-based RSU awards that vest. To further align executives' interests with shareholders and to support executive retention, in 2020, the Company granted additional RSU awards to the current Named Executive Officers with 80% of the award vesting only if the Company's share price achieves certain ambitious levels over a period of time. In order for 10%, 30% and 40% of the award to vest, the Company's share price must increase by 55%, 93% and 171%, respectively, compared to the value at the time of grant.
Pay for performance alignment should be rigorous.
We establish rigorous pay for performance criteria by linking our annual incentives to the achievement of stretch annual financial goals and 50% of our LTIP to multi-year financial performance and TSR. For 2020, the Named Executive Officers were paid between 20% to 25% of their target annual incentive, based on the Board approved bonus pool funding level and the Company's performance on the applicable scorecard metrics which consisted of an aggressive cost reduction metric. The LTIP payouts target was also adjusted based upon the Board approved funding level and the Company's performance on the applicable scorecard metrics.

Compensation Governance Practices

Our compensation program maintains and continues to build upon the Company's executive compensation governance framework. In evaluating the design of this compensation program, our Compensation Committee considers whether such program discourages behavior that may result in unnecessary or excessive risk.

What We Do	What We Do Not Do
Executive compensation based on pay-for-performance philosophy: We link a significant portion of our executive compensation to the achievement of pre-defined performance goals, through our performance-based annual incentive plan and LTIP. Our annual incentive plan is based upon performance against certain pre-established metrics. Such metrics typically include financial goals and key strategic initiatives, as well as satisfaction of certain individual performance metrics. Part of the annual incentive is paid in RSUs, with the Compensation Committee having the discretion to increase payment in RSUs up to 100% of the award value. By vesting the RSU component over a one to two-year period, employees are incentivized to perform over an extended period of time and balance the achievement of annual objectives with longer term corporate performance.	No hedging or pledging of our securities: Our Corporate Governance Guidelines prohibit our executive officers from pledging or otherwise encumbering shares of the Company's common stock as collateral for indebtedness and from entering into any transaction that is designed to hedge or offset any decrease in the market value of the Company's common stock. We also maintain a Management Directive (Management Directive No. 5: Prevention of Insider Trading and Other Prohibitions) detailing our trading window period policy and our insider trading policy, which contains similar prohibitions.
Incorporate long term performance-based criterion while determining compensation: 50% of our LTIP rewards Named Executive Officers based upon achievement of defined financial metrics and TSR (Company performance compared to the Russell 3000 stock market index) over a three-year period. The awards cliff vest three years after the grant date based upon performance against these metrics.	No option repricing or repurchase of underwater options without shareholder approval: We do not reprice any of our underwater options or approve repricing of any award that is underwater.

Use appropriate peer groups when establishing compensation: We established a peer group which helps benchmark our compensation practices. We review the peer group from time to time to ensure its relevance—the last revision of our peer group happened in the fourth calendar quarter of 2019. Peer group data is an important consideration used to set the overall compensation levels and pay mix for our Named Executive Officers.
No option backdating or discounting: We do not backdate or discount any option granted to the Named Executive Officers (or any employee). The exercise price of all options is the closing price of Altisource common stock as on the date of the grant (the date when these awards are approved).

What We Do	What We Do Not Do
Higher weightage of equity compensation versus cash compensation at senior levels: Equity compensation is one of the most significant components of our pay mix. This encourages our executives to create long-term stakeholder value and aligns their interest to the long-term success of the Company.	No excessive perquisites: We provide certain of our Named Executive Officers based in Luxembourg with limited perquisites based upon important business considerations. We consider the perquisites offered to our Named Executive Officers in Luxembourg important to attract qualified executives to relocate to Luxembourg.

Maintain an independent Compensation Committee: Our Compensation Committee is composed of independent Directors, who review and approve compensation related decisions for our Named Executive Officers. The Compensation Committee may from time to time consult with an independent compensation consultant as it deems appropriate.	Golden parachute excise tax protection: We do not provide golden parachute excise tax gross-up protection for our executives.

Maintain a claw-back policy: Our claw back policy provides that the Company may seek to recoup incentive compensation paid to current or former executive officers in the event of their willful commission of a material error, fraud or misconduct resulting in: (i) one or more financial restatements; (ii) material reputational harm to, or adverse publicity of, the Company; or (iii) the Company terminating the executive officer for cause. This policy also provides that the Company may extend its provisions and apply them to other senior employees who are not executive officers.	Guarantee salary increases

Maintain stock ownership and retention guidelines for Chief Executive Officer: The Board of Directors instituted a requirement for our Chief Executive Officer that he beneficially own Altisource stock equal to at least three times the Chief Executive Officer's annual base salary.	Offer a supplemental executive retirement program

Restrictive Covenants: With respect to equity grants made after January 1, 2013, we generally have the right to cancel outstanding equity awards and recover realized gains if an executive breaches certain restrictive covenants within two years following departure from the Company.

Our Executive Compensation Review Process

Role of Our Compensation Committee

The Compensation Committee is responsible for overseeing our executive compensation program, including base salaries, non-equity and equity incentive compensation, equity awards, including those under our LTIP, and executive benefits. The Compensation Committee determines the compensation of our Chief Executive Officer and approves the compensation of our Named Executive Officers.

The Compensation Committee reviews the compensation of our Chief Executive Officer and our Named Executive Officers periodically to determine whether compensation changes are appropriate, and may make changes to target total compensation opportunities from time to time. To make decisions that are informed by market practices, the Compensation Committee, typically in consultation with its independent compensation consultant, periodically conducts benchmarking analysis among peer companies that are comparable in size, industry and other attributes and that may compete with Altisource for qualified talent. In evaluating executive compensation, the Compensation Committee also considers such factors as the executive's performance against pre-set targets for the year, the Company's overall performance against its pre-set targets in the environment in which the Company is operating, the performance of the Company's stock price compared to similar companies, the executive's experience and expertise, the executive's scope of responsibility and other factors such as retention.

Role of Executive Officers in Compensation Decisions

Certain executives are involved in the design and implementation of our executive compensation program. Historically, our Chief Executive Officer and Chief Administration and Risk Officer generally attended Compensation Committee meetings, except that they were not present during any voting or deliberations related to their own compensation. These executives actively participated in performance determinations and compensation discussions for other executive officers, including making recommendations to the Compensation Committee as to the amount and form of compensation. Since the departure of our Chief Administration and Risk Officer in April 2020, our Chief Executive Officer has continued to attend Compensation Committee meetings in the same manner. The Compensation Committee exercises its discretion in accepting, rejecting or modifying any such executive compensation recommendations. The Compensation Committee will generally delegate executive compensation matters (other than for Named Executive Officers) to the Chief Executive Officer for execution and, in limited circumstances, further development following approval by the Committee.

In addition, the Compensation Committee has delegated authority to the Chief Executive Officer to approve equity awards of up to 5,000 stock options or 5,000 restricted shares (or similar equity instrument) per employee (other than Named Executive Officers), with an exercise price of up to $50 per share and in an aggregate amount of up to 75,000 stock options or restricted shares (or similar equity instrument) per calendar year. Awards approved by the Chief Executive Officer pursuant to this delegation are reported to the Compensation Committee on a regular basis.

Role of Compensation Consultant

The Compensation Committee periodically engages an independent compensation consultant to provide compensation consulting services. With the consent of the Compensation Committee or Compensation Committee Chairman, the independent compensation consultant coordinates with the Company's human resources function to gather information necessary to provide these services and reviews, validates and provides input on information, programs and recommendations.

Among other services, from time to time the Compensation Committee engages a compensation consultant to review the peer group used to benchmark executive and director pay to ensure the comparisons remain meaningful and relevant. In 2019, the Compensation Committee engaged Exequity, our independent compensation consultant, to conduct a review of the Company's peer group for purposes of compensation analysis and comparison. The Compensation Committee did not engage an independent compensation consultant in 2020. Based on Exequity's review and recommendation, we made certain changes to our peer group.

Our peer group currently consists of the following sixteen (16) companies:

  •
  Black Knight Financial Services, Inc.
  •
  Ellie Mae, Inc.
  •
  Everi Holdings, Inc.
  •
  ExlService Holdings, Inc.
  •
  FedNat Holding Company
  •
  GreenSky, Inc.
  •
  Impac Mortgage Holdings, Inc.
  •
  Mr. Cooper Group, Inc.
  •
  NMI Holdings, Inc.
  •
  PennyMac Financial Services, Inc.
  •
  Radian Group Inc.
  •
  RealPage, Inc.
  •
  Redfin Corporation
  •
  Regional Management Corp.
  •
  Virtusa Corp.
  •
  Zillow Group, Inc.

Elements of Executive Compensation

The current annual compensation package for our Named Executive Officers primarily consists of three elements:

Compensation Element	Characteristics	Objective
Base Salary	Competitive fixed compensation	Provide fixed compensation that is commensurate with the executive's scope of responsibility, experience and performance.
Annual Incentive Pay	Performance based compensation, typically paid in a combination of cash and time-based RSUs (for calendar year 2020, paid solely in RSUs), linked to achievement of annual performance goals.

–

Align the executive's compensation with the Company's strategic business and financial goals

–

Incentive creation of shareholder value and retention of high performing executives through a portion of the earned incentive paid in time-based RSUs

Compensation Element	Characteristics	Objective
Long Term Incentive Plan	Multi-year performance and time-based compensation paid in RSUs. The performance based RSUs are tied to the Company's-performance against established performance goals as modified by the Company's share price performance compared to the Russell 3000 stock market index, over a three-year period.

–

Incentivize the achievement of strategic business objectives designed to increase long-term shareholder and stakeholder value

–

Provide a direct correlation between executive wealth creation opportunity and stock price performance

–

Support the retention of high-performing executives

We believe that this compensation mix supports our objective of putting a large portion of compensation "at risk" based on Company performance. These elements of compensation are also designed to be consistent with competitive market practices and to attract and retain highly talented executives.

Beginning with the 2018 service year, we restructured our annual incentive compensation to replace a significant portion of our cash-based incentive compensation with compensation paid in time-based RSUs and have continued this practice since then. We emphasize performance-based pay and long-term equity compensation because of: (i) the direct link that equity compensation provides between shareholder interests and the interests of our executives, and (ii) the employee retention characteristics that equity compensation provides by ensuring a regular cascade of retention values that vests incrementally over time.

Detailed Review of Compensation Components

Base Salary

Base salaries for our Named Executive Officers are established based on individual qualifications and job responsibilities while using a market-based approach that considers compensation levels for similar positions at companies in our peer group. The Compensation Committee sets the base salary for our Chief Executive Officer and approves the base salaries for all other Named Executive Officers.

Base salaries are reviewed periodically, and adjustments may be made based on market information, internal review of the Named Executive Officer's compensation in relation to other executives, individual performance and corporate performance. Salary levels are also considered upon a relocation, a promotion or other change in job responsibility.

In addition, under article L.223-1 of the Luxembourg Labor Code, compensation owed pursuant to an employment agreement for Luxembourg-based employees is required to be adapted based upon the cost-of-living index in the Grand Duchy of Luxembourg. Effective January 1, 2020, there was a required two and a half percent (2.5%) increase in compensation pursuant to this law. On this date, the base salaries for our Named Executive Officers (other than Ms. Esterman, who does not reside in Luxembourg and is not subject to a Luxembourg employment agreement) and the incentive compensation target for the Chief Executive Officer was adjusted accordingly.

Effective April 1, 2020 and continuing until October 5, 2020, as part of the Company's efforts to reduce costs in response to the COVID-19 pandemic and other major events outside of the Company's control, Mr. Shepro agreed to temporarily reduce his base salary by 40% while each of Ms. Esterman, Mr. Mastioni and Mr. Ritts agreed to temporarily reduce their compensation in an amount equal to 25% of their respective base salaries. While the reductions for Mr. Shepro, Mr. Mastioni and Ms. Esterman were affected through reductions in base salary, for Mr. Ritts, an amount equivalent to 25% of his base salary for this period was adjusted from his annual incentive compensation. There was no change in compensation for our Chief Administration and Risk Officer, however, since his employment with the Company ceased in April 2020.

Base salaries for our Named Executive Officers are set in U.S. dollars and paid in euros (other than for Ms. Esterman, who resides in the U.S. and Mr. Mastioni, whose salary is set and paid in euros). Please see the Summary Compensation Table under "Executive Compensation" for additional information regarding the base salaries of our Named Executive Officers.

Annual Incentive Compensation

Pursuant to our annual incentive plan, a participant earns annual incentive compensation subject to award guidelines as determined by the Compensation Committee.

We believe that the use of well-defined objective goals linked to the annual incentives ensures the right alignment of individual rewards with shareholder interest and incents the Named Executive Officers (and other eligible employees) to achieve or exceed our strategic plan creating long term shareholder value. As in prior years, in 2020, this was intended to be accomplished by utilizing a scorecard methodology which would ensure a substantial majority of the awards are tied to financial performance metrics developed through the annual strategic planning and budgeting process and designed to enhance Company performance and long-term shareholder value.

The 2020 annual incentive compensation scorecard metrics for the Named Executive Officers (other than the Chief Administration and Risk Officer) were initially established by the Compensation Committee in January 2020. The initial scorecard metrics established certain revenue and Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization ("EBITDA") targets for each of the Named Executive Officers and other direct reports of the Chief Executive Officer, with additional metrics related to strategic initiatives applied to the Chief Executive Officer, Chief Financial Officer and Chief Legal and Compliance Officer. The Chief Administration and Risk Officer was not eligible for 2020 incentives.

In October 2020, the Compensation Committee revisited the previously adopted 2020 annual incentive compensation scorecard metrics due to the impact of temporary servicer and government COVID-19 related measures to provide financial support to borrowers (i.e., foreclosure and eviction moratoriums and borrower forbearance plans), and one of Ocwen's MSR investors directing it to transition default field services, title and valuation referrals to that investor's captive vendors. The Board of Directors and the Compensation Committee determined that the previously adopted 2020 annual incentive compensation scorecard metrics no longer aligned with the strategic priorities of the Company and adopted a revised 2020 annual incentive scorecard metric to reflect the Company's cost reduction priorities. The revised 2020 scorecard replaced scorecard metrics tied to annual financial goals with the development of, and progress against, a plan to reduce Company costs by $50 million. The new metrics emphasized reducing costs to address the rapidly evolving business and market environment. These scorecard changes provided a formulaic approach to the application of discretion in response to the crises, were broad-based, and designed to incentivize the right behaviors during the crises.

In addition to revising the scorecard metrics, the Compensation Committee reduced the maximum incentive pool under the annual incentive compensation program for 2020 to 80% of target. The Compensation Committee retained discretion to determine the scorecard achievement level and incentive pool funding percentage if the achievement level on the cost reduction objectives was less than 100%.

As of the end of 2020, the Company had developed a plan and was on target to achieve cost reductions equal to 91.7% of the proposed $50 million cost reduction goal. Based upon the achievement being less than 100%, the Compensation Committee exercised its discretion to further revise the maximum incentive pool to 27.3%. The Compensation Committee then applied the 91.7% achievement level to the 27.3%

revised incentive pool, resulting in a payout of 25.0% of target for Named Executive Officers, except the Chief Executive Officer, whose payout was set at 20.0% of target for 2020 and the Chief Administration and Risk Officer who was not eligible for 2020 incentives.

The Board of Directors and the Compensation Committee also exercised their discretion to modify the initial 60% cash and 40% RSU composition of the annual incentive awards to increase the portion the 2020 annual incentive compensation paid in RSUs to 100%. The portion of the RSUs that replaced the cash portion of the annual incentive award cliff vest on the first anniversary of the grant date; the remainder of the RSUs in the award cliff vest in equal tranches on the first and second anniversaries of the grant date.

Annual Compensation Allocation

The table below reflects the percentage of each executive's target and actual total annual compensation that was allocated to each of base salary and annual incentive compensation in 2020:

Name	Base Salary % of Target Total Annual Compensation in 2020	Annual Incentive Compensation % of Target Total Annual Compensation in 2020	Base Salary % of Actual Total Annual Compensation in 2020	Annual Incentive Compensation % of Actual Total Annual Compensation in 2020
William B. Shepro	40%	60%	73%	27%
Michelle D. Esterman	61%	39%	84%	16%
Marcello Mastioni	60%	40%	83%	17%
Gregory J. Ritts	65%	35%	100%	0%(1)
Kevin J. Wilcox(2)	100%	0%	100%	—

(1)
Mr. Ritts' Annual Incentive Compensation was reduced by $58,620, which is equal to 25% of his base compensation for the period April 1, 2020 to October 4, 2020. In lieu of the reduction in base salary Mr. Ritts elected for this amount to be adjusted against his earned 2020 incentive

(2)
Employment of Mr. Wilcox with the Company ended in April 2020 and he was not eligible for 2020 incentive compensation

Scorecard development for 2020, along with these subsequent changes, is detailed in the next section.

Personal Scorecards of our Named Executive Officers

The corporate scorecard is approved annually by the Board of Directors and is used by the Compensation Committee to determine the personal scorecards of our Chief Executive Officer and other Named Executive Officers and, following the end of the performance period, the appropriate amount of annual incentive compensation awarded to these executives. During the development of the corporate scorecard each year, the Board of Directors considers the level of difficulty associated with the attainment of each goal in the corporate scorecard. The intent of the Board of Directors is to establish target levels in the scorecard that are ambitious but achievable. Subsequent amendments/exceptions to the corporate scorecard must also be approved by the Board of Directors. Typically, in evaluating whether to approve these amendments/exceptions to the corporate scorecard, the Board of Directors considers whether they are appropriate in light of changes to the business, the market or other relevant factors during the year, including the effect that such amendment/exception would have on our Named Executive Officers' personal scorecards, and whether the rationale for the amendment/exception relates to factor(s) beyond the Named Executive Officers' control or is due to decisions taken in the overall best interests of the Company and its shareholders.

2020 Corporate Scorecard

The 2020 annual corporate scorecard was initially established by the Board of Directors on January 24, 2020. The initial scorecard metrics included: (i) service revenue broken into two components: (a) Ocwen/NRZ revenue ($378.63 million) and (b) other customers' revenue ($113.345 million); and (ii) Altisource adjusted EBITDA ($62.617 million), with additional metrics related to strategic initiatives applied to the Chief Executive Officer, Chief Financial Officer and Chief Legal and Compliance Officer. The corporate scorecard was revised on October 1, 2020 due to the impact of temporary servicer and government COVID-19 related measures to provide financial support to borrowers (i.e., foreclosure and eviction moratoriums and borrower forbearance plans), and one of Ocwen's MSR investors directing it to transition field services, title and valuation referrals to that investor's captive vendors. The Board of Directors determined that the previously adopted 2020 corporate scorecard metrics no longer aligned with the strategic priorities of the Company and adopted a revised 2020 scorecard to reflect the Company's cost reduction priority. The revised 2020 corporate scorecard replaced scorecard metrics tied to annual financial goals with the development of, and progress against, a plan to reduce Company costs by $50 million.

The personal annual scorecards for the Chief Executive Officer and the other Named Executive Officers are tied to the corporate scorecard; provided, however, that the personal scorecard for each of the Chief Executive Officer, Chief Financial Officer and Chief Legal and Compliance Officer included a strategic initiatives metric. The Board of Directors and Compensation Committee revisited the previously adopted 2020 personal scorecard metrics in connection with the revision of the 2020 annual corporate scorecard to align the personal scorecards with the revised corporate scorecard. The Board of Directors and Compensation Committee determined that the previously adopted 2020 scorecard metrics no longer aligned with the strategic priorities of the Company and adopted a revised 2020 scorecard to reflect the Company's cost reduction priority. The revised 2020 scorecard replaced scorecard metrics tied to annual financial goals with the development of, and progress against, a plan to reduce Company costs by $50 million. The Compensation Committee also defined the annual incentive pool funding and capped the maximum bonus payable to the Named Executive Officers, as described in the Incentive Compensation section.

The revised 2020 personal scorecards for our Chief Executive Officer and other Named Executive Officers (other than the Chief Administration and Risk Officer, who was not eligible for 2020 incentives) that were approved by Board of Directors and the Compensation Committee, with corresponding level of achievement are as follows:

Name	%	2020 Scorecard Elements	Weighted Average Achievement
William B. Shepro, Chief Executive Officer	85.0%	Development of and progress against the plan to reduce Company costs (~$50 million, in order to achieve 2021 adjusted EBITDA margins of 15%)	77.9%
	15.0%	Strategic Initiatives	13.8%
	100.0%	Total	91.7%
Michelle D. Esterman, Chief Financial Officer	85.0%	Development of and progress against the plan to reduce Company costs (~$50 million, in order to achieve 2021 adjusted EBITDA margins of 15%)	77.9%
	15.0%	Strategic Initiatives	13.8%
	100.0%	Total	91.7%
Marcello Mastioni, Chief Operating Officer	100.0%	Development of and progress against the plan to reduce Company costs (~$50 million, in order to achieve 2021 adjusted EBITDA margins of 15%)	91.7%
Gregory J. Ritts, Chief Legal and Compliance Officer	85.0%	Development of and progress against the plan to reduce Company costs (~$50 million, in order to achieve 2021 adjusted EBITDA margins of 15%)	77.9%
	15.0%	Strategic Initiatives	13.8%
	100.0%	Total	91.7%

Executive Evaluation

In 2020, our Named Executive Officers (except the Chief Executive Officer, who was evaluated by the Compensation Committee and Chief Administration and Risk Officer, whose employment with the Company terminated in April 2020) were evaluated by the Chief Executive Officer on whether the executives made positive contributions to the creation of long-term value for our shareholders and other stakeholders.

In order to achieve 100% of their earned annual incentive (determined by their individual scorecards), our Named Executive Officers needed to obtain an affirmative answer to questions that intended to corroborate their contribution towards three key parameters, namely:

  I.
  Compliance

  II.
  Financial and Reporting Responsibility

  III.
  Leadership Effectiveness

Named Executive Officers not making positive contributions on any of these parameters would lose a portion of their earned incentive as detailed below:

Responses	Modifier used on total Scorecard achievement
"No" to all three parameters	0%
"Yes" to one parameter	60%
"Yes" to two parameters	80%
"Yes" to all three parameters	100%

The Chief Executive Officer, and for the Chief Executive Officer, the Compensation Committee, made an affirmative determination that the Named Executive Officers met all three parameters.

2020 Annual Incentive Payout Determinations

The Chief Executive Officer's annual scorecard performance was determined by the Compensation Committee, taking into consideration whether the Company's performance and corresponding incentive results present a fair representation of the Chief Executive Officer's performance.

For our Named Executive Officers other than the Chief Executive Officer (and the Chief Administration and Risk Officer who was not eligible for 2020 incentives), the Chief Executive Officer made recommendations for annual scorecard performance based on the level of achievement on the cost reduction goal that was set for the Company for 2020.

As described above, the 91.7% achievement level was applied to this revised bonus pool, resulting in a payout of 25.0% of target for the Named Executive Officers, other than the Chief Executive Officer whose payout was set at 20.0% of target for 2020 and the Chief Administration and Risk Officer who was not eligible for 2020 incentives. The payout was made in RSUs and no cash incentive was paid to the Named Executive Officers for the 2020 performance year.

The following table summarizes the basis for the calculation of the 2020 incentive awards for each of the Named Executive Officers (except Mr. Wilcox, who resigned from the Company effective April 15, 2020 and was not eligible for any incentive compensation for 2020):

Name	2020 Target Incentive Opportunity	2020 Incentive Actuals	# RSUs Granted(1)
William B. Shepro	$1,259,961	$251,992	23,853
Michelle D. Esterman	$280,000	$70,000	6,626
Marcello Mastioni	€344,400	€86,100	9,918
Gregory J. Ritts	$240,000	$60,000	131	(2)

(1)
The number of RSUs was determined based on the Company's average share closing price for the 30 trading days preceding the grant date ($10.56).

(2)
Mr. Ritts' payout has been reduced by $58,620, which is equal to 25% of his base compensation for the period April 1, 2020 to October 4, 2020. In lieu of the reduction in base salary, Mr. Ritts elected for this amount to be adjusted against his earned 2020 incentive.

Target incentive opportunities are set in U.S. dollars, other than for Mr. Mastioni, for whom the incentive is set in euros. To arrive at the grant size for Mr. Mastioni, the spot rate as on the date of the grant was used.

2021 Annual Incentive Compensation

The Company's 2021 corporate scorecard was approved by the Board of Directors on December 17, 2020. Based on subsequent extensions by the government of borrower relief measures due to the on-going nature of the COVID-19 pandemic, the Board of Directors approved a revised 2021 corporate scorecard on March 23, 2021.

The personal annual scorecards for the Chief Executive Officer and the other Named Executive Officers were tied to the 2021 corporate scorecard initially approved by the Board and included: (i) service revenue; (ii) adjusted EBITDA; and (iii) the successful completion of strategic initiatives (for the Chief Executive Officer, the Chief Financial Officer and the Chief Legal and Compliance Officer).

On March 23, 2021, the Board of Directors exercised its discretion to revise the 2021 corporate scorecard. On the same day, the Compensation Committee revised the annual scorecards for the Chief Executive Officer, the Chief Financial Officer and the Chief Legal and Compliance Officer to include the service revenue and adjusted EBITDA metrics from the revised corporate scorecard and to delete the successful completion of strategic initiatives metric. The 2021 annual scorecards applicable to the Chief Financial Officer and the Chief Legal and Compliance Officer were also revised to include metrics related to relevant support function costs. The 2021 annual scorecard for the Chief Operating Officer was not revised.

In the first quarter of 2021, the Compensation Committee also approved continuing the payout methodology for our Named Executive Officers' 2021 service year annual incentive awards with 40% of the award to be paid in RSUs and 60% to be paid in cash, with the actual percentage of RSUs and cash to be determined at the discretion of the Board of Directors. This methodology reflects our philosophy of having an employee compensation structure that emphasizes pay for performance with a meaningful component of the annual incentive compensation grant paid in time-based equity grants (as opposed to all cash) to drive further alignment with shareholders and long-term retention. The Board of Directors further revised the annual incentive process to adopt a new methodology for determining the annual incentive pool for the Named Executive Officers and other employees eligible for an annual incentive. The Board adopted a variable annual incentive pool, with the size of the pool being subject to change by an amount equal to 25% of any increase or decrease of Adjusted EBITDA calculated based on (1) service revenue differences from budget multiplied by the budgeted Adjusted EBITDA margin excluding common and corporate costs multiplied by 12.5% and (2) Adjusted EBITDA differences from budget times 12.5%. If certain minimums are not achieved for the applicable metrics, the Board will set the annual incentive pool in its discretion.

Equity Compensation

2009 Equity Incentive Plan

Altisource provides long-term equity incentive opportunities for eligible employees, including our Named Executive Officers, under our 2009 Equity Incentive Plan. The Compensation Committee administers the 2009 Equity Incentive Plan, which was approved by our shareholders in 2009.

Equity awards to our Named Executive Officers are generally provided in the form of restricted shares, RSUs or stock options. As part of the Company's LTIP, a portion of the award is tied to performance against established financial targets and against the Russell 3000 stock market index, each over a three-year period. The Compensation Committee also grants awards subject to time-based vesting to encourage retention and align the recipients' interests with those of the shareholders of the Company.

Award agreements typically include a covenant not to disclose our confidential information, and non-competition and non-solicitation covenants, typically for a minimum period of two (2) years following the end of the recipient's employment with the Company.

To determine the level and type of equity awards for an executive, the Compensation Committee considers various factors, such as the individual's position, feedback from its independent compensation consultant, peer company benchmarking, scope of responsibility, ability to affect profits and shareholder value, individual performance, a review of the executive's existing long-term incentives, retention considerations and the value of the equity in relation to other elements of the individual executive's total compensation.

Equity Awards to our Named Executive Officers

In the first quarter of 2020, equity awards were made to each of our Named Executive Officers under the Company's applicable LTIP for the service year, reflecting the Company's transition toward a more regular annual equity grant practice.

As detailed below, during this period, equity grants were also made to our Named Executive Officers based on various considerations, including attracting new talent, meeting special retention objectives or other reasons our Compensation Committee deemed appropriate.

2020 Long-Term Incentive Plan Awards

In January 2020, the Board of Directors, upon recommendation of the Compensation Committee, approved the 2020 LTIP for our Named Executive Officers, except for the Chief Executive Officer and the Chief Administration and Risk Officer. In February 2020, the Compensation Committee approved the 2020 LTIP for the Chief Executive Officer. The Chief Administration and Risk Officer was not eligible for 2020 incentives. The Board of Directors provided for the 2020 LTIP equity awards to be comprised equally of two types of RSUs—Type I and Type II.

Type I RSUs are primarily time-based and vest in three equal annual increments on the first three anniversaries of the grant date, with each year's vesting subject to the Named Executive Officer meeting a minimum performance level of 50% on his or her annual scorecard for the previous service year. These awards are settled in shares or, at the Company's option, cash, subject to continued employment unless otherwise provided in the applicable award agreement.

The award of Type II performance-based RSUs is determined in a two-step process. First, the Type II performance-based RSUs will have the opportunity to vest based on the degree of achievement of pre-established goals tied to 2020-2022 adjusted EPS goal (a non-U.S. GAAP measure). Depending on performance versus the adjusted EPS goals, Type II performance-based RSUs will have the opportunity to vest between zero percent (0%) and up to one hundred fifty percent (150%) of the initial target levels (the "Initial Award Size"). In the second step, this award will be modified based on TSR compared to the Russell 3000 stock market index during the performance period (2020-2022), resulting in a final earned award that can range between zero percent (0%) up to two hundred twenty-five percent (225%) of the Initial Award Size. Any earned Type II performance-based RSUs will cliff vest entirely on the third anniversary of the grant date and will be settled in shares or, at the Company's option, cash, subject to continued employment unless otherwise provided in the applicable award agreement.

As illustrated in the graphic below, adjusted EPS and relative TSR results determine the portion of earned RSUs.

The 2020 LTIP equity awards were designed to incent the achievement of financial goals and stock-price appreciation over a multi-year period, thereby supporting a long-term focus, as well as to better align with market practice and support the retention of our executives.

Based on the foregoing approvals, the 2020 LTIP equity awards were approved for our Named Executive Officers, as follows:

Name	Target 2020 Award Value	Performance-Based RSUs at Target—Type I(1)	Performance-Based RSUs at Target—Type II(1)
William B. Shepro	$1,259,961	32,880	32,880
Michelle D. Esterman	$280,000	7,369	7,369
Marcello Mastioni	$366,240	9,638	9,638
Gregory J. Ritts	$240,000	6,316	6,316
(1)
Based on a price per share of $19.16, the average closing price of our common stock over the 30 trading days preceding the February 27, 2020 grant date for Mr. Shepro and a price per share of $19.00, the average closing price of our common stock over the 30 trading days preceding the January 24, 2020 grant date for the other Named Executive Officers.

Mr. Wilcox did not receive a grant in 2020 due to his previously announced separation on April 15, 2020.

The Compensation Committee elected to exercise its discretion to revise the maximum level of achievement for 2020 performance in the 2019 and 2020 LTIPs Type II awards at 80% of target, as opposed to the 150% previously approved in the plan, with the actual level of achievement to be determined by the Compensation Committee based on the level of achievement on the 2020 cost reduction objectives. Such change was necessitated by the two major events outside of the Company's control that significantly impacted Altisource's revenue and earnings in 2020 and beyond, as described in earlier sections. In response to these events, the Company reset its priorities and was focused on addressing the inherent risks arising out of these events and building a strong foundation to capitalize on the potential opportunities that lies ahead of the Company. The alignment of the LTIP Type II performance metrics to these priorities ensured that the Named Executive Officers were focused on driving long term success for the Company.

Based upon actual performance against the cost reduction objectives, the Company's 2020 achievement level under the LTIP Type II award was 91.7% of the 80% maximum potential achievement, or 73.4% for the Named Executive Officers (other than the Chief Administration and Risk Officer, who was not eligible for 2020 incentives). Performance may be further modified by TSR against the Russell 3000 stock market index for the applicable three-year performance period.

2021 Long-Term Incentive Plan Awards

In March 2021, the Board of Directors and the Compensation Committee approved the 2021 LTIP. The structure of the LTIP was similar to the awards made in 2019 and 2020, comprising equally of two types of performance-based RSUs—Type I and Type II.

Type I RSUs will vest in three equal annual increments on the first three anniversaries of the grant date, subject to the executive officer meeting a minimum performance level of 50% on his or her annual scorecard for the previous service year. These awards will be settled in shares or, at the Company's option, cash, subject to continued employment unless otherwise provided in the applicable award agreement.

The award of Type II performance-based RSUs will be determined in a two-step process. First, the Type II performance-based RSUs will have the opportunity to vest based on the degree of achievement of pre-established goals tied to 2021-2023 adjusted EPS goal (a non-U.S. GAAP measure). Depending on performance versus the adjusted EPS goals, Type II performance-based RSUs will have the opportunity to vest between zero percent (0%) and up to one hundred fifty percent (150%) of the initial target levels (the "Initial Award Size"). In the second step, this award will be modified based on TSR compared to the Russell 3000 stock market index during the performance period (2021-2023), resulting in a final earned award that can range between zero percent (0%) up to two hundred twenty-five percent (225%) of the Initial Award Size. Any earned Type II performance-based RSUs will cliff vest entirely on the third anniversary of the grant date and will be settled in shares or, at the Company's option, cash, subject to continued employment unless otherwise provided in the applicable award agreement.

The award size for the Named Executive Officers was derived as a percentage of their target annual incentive divided by a stock price of $15 per share. The Compensation Committee used $15 per share, rather than the closing price of our common stock over the 30 trading days preceding the grant date as used in prior years ($10.56), to determine the number of shares granted to reduce shareholder dilution from the award due to the decline of the Altisource stock price prior to the grant date.

Based on the foregoing approvals, the 2021 LTIP equity awards were approved for our Named Executive Officers, as follows:

Name	Target 2021 Award Value		Type I(1) RSUs at Target	Type II(1) RSUs at Target
William B. Shepro	$377,988	(1)	12,600	12,599
Michelle D. Esterman	$280,000		9,334	9,333
Gregory J. Ritts	$246,000		8,200	8,200
(1)
Mr. Shepro volunteered, and the Compensation Committee accepted, to reduce his 2021 LTIP from 100% to 30% of his target annual incentive pay

Other 2020 Equity Awards

The Compensation Committee approved an equity award for each Named Executive Officer (other than the Chief Administration and Risk Officer, whose employment ended in April 2020) in the last quarter of 2020. The awards were intended to support retention by providing the Named Executive Officers with the potential to earn RSUs primarily based upon the significant appreciation in Altisource's share price with a smaller component time based. This grant was intended to help further align the interests of the Named Executive Officers with the interests of the shareholders and other stakeholders.

20% of each award consists of time-based RSUs, with the remainder of each award linked to appreciation in the average closing price of Altisource's common stock as detailed below:

  •
  10% of the award will begin to vest once the average closing price of Altisource's common stock is at or above $20 per share over a period of 30 calendar days (55% above the closing price of Altisource's common stock as on the grant date)

  •
  30% of the award will begin to vest once the average closing price of Altisource's common stock is at or above $25 per share over a period of 30 calendar days (93% above the closing price of Altisource's common stock as on the grant date)

  •
  40% of the award will begin to vest once the average closing price of Altisource's common stock is at or above $35 per share over a period of 30 calendar days (171% above the closing price of Altisource's common stock as on the grant date)

Award Details:

Name	RSUs Granted
William B. Shepro	50,000
Michelle D. Esterman	23,750
Marcello Mastioni	31,250
Gregory J. Ritts	23,750

20% of this award is time-based and will vest in three equal increments on the first three anniversaries of the grant date. The remainder of the award will start to vest only when the above-described hurdles are achieved, with one-half of the applicable tranche vesting immediately upon the achievement of the applicable criteria and the remainder vesting on the first anniversary of the date of the initial vesting of such tranche.

Other Benefits

The Compensation Committee's policy with respect to employee benefit plans is to provide benefits to our employees, including our executive officers, comparable to benefits offered by companies of a similar size and circumstance to ours. A competitive comprehensive benefit program is essential to achieving the goal of attracting and retaining highly qualified employees. Consistent with this policy, our Luxembourg-based executive officers are eligible to participate in the Company's international health and travel plan.

Relocation and Foreign Living Allowances

Since we are a Luxembourg company, our Named Executive Officers are generally based at our corporate headquarters in Luxembourg. This is consistent with our view that generally the interaction of our leadership team at our headquarters helps us to efficiently develop and execute our strategic initiatives. Often the executive talent we seek to attract to Luxembourg is based elsewhere. Consistent with our overall compensation aim to attract and retain superior employees for key positions requiring relocation, to attract and appropriately incent our Luxembourg-based Named Executive Officers, we provide those who have relocated to Luxembourg with certain reasonable relocation and foreign living allowances and other benefits. These relocation and foreign living benefits are provided pursuant to the executive's employment agreement and relocation plan and may include housing allowances, personal use of company cars, settling-in allowances, education allowances, goods and services allowances, travel allowances, medical benefits and tax-related benefits such as tax preparation and tax equalization and/or normalization. Tax normalization is an expatriate benefit that compensates the executive for the excess income taxes paid relative to the income taxes the executive would be paying in his or her country of origin.

Please see the Summary Compensation Table under the "Executive Compensation" section for details regarding the relocation benefits received by each Named Executive Officer in 2020.

In March 2021, the Chief Executive Officer informed the Compensation Committee that he voluntarily terminated his housing allowance (beginning on March 1, 2021) as well as the personal use of one company car (effective June 1, 2021).

Minimum Stock Ownership Requirement for the Chief Executive Officer

The Compensation Committee has adopted a minimum stock ownership requirement applicable to our Chief Executive Officer, in line with its belief that the Chief Executive Officer should own a certain amount of stock to align his interests with the interests of our shareholders.

Pursuant to this requirement, the Chief Executive Officer is required to attain and maintain stock ownership at a level equal to three times his base salary, with vested options and restricted stock grants counting toward the satisfaction of this requirement. The minimum number of shares is determined as of the later of (i) the date of the Chief Executive Officer's election or (ii) the date when the Chief Executive Officer first became subject to this policy. The Chief Executive Officer has two years from the effective date of his initial appointment as Chief Executive Officer or from the date on which he first becomes subject to the policy, whichever is later, to comply with this requirement. The minimum stock ownership level will not change as a result of fluctuations in the market price of the Company's common stock. Incremental increases in the level of required stock ownership will be determined as of the effective date of any increase in the annual base salary payable to the Chief Executive Officer. Our Chief Executive Officer currently meets the applicable minimum stock ownership requirement.

The minimum stock ownership requirements for our non-management directors and Chief Executive Officer are set forth in our Corporate Governance Guidelines, which are available on our website at www.altisource.com.

Amendments to Employment Agreements of Named Executive Officers

Kevin J. Wilcox

On October 11, 2019, the subsidiary of the Company employing Mr. Wilcox, the Chief Administration and Risk Officer, entered into a separation agreement (the "Separation Agreement") with him affecting the termination of his employment effective April 15, 2020 (the "Separation Date"). On April 15, 2020, as required by the Separation Agreement, Mr. Wilcox and that same subsidiary entered into release agreement pursuant to which the parties released and discharged one another from any and all claims related to the employment relationship. The release agreement also provided that the Company would maintain certain liability insurance to cover actual or alleged acts by Mr. Wilcox that are alleged to have occurred prior to his separation from the Company, and that Mr. Wilcox would remain eligible for the advancement of certain defense costs or indemnification for any claims arising from acts related to his employment with the Company.

Compensation of Named Executive Officer Whose Employment Ended During 2020

Kevin J. Wilcox

Pursuant to the above referenced Separation Agreement, in 2020 Mr. Wilcox was paid (i) a lump sum cash payment of $264,746, as severance, (ii) a lump sum cash payment of $709,000 as a departure allowance pursuant to Luxembourg law, and (iii) a lump sum cash payment of $393,638 as his earned incentive compensation for service year 2019.

The Separation Agreement also provided for the vesting of certain unvested RSUs and stock options and that Mr. Wilcox was entitled to retain and exercise all vested stock options for a period of five years from the Separation Date, or if earlier, until their contractual expiration date. Other than the retained stock options and reimbursement of relocation costs incurred prior to January 1, 2021, Mr. Wilcox was not entitled to any additional payments or benefits after December 31, 2020.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis included on pages 34 through 52 of this proxy statement.

Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:
Scott E. Burg, Chairman Joseph L. Morettini, Director Roland Müller-Ineichen, Director
April 5, 2021

Executive Compensation

Summary Compensation Table

The following table discloses compensation of our Named Executive Officers for fiscal years 2018, 2019 and 2020.

Name and Principal Position	Year		Salary(1)		Bonus		Stock Awards(2)	Option Awards(3)		Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)		Total
William B. Shepro	2018		$807,827		-		$2,434,000	$1,617,000	(6)	$652,402	$584,926		$6,096,155
Chief Executive	2019		$819,484		-		$2,226,828	-		$504,107	$2,211,043	(7)	$5,761,462
Officer	2020		$669,432	(8)	-		$1,797,814	-		-	$356,401	(9)	$2,823,646
Kevin J. Wilcox	2018		$479,947		-		$1,217,000	$808,500	(10)	$258,404	$1,016,818		$3,780,669
Chief Administration	2019		$486,873		-		$1,000,405	-		$393,638	$1,513,449	(11)	$3,394,365
and Risk Officer	2020		$145,915	(12)	-		-	-		-	$1,489,084	(13)	$1,634,999
Michelle D. Esterman	2018	(14)	$430,500		-		$120,653	$140,000	(15)	$144,452	$23,932		$859,537
Chief Financial Officer	2019		$430,500		-		$846,430	-		$100,800	$169,195	(16)	$1,546,925
	2020		$380,827		-		$687,026	-			-		$1,067,853
Marcello Mastioni	2018	(17)	$586,614		-		$484,519	$180,004	(18)	$177,440	$153,284		$1,581,861
Chief Operating Officer	2019		$564,561	(19)	-		$592,137	-		$147,504	$90,568	(20)	$1,394,770
	2020		$514,507	(21)	-		$822,190	-			$84,361	(22)	$1,421,059
Gregory J. Ritts	2018		$456,668		-		$103,421	$119,998	(23)	$184,682	$205,853		$1,070,622
Chief Legal and	2019		$446,514		-		$387,003	-		$126,000	$161,833	(24)	$1,121,350
Compliance Officer	2020		$457,677	(25)	$671,834	(26)	$562,622	-			$226,398	(27)	$1,918,531
(1)
Represents amounts earned in corresponding year.

(2)
Represents the grant date fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 of the restricted share awards granted during each year presented. The value was determined by using the grant date fair value per award multiplied by the shares or RSUs granted, as per the grant date.

(3)
For awards of options, the amount disclosed represents the aggregate grant date fair value of awards granted, during the applicable year, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

We estimated the grant date fair value of stock option awards using a Black-Scholes option-pricing model utilizing the following assumptions:

Service-Based and Performance-Based Awards -Black-Scholes Option Pricing Model
Performance Year	Expected Volatility (%)	Expected Dividend Yield (%)	Exercise Price ($)	Risk-Free Interest Rate (%)	Expected Term in Years
2018	70%	-	$24.82	2.67%	6.25
2019	n/a	n/a	n/a	n/a	n/a
2020	n/a	n/a	n/a	n/a	n/a

  n/a—not applicable

(4)
Consists of the cash portion of annual incentive compensation related to performance in the year indicated and awarded in the first quarter of the following year.

(5)
Consists of payments made to each Named Executive Officer or on their behalf pursuant to their respective employment agreements and relocation/expat plans, which may include: housing allowances, personal use of a company car, settling-in allowances, education allowances, goods and services allowances, travel allowances, medical benefits and tax-related allowances as detailed in the footnotes below and in the "Relocation and Foreign Living Allowances" section of the Compensation Discussion and Analysis.

(6)
Represents the February 12, 2018 LTIP award of 100,000 performance-based stock options, which were scheduled to vest from 0% to 200%, based upon the Company's achievement against the 2018 LTIP Performance Criteria. On February 25, 2019, the Compensation Committee confirmed that the 2018 LTIP Performance Criteria was met at the outstanding level, and that the award was earned at a level of 200% of the target award and began vesting in four equal annual installments commencing February 12, 2019. These options have an exercise price of $24.82.

(7)
Includes $152,634 for housing allowance, $24,573 for personal use of a company car, $77,118 for education allowance, $19,920 for goods and services allowance, $13,442 for travel allowance, $47,255 for medical benefits, $1,867,003 for income tax normalization allowance for 2017 and 2018 earnings, and $9,098 for tax preparation services. Mr. Shepro's other compensation is generally paid in euros and, for purposes of the table, is converted into U.S. dollars based on the OANDA one-year average exchange rate ending on December 31, 2019 of 0.8933 euros to the U.S. dollar.

(8)
Mr. Shepro's base salary is set in U.S. dollars and paid in euros. His base salary was converted to euros using an exchange rate of 0.83 euros to the U.S. dollar in accordance with his employment agreement. The base salary reported herein is the U.S. dollar base salary prior to conversion to euros.

(9)
Includes $155,461 for housing allowance, $25,024 for personal use of two company cars, $84,609 for education allowance, $20,286 for goods and services allowance, $13,318 for travel allowance and, $57,703 for medical benefits. Mr. Shepro's other compensation is paid in euros and, for purposes of the table, is converted into U.S. dollars based on the OANDA one-year average exchange rate ending on December 31, 2020, 0.8772 euros to the U.S. dollar.

(10)
Represents the February 12, 2018 LTIP award of 50,000 performance-based stock options, which were scheduled to vest from 0% to 200%, based upon the Company's achievement against the 2018 LTIP Performance Criteria. On February 25, 2019, the Compensation Committee confirmed that the 2018 LTIP Performance Criteria was met at the outstanding level, and that the award was earned at a level of 200% of the target award and began vesting in four equal annual installments commencing February 12, 2019. These options have an exercise price of $24.82.

(11)
Includes $128,766 for housing allowance, $11,782 for personal use of a company car, $19,920 for goods and services allowance, $5,777 for travel allowance, $15,242 for medical benefits, $1,322,864 for income tax normalization allowance for 2017 and 2018 earnings, and $9,098 for tax preparation services. Mr. Wilcox's other compensation is generally paid in euros and, for purposes of the table, is converted into U.S. dollars based on the OANDA one-year average exchange rate ending on December 31, 2019 of 0.8933 euros to the U.S. dollar.

(12)
Mr. Wilcox's base salary was set in U.S. dollars and paid in euros. His base salary was converted to euros using an exchange rate of 0.83 euros to the U.S. dollar in accordance with his employment agreement. The base salary reported herein is the U.S. dollar base salary prior to conversion to euros. Mr. Wilcox served as a Chief Administration and Risk Officer until April 15, 2020.

(13)
Includes $37,174 for housing allowance, $3,500 for personal use of a company car, $5,071 for goods and services allowance, $6,463 for travel allowance, $18,981 for medical benefits, $5,229 for storage of household goods, $140,322 for tax equalization allowance for 2019 earnings, $236,647 for tax preparation services, $13,302 for unused leave balance, $277,973 for severance payment and, $744,422 for departure allowance. Mr. Wilcox's other compensation is paid in euros and, for purposes of the table, is converted into U.S. dollars based on the OANDA one-year average exchange rate ending on December 31, 2020, 0.8772 euros to the U.S. dollar.

(14)
Ms. Esterman served as the Company's Chief Financial Officer and was an "executive officer" for purposes of the Exchange Act until October 4, 2017 and then again effective August 27, 2018. The compensation amounts provided for the year ended December 31, 2018 include compensation for the full year 2018, including for the period Ms. Esterman served as Executive Vice President, Finance.

(15)
Represents the February 12, 2018 LTIP award of 8,658 performance-based stock options, which were scheduled to vest from 0% to 200%, based upon the Company's achievement against the 2018 LTIP Performance Criteria. On February 25, 2019, the Compensation Committee confirmed that the 2018 LTIP Performance Criteria was met at the outstanding level, and that the award was earned at a level of 200% of the target award and began vesting in four equal annual installments commencing February 12, 2019. These options have an exercise price of $24.82.

(16)
Includes $163,187 for income tax equalization allowance for 2017 and $6,008 for tax preparation services. Certain of Ms. Esterman's other compensation was paid in euros and, for purposes of the table, is converted into U.S. dollars based on the OANDA one-year average exchange rate ending on December 31, 2019 of 0.8933 euros to the U.S. dollar.

(17)
Mr. Mastioni joined the Company on August 1, 2017 and became an "executive officer" for purposes of the Exchange Act on December 14, 2018. The compensation reflected for 2018 includes the compensation received during 2018 before he became an executive officer.

(18)
Represents the February 12, 2018 LTIP award of 11,132 performance-based stock options, which were scheduled to vest from 0% to 200%, based upon the Company's achievement against the 2018 LTIP Performance Criteria. On February 25, 2019, the Compensation Committee confirmed that the 2018 LTIP Performance Criteria was met at the outstanding level, and that the award was earned at a level of 200% of the target award and began vesting in four equal annual installments commencing February 12, 2019. These stock options have an exercise price of $24.82.

(19)
Mr. Mastioni's base salary is set and paid in euros. His base salary was converted to U.S. dollars using an exchange rate of 0.8933 euros to U.S. dollars based on the OANDA one-year average exchange rate ending on December 31, 2019.

(20)
Includes $55,975 for housing allowance, $6,717 for a car allowance, $20,151 for goods and services allowance, and $7,725 for tax preparation services. Mr. Mastioni's other compensation is paid in euros and, for purposes of the table, is converted into U.S. dollars based on the OANDA one-year average exchange rate ending on December 31, 2019 of 0.8933 euros to the U.S. dollar.

(21)
Mr. Mastioni's base salary is set in euros and paid in euros. His base salary was converted to US. dollars using an exchange rate of 0.8772 euros to the U.S. dollars based on the OANDA one-year average exchange rate ending on December 31, 2020.

(22)
Includes $57,001 for housing allowance, $6,840 for personal use of a company car, and $20,520 for goods and services allowance. Mr. Mastioni's all compensations are paid in euros and, for purposes of the table, is converted into U.S. dollars based on the OANDA one-year average exchange rate ending on December 31, 2020, 0.8772 euros to the U.S. dollar.

(23)
Represents the February 12, 2018 LTIP award of 7,421 performance-based stock options, which were scheduled to vest from 0% to 200%, based upon the Company's achievement against the 2018 LTIP Performance Criteria. On February 25, 2019, the Compensation Committee confirmed that the 2018 LTIP Performance Criteria was met at the outstanding level, and that the award was earned at a level of 200% of the target award and began vesting in four equal annual installments commencing February 12, 2019. These options have an exercise price of $24.82.

(24)
Includes $26,867 for housing allowance, $41,486 for medical benefits, $30,183 for education allowance, $18,095 for travel allowance, $38,903 for income tax equalization allowance for 2017 and $6,299 for tax preparation services. Mr. Ritts' other compensation is generally paid in euros and, for purposes of the table, is converted into U.S. dollars based on the OANDA one-year average exchange rate ending on December 31, 2019 of 0.8933 euros to the U.S. dollar.

(25)
Mr. Ritts' base salary is set in U.S. dollars and paid in euros. His base salary was converted to euros using an exchange rate of 0.83 euros to the U.S. dollar in accordance with his employment agreement. The number reported on the table above is the U.S. dollar base salary applicable for the period prior to conversion to euros.

(26)
Represents a payment made to the executive on October 27, 2020 pursuant to a retention cash award granted on September 24, 2018. The retention cash award was payable on September 24, 2020, subject to the employee's continued employment through that date. The award was paid in euros and, for purposes of the table, is converted into U.S. dollars based on the OANDA one-year average exchange rate ending on December 31, 2020, 0.8772 euros to the U.S. dollar.

(27)
Includes $27,361 for housing allowance, $58,090 for medical benefits, $10,912 for education allowance, $8,479 for travel allowance, and $121,557 for tax equalization allowance. Mr. Ritts' other compensation is paid in euros and, for purposes of the table, is converted into U.S. dollars based on the OANDA one-year average exchange rate ending on December 31, 2020, 0.8772 euros to the U.S. dollar.

For more information regarding the elements of compensation paid to our Named Executive Officers, see "Compensation Discussion and Analysis" above.

CEO Pay Ratio Disclosure

As mandated by the Dodd-Frank Act and Item 402(u) of Regulation S-K, we must disclose the annual total compensation of our median employee, the annual total compensation of our Chief Executive Officer, William B. Shepro, and the ratio of these two amounts.

Altisource is geographically diverse, with a large majority of our employees located in jurisdictions other than the Company's Luxembourg headquarters, where our Chief Executive Officer is based. We identified our median employee using our global employee population as of December 31, 2020, which consisted of 2,726 employees, of which 1,945 employees (seventy-one percent (71%) of our total employees) were based in India, 697 employees (twenty-six percent (26%) of our total employees) were based in the United States, 74 employees (three percent (3%) of our total employees) were based in Uruguay and 10 employees (less than one percent (1%) of our total employees) were based in Luxembourg. This population consisted of our full-time and part-time employees, and excludes temporary employees.

To identify our median employee, our consistently applied compensation measure included the following elements, as permitted by SEC rules: base salary, cash incentive paid, equity awards, transportation, term life insurance, accidental insurance and medical insurance. We believe this measure reasonably reflects the annual compensation of our employees. Non-U.S. compensation was converted to U.S. dollars using exchange rates of 0. 8153 euros to the U.S. dollar for Luxembourg and 72.959 Indian rupees to the U.S. dollar for India, the applicable exchange rates on December 31, 2020 as disclosed by OANDA.

In addition, we used a publicly available cost of living adjustment (available here: www.numbeo.com/cost-of-living/) to adjust the compensation of employees in jurisdictions other than Luxembourg. After application of this cost of living adjustment, we have estimated that the annual compensation for 2020 of our median employee (who is based in India) was $34,371. Without the cost of living adjustment, the median employee had total compensation of $11,177.

The total compensation of our Chief Executive Officer in 2020, as reported in the Summary Compensation Table above was $2,823,646. This amount includes February 26, 2020, February 27, 2020, and October 1, 2020 awards of service-based RSUs and performance-based RSUs, with a grant date value of $1,797,814 as detailed in the next section.

Based on the methodology described above, we estimated our CEO Pay Ratio for 2020 to be 82:1 (253:1 without the cost of living adjustment) as calculated according to the regulations based on the 2020 total compensation reported in the Summary Compensation Table. Due to the flexibility afforded by Item 402(u) in calculating the CEO Pay Ratio, and our unique employee distribution, the ratio may or may not be comparable to CEO pay ratios presented by other companies.

Grants of Plan-Based Awards for 2020

The following table provides information related to non-equity incentive plan compensation and equity incentive plan awards pursuant to our annual incentive compensation plan and our 2009 Equity Incentive Plan for the individuals named in the Summary Compensation Table.

									All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards						Grant Date Fair Value of Stock and Option Awards
											Exercise or Base Price of Option Awards
Name	Grant Date		Threshold	Target	Maximum	Threshold	Target	Maximum
William B. Shepro	2/26/20	(2)	-	-	-	-	-	-	17,527			$320,656
	2/27/20	(3)	-	-	-	-	-	-	2,880			$565,372
	2/27/20	(4)	-	-	-	16,440	32,880	62,472	-			282,686
	10/01/20	(5)	-	-	-	-	-	-	10,000			$125,900
	10/01/20	(6)	-	-	-	-	-	-	40,000			$503,200
Michelle D. Esterman	1/24/20	(3)	-	-	-	-	-	-	7,369			$142,959
	1/24/20	(4)	-	-	-	3,685	7,369	14,001	-			$71,479
	2/26/20	(5)	-	-	-	-	-	-	6,000			$109,800
	2/26/20	(2)	-	-	-	-	-	-	3,498			$63,996
	10/01/20	(5)	-	-	-	-	-	-	4,750			$59,803
	10/01/20	(6)	-	-	-	-	-	-	19,000			$239,020
Marcello Mastioni	1/24/20	(3)	-	-	-	-	-	-	9,638			$186,977
	1/24/20	(4)	-	-	-	4,819	9,638	18,312	-			$93,489
	2/26/20	(5)	-	-	-	-	-	-	3,000			$54,900
	2/26/20	(2)	-	-	-	-	-	-	5,119			$93,652
	10/01/20	(5)	-	-	-	-	-	-	6,250			$78,688
	10/01/20	(6)	-	-	-	-	-	-	25,000			$314,500
Gregory J. Ritts	1/24/20	(3)	-	-	-	-	-	-	6,316			$122,530
	1/24/20	(4)	-	-	-	3,158	6,316	12,000	-			$61,265
	2/26/20	(2)	-	-	-	-	-	-	4,373			$80,004
	10/01/20	(5)	-	-	-	-	-	-	4,750			$59,803
	10/01/20	(6)	-	-	-	-	-	-	19,000			$239,020
Kevin J. Wilcox	-		-	-	-	-	-	-	-	-	-	-

(1)
These amounts represent the possible non-equity incentive compensation that may have been earned by each Named Executive Officer in 2020 under the different achievement levels presented on their 2020 Annual Incentive Plan's personal scorecards which are more fully discussed in our Compensation Discussion and Analysis. Performance below threshold generally results in no payout. The 2020 incentive compensation payout was made solely in RSUs and no cash incentive was paid to the Named Executive Officers for the 2020 performance year.

(2)
Granted pursuant to our 2020 Annual Incentive Plan and 2009 Equity Incentive Plan. The service-based RSU awards vest in two annual installments on the first and second anniversaries of the grant date.

(3)
Granted pursuant to our 2020 LTIP and 2009 Equity Incentive Plan. The Type I performance-based RSU awards vest in three annual installments on the first, second and third anniversaries of the grant date, subject each year to meeting of a minimum performance level of fifty percent (50%) on the applicable scorecard for the 2020, 2021 and 2022 service years.

(4)
Granted pursuant to our 2020 LTIP and our 2009 Equity Incentive Plan. The number of Type II performance-based RSUs that vest will be determined based on a two-step process. In the first step, the initial target levels (the "Initial Award Size") will be multiplied by the Company's average level of performance versus pre-established goals for 2020, 2021 and 2022. The 2020 goal relates to the amended scorecard metric of "Development of and progress against the plan to reduce Company costs", with the maximum level of achievement for 2020 performance set at eighty percent (80%), with the actual level of achievement to be determined by the Compensation Committee. The 2021 and 2022 goals are tied to 2021 and 2022 adjusted EPS (a non-GAAP measure). Based on the Company's level of performance versus the adjusted EPS goals over the two-year period (2021 and 2022), the achievement level can be between zero percent (0%) up to one hundred fifty percent (150%). In the second step, the Initial Award Size will be modified based on Altisource's TSR versus the return of the Russell 3000 stock market index during the performance period (2020 to 2022), resulting in a final earned award equal to zero percent (0%) up to one hundred ninety percent (190%) of the Initial Award Size (when originally granted, the final earned award that was possible was two hundred twenty five percent of the Initial Award Size but was reduced as a result of the reduction in the maximum level of achievement for the 2020 scorecard metric). Any earned Type II performance-based RSUs will cliff vest entirely on the third anniversary of the grant date and will be settled in shares or, at the Company's option, cash, subject to continued employment unless otherwise provided in the applicable award agreement.

(5)
Granted pursuant to our 2009 Equity Incentive Plan. Time-based RSU awards are scheduled to vest in three annual installments after the grant date, subject to continued employment.

(6)
Granted pursuant to our 2009 Equity Incentive Plan. Performance-based RSU awards are scheduled to vest as follows:

–
10% of the award will begin to vest once the average closing price of Altisource's common stock is at or above $20 per share over a period of 30 calendar days (55% above the closing price of Altisource's common stock as of the grant date)

–
30% of the award will begin to vest once the average closing price of Altisource's common stock is at or above $25 per share over a period of 30 calendar days (93% above the closing price of Altisource's common stock as of the grant date)

–
40% of the award will begin to vest once the average closing price of Altisource's common stock is at or above $35 per share over a period of 30 calendar days (171% above the closing price of Altisource's common stock as of the grant date)

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards as of December 31, 2020 for the individuals named in the Summary Compensation Table.

	Option Awards							Stock Awards(6)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(2)		Option Exercise Price(3)	Option Expiration Date	Number of Securities That Have Not Vested(4)		Market Value of Securities That Have Not Vested	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Shares(5)		Market Value of Unearned Shares That Have Not Vested
William B. Shepro	52,400	-		-		$18.79	4/15/2025	-		-	-		-
	-	-		20,303	(7)	$39.13	4/07/2027	-		-	-		-
	100,000	100,000	(8)	-		$24.82	2/12/2028	-		-	-		-
	-	-		-		-	-	50,000	(9)	$644,000	-		-
	-	-		-		-	-	19,220	(10)	$247,554	-		-
	-	-		-		-	-	-		-	24,548	(11)	$113,125
	-	-		-		-	-	-		-	16,365	(12)	$210,781
	-	-		-		-	-	17,527	(13)	$225,748	-		-
	-	-		-		-	-	-		-	32,880	(14)	$211,747
	-	-		-		-	-	-		-	32,880	(15)	$423,494
	-	-		-		-	-	-		-	40,000	(16)	$515,200
	-	-		-		-	-	10,000	(17)	128,800	-		-
Kevin J. Wilcox	19,000	-		-		$18.79	4/15/2025	-		-	-		-
	100,000	-		-		$24.82	4/15/2025	-		-	-		-
Michelle D. Esterman	-	-		14,625	(18)	$60.76	3/12/2022	-		-	-		-
	29,250	-		-		$60.76	3/12/2022	-		-	-		-
	14,625	-		-		$60.76	3/12/2022	-		-	-		-
	-	-		6,250	(19)	$21.89	2/10/2025	-		-	-		-
	12,500	-		-		$21.89	2/10/2025	-		-	-		-
	6,250	-		-		$21.89	2/10/2025	-		-	-		-
	13,400	-		-		$18.79	4/15/2025	-		-	-		-
	-	-		1,706	(7)	$39.13	4/7/2027	-		-	-		-
	8,658	8,658	(8)	-		$24.82	2/12/2028	-		-	-		-
	-	-		-		-	-	2,478	(9)	$31,917	-		-
	-	-		-		-	-	10,000	(20)	$128,800	-		-
	-	-		-		-	-	4,256	(10)	$54,817	-		-
	-	-		-		-	-	-		-	5,592	(11)	$25,773
	-	-		-		-	-	-		-	3,728	(12)	$48,017
	-	-		-		-	-	-		-	7,369	(21)	$47,456
	-	-		-		-	-	-		-	7,369	(22)	$94,913
	-	-		-		-	-	3,498	(13)	$45,054	-		-
	-	-		-		-	-	6,000	(23)	$77,280	-		-
	-	-		-		-	-	-		-	19,000	(16)	$244,720
	-	-		-		-	-	4,750	(17)	$61,180	-		-

	Option Awards							Stock Awards(6)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(2)		Option Exercise Price(3)	Option Expiration Date	Number of Securities That Have Not Vested(4)		Market Value of Securities That Have Not Vested	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Shares(5)		Market Value of Unearned Shares That Have Not Vested
Marcello Mastioni	-	-		10,000	(24)	$25.93	8/1/2027	-		-	-		-
	-	-		20,000	(25)	$25.93	8/1/2027	-		-	-		-
	20,000	-		-		$25.93	8/1/2027	-		-	-		-
	11,132	11,132	(8)	11,132	(8)	$24.82	2/12/2028	-		-	-		-
	-	-		-		-	-	3,186	(9)	$41,036	-		-
	-	-		-		-	-	5,000	(26)	$64,400	-		-
	-	-		-		-	-	3,909	(10)	$50,348	-		-
	-	-		-		-	-	-		-	7,649	(11)	$35,253
	-	-		-		-	-	-		-	5,099	(12)	$65,675
	-	-		-		-	-	-		-	9,638	(21)	$62,069
	-	-		-		-	-	-		-	9,638	(22)	$124,137
	-	-		-		-	-	5,119	(13)	$65,933	-		-
	-	-		-		-	-	3,000	(23)	$38,640	-		-
	-	-		-		-	-	-		-	25,000	(16)	$322,000
	-	-		-		-	-	6,250	(17)	$80,500	-		-
Gregory J. Ritts	-	-		7,500	(27)	$96.87	10/1/2024	-		-	-		-
	-	-		15,000	(28)	$96.87	10/1/2024	-		-	-		-
	7,500	-		-		$96.87	10/1/2024	-		-	-		-
	7,800	-		-		$18.79	4/15/2025	-		-	-		-
	-	-		1,667	(29)	$32.64	8/29/2026	-		-	-		-
	-	-		3,333	(30)	$32.64	8/29/2026	-		-	-		-
	5,000	-		-		$32.64	8/29/2026	-		-	-		-
	-	-		1,421	(7)	$39.13	4/7/2027	-		-	-		-
	-	-		1,667	(31)	$27.65	7/27/2027	-		-	-		-
	-	-		3,333	(32)	$27.65	7/27/2027	-		-	-		-
	7,420	7,420	(8)	-		$24.82	2/12/2028	-		-	-		-
	-	-		-		-	-	3,750	(33)	$48,300	-		-
	-	-		-		-	-	2,124	(9)	$27,357	-		-
	-	-		-		-	-	2,776	(10)	$35,755	-		-
	-	-		-		-	-	-		-	4,793	(11)	$22,089
	-	-		-		-	-	-		-	3,195	(12)	$41,152
	-	-		-		-	-	-		-	6,316	(21)	$40,675
	-	-		-		-	-	-		-	6,316	(22)	$81,350
	-	-		-		-	-	4,373	(13)	$56,324	-		-
	-	-		-		-	-	-		-	19,000	(16)	$244,720
	-	-		-		-	-	4,750	(17)	$61,180	-		-

(1)
Options awarded for which the performance hurdles have been achieved but remain subject to additional service-based criteria.

(2)
Options awarded for which the performance hurdles have not been achieved.

(3)
The exercise price of each outstanding stock option awarded prior to December 21, 2012 was adjusted to reflect the value of Altisource Asset Management Corporation ("AAMC") and RESI common stock distributed to Altisource shareholders in connection with the spin-off transactions completed on December 21, 2012.

(4)
Restricted shares and RSUs awarded but remain subject to additional service-based vesting criteria.

(5)
Restricted shares and RSUs awarded for which the performance hurdles have not been achieved.

(6)
All award values set forth herein have been calculated using the closing common share price of $12.88 for Altisource as of December 31, 2020.

(7)
These performance-based stock options are scheduled to vest subject to the Company attaining a service revenue threshold in a calendar year during the period from 2017 through year-end 2021. If the Company achieves $1.5 billion in service revenue in a calendar year prior to 2021, one hundred and fifty percent (150%) of the target amount of options shall vest on the anniversary of the grant date that immediately follows the calendar year in which such target amount was achieved; no additional options shall vest if the Company again achieves $1.5 billion in service revenue in a calendar year prior to 2021. If the Company does not achieve $1.5 billion of service revenue in a calendar year prior to 2021, the Committee will determine the percentage of options eligible for vesting based on the Company's 2021 levels of performance defined in the applicable award agreement. If the Company's performance is below a threshold level, no options shall be eligible to vest. If the Company's performance falls between pre-determined levels of performance, the percentage of options eligible for vesting will be determined using linear interpolation for performance that falls between such pre-determined levels. Options that are eligible for vesting based on 2021 pre-determined levels of performance will then vest on the fifth anniversary of the grant date (April 7, 2022), subject to continued employment except as otherwise set forth in the award agreements. Options that are determined not to be eligible for vesting will be cancelled and forfeited.

(8)
Represents the February 12, 2018 LTIP award of performance-based stock options, which were scheduled to vest from 0% to 200%, based upon the Company's achievement against the 2018 LTIP Performance Criteria. On February 25, 2019, the Compensation Committee confirmed that the 2018 LTIP Performance Criteria was met at the outstanding level, and that the award was earned at a level of 200% of the target award and began vesting in three (3) equal annual installments that started on February 12, 2020.

(9)
RSUs vest in two (2) equal installments on February 12, 2021 and February 12, 2022.

(10)
Restricted shares vest on February 25, 2021.

(11)
Represents March 21, 2019 award of performance-based RSUs granted pursuant to our 2019 LTIP and our 2009 Equity Incentive Plan. The number of Type II performance-based RSUs that vest will be determined based on a two-step process. In the first step, the initial target levels (the "Initial Award Size") will be multiplied by the Company's average level of performance versus pre-established goals for 2019, 2020 and 2021. The 2020 goal relates to the amended scorecard metric of "Development of and progress against the plan to reduce Company costs", with the maximum level of achievement for 2020 performance set at eighty percent (80%), with the actual level of achievement to be determined by the Compensation Committee. The 2019 and 2021 goals are tied to 2019 and 2021 adjusted EPS (a non-GAAP measure). Based on the Company's level of performance versus the adjusted EPS goals over the two-year period (2019 and 2021), the achievement level can be between zero percent (0%) up to one hundred fifty percent (150%). In the second step, the Initial Award Size will be modified based on Altisource's TSR versus the return of the Russell 3000 stock market index during the performance period (2019 to 2021), resulting in a final earned award equal to zero percent (0%) up to one hundred ninety percent (190%) of the Initial Award Size (when originally granted, the final earned award that was possible was two hundred twenty five percent of the Initial Award Size but was reduced as a result of the reduction in the maximum level of achievement for the 2020 scorecard metric). Any earned Type II performance-based RSUs will cliff vest entirely on the third anniversary of the grant date and will be settled in shares or, at the Company's option, cash, subject to continued employment unless otherwise provided in the applicable award agreement.

(12)
Represents March 21, 2019 award of performance-based RSUs, which vest in two (2) equal installments on March 21, 2021 and March 21, 2022, subject each year to the executive officer meeting a minimum performance level of fifty percent (50%) on his or her annual scorecard for the 2020 and 2021 service years.

(13)
RSUs vest in two (2) equal installments on February 26, 2021 and February 26, 2022.

(14)
Represents February 27, 2020 award of performance-based RSUs, granted pursuant to our 2020 LTIP and our 2009 Equity Incentive Plan. The number of Type II performance-based RSUs that vest will be determined based on a two-step process. In the first step, the initial target levels (the "Initial Award Size") will be multiplied by the Company's average level of performance versus pre-established goals for 2020, 2021 and 2022. The 2020 goal relates to the amended scorecard metric of "Development of and progress against the plan to reduce Company costs", with the maximum level of achievement for 2020 performance set at eighty percent (80%), with the actual level of achievement to be determined by the Compensation Committee. The 2021 and 2022 goals are tied to 2021 and 2022 adjusted EPS (a non-GAAP measure). Based on the Company's level of performance versus the adjusted EPS goals over the two-year period (2021 and 2022), the achievement level can be between zero percent (0%) up to one hundred fifty percent (150%). In the second step, the Initial Award Size will be modified based on Altisource's TSR versus the return of the Russell 3000 stock market index during the performance period (2020 to 2022), resulting in a final earned award equal to zero percent (0%) up to one hundred ninety percent (190%) of the Initial Award Size (when originally granted, the final earned award that was possible was two hundred twenty five percent of the Initial Award Size but was reduced as a result of the reduction in the maximum level of achievement for the 2020 scorecard metric). Any earned Type II performance-based RSUs will cliff vest entirely on the third anniversary of the grant date and will be settled in shares or, at the Company's option, cash, subject to continued employment unless otherwise provided in the applicable award agreement.

(15)
Represents February 27, 2020 award of performance-based RSUs, which vest in three (3) equal installments on February 27, 2021, February 27, 2022 and February 27, 2023, subject each year to the executive officer meeting a minimum performance level of fifty percent (50%) on his or her annual scorecard for the 2020,2021 and 2022 service years.

(16)
Granted pursuant to our 2009 Equity Incentive Plan. Performance-based RSU awards are scheduled to vest as follows:

–
10% of the award will begin to vest once the average closing price of Altisource's common stock is at or above $20 per share over a period of 30 calendar days (55% above the closing price of Altisource's common stock as of the grant date)

–
30% of the award will begin to vest once the average closing price of Altisource's common stock is at or above $25 per share over a period of 30 calendar days (93% above the closing price of Altisource's common stock as of the grant date)

–
40% of the award will begin to vest once the average closing price of Altisource's common stock is at or above $35 per share over a period of 30 calendar days (171% above the closing price of Altisource's common stock as of the grant date)

(17)
Time-based RSU awards are scheduled to vest in three (3) equal installments on October 01, 2021, October 01, 2022 and October 01, 2023.

(18)
Twenty-five percent (25%) of options vest upon Altisource achieving a stock price of $190.29 and an annual rate of return of twenty-five percent (25%) over the exercise price, with the balance vesting twenty-five percent (25%) each subsequent anniversary thereof.

(19)
Twenty-five percent (25%) of options vest upon Altisource achieving a stock price of $65.67 and an annual rate of return of twenty-five percent (25%) over the exercise price with the balance vesting twenty-five percent (25%) each subsequent anniversary thereof.

(20)
RSUs vest in two (2) equal installments on January 29, 2021 and January 29, 2022.

(21)
Represents January 24, 2020 award of performance-based RSUs, granted pursuant to our 2020 LTIP and our 2009 Equity Incentive Plan. The number of Type II performance-based RSUs that vest will be determined based on a two-step process. In the first step, the initial target levels (the "Initial Award Size") will be multiplied by the Company's average level of performance versus pre-established goals for 2020, 2021 and 2022. The 2020 goal relates to the amended scorecard metric of "Development of and progress against the plan to reduce Company costs", with the maximum level of achievement for 2020 performance set at eighty percent (80%), with the actual level of achievement to be determined by the Compensation Committee. The 2021 and 2022 goals are tied to 2021 and 2022 adjusted EPS (a non-GAAP measure). Based on the Company's level of performance versus the adjusted EPS goals over the two-year period (2021 and 2022), the achievement level can be between zero percent (0%) up to one hundred fifty percent (150%). In the second step, the Initial Award Size will be modified based on Altisource's TSR versus the return of the Russell 3000 stock market index during the performance period (2020 to 2022), resulting in a final earned award equal to zero percent (0%) up to one hundred ninety percent (190%) of the Initial Award Size (when originally granted, the final earned award that was possible was two hundred twenty five percent of the Initial Award Size but was reduced as a result of the reduction in the maximum level of achievement for the 2020 scorecard metric). Any earned Type II performance-based RSUs will cliff vest entirely on the third anniversary of the grant date and will be settled in shares or, at the Company's option, cash, subject to continued employment unless otherwise provided in the applicable award agreement.

(22)
Represents January 24, 2020 award of performance-based RSUs, which vest in three (3) equal installments on January 24, 2021, January 24, 2022 and January 24, 2023, subject each year to the executive officer meeting a minimum performance level of fifty percent (50%) on his or her annual scorecard for the 2020,2021 and 2022 service years.

(23)
Time-based RSU awards are scheduled to vest in three (3) equal installments on February 26,2021, February 26, 2022 and February 26,2023.

(24)
One third of options vest upon Altisource achieving a stock price of $77.79 and an annual rate of return of twenty-five percent (25%) over the exercise price with the balance vesting one-third each subsequent anniversary thereof.

(25)
One third of options vest upon Altisource achieving a stock price of $51.86 and an annual rate of return of twenty percent (20%) over the exercise price with the balance vesting one-third each subsequent anniversary thereof.

(26)
RSUs vest on November 12, 2021.

(27)
Twenty-five percent (25%) of options vest upon Altisource achieving a stock price of $290.61 and an annual rate of return of twenty percent (20%) over the exercise price with the balance vesting twenty-five percent (25%) each subsequent anniversary thereof.

(28)
Twenty-five percent (25%) of options vest upon Altisource achieving a stock price of $193.74 and an annual rate of return of twenty percent (20%) over the exercise price with the balance vesting twenty-five percent (25%) each subsequent anniversary thereof.

(29)
One-third of options vest upon Altisource achieving a stock price of $97.92 and an annual rate of return of twenty-five percent (25%) over the exercise price with the balance vesting one-third each subsequent anniversary thereof.

(30)
One-third of options vest upon Altisource achieving a stock price of $65.28 and an annual rate of return of twenty percent (20%) over the exercise price with the balance vesting one-third each subsequent anniversary thereof.

(31)
One-third of options vest upon Altisource achieving a stock price of $82.95 and an annual rate of return of twenty-five percent (25%) over the exercise price with the balance vesting one-third each subsequent anniversary thereof.

(32)
One-third of options vest upon Altisource achieving a stock price of $55.30 and an annual rate of return of twenty percent (20%) over the exercise price with the balance vesting one-third each subsequent anniversary thereof.

(33)
Restricted shares vest on November 13, 2021.

Option Exercises and Stock Vested During 2020

The following table provides information regarding the vesting of restricted shares and RSU awards during the fiscal year ended December 31, 2020 for our Named Executive Officers (there were no stock option exercises in 2020):

	Stock Awards
Name	Number of Shares Acquired on Vesting		Value Realized on Vesting(1)
William B. Shepro	4,309	(2)	$31,844
	25,000	(3)	$490,000
	19,221	(4)	$363,469
	8,183	(5)	$67,592
Kevin J. Wilcox	1.005	(6)	$7,427
	12,500	(7)	$245,000
	25,000	(8)	$204,250
	7,613	(9)	$143,962
	7,613	(10)	$62,198
	3,994	(11)	$32,990
	7,988	(12)	$65,262
Michelle D. Esterman	603	(13)	$4,456
	1,240	(14)	$24,304
	5,000	(15)	$94,700
	4,256	(16)	$80,481
	1,864	(17)	$15,397
Marcello Mastioni	10,000	(18)	$134,600
	1,594	(19)	$31,242
	5,000	(20)	$61,250
	3,910	(21)	$73,938
	2,550	(22)	$21,063
Gregory J. Ritts	503	(23)	$3,717
	1,667	(24)	$22,454
	3,750	(25)	$44,100
	1,063	(26)	$20,835
	2,776	(27)	$52,494
	1,598	(28)	$13,199

(1)
Based on the actual market price of the Company's common stock at the time the stock awards vested.

(2)
4,309 shares were acquired as a result of the vesting of 4,309 RSUs awarded as part of the April 07,2017 RSU award. Mr. Shepro elected to pay the taxes associated and retain the total 4,309 shares.

(3)
13,205 shares were acquired as a result of the vesting of 25,000 RSUs awarded as part of the February 12,2018 RSU award, of which 11,795 shares were surrendered to pay for tax withholdings.

(4)
10,153 shares were acquired as a result of the vesting of 19,221 RSUs awarded as part of the February 25,2019 RSU award, of which 9,068 shares were surrendered to pay for tax withholdings.

(5)
4,322 shares were acquired as a result of the vesting of 8,183 RSUs awarded as part of the March 21,2019 RSU award, of which 3,861 shares were surrendered to pay for tax withholdings.

(6)
1,005 shares were acquired as a result of the vesting of 1,005 RSUs awarded as part of the April 07,2017 RSU award. Mr. Wilcox elected to pay the taxes associated and retain the total 4,309 shares.

(7)
6,603 shares were acquired as a result of the vesting of 12,500 RSUs awarded as part of the February 12,2018 RSU award, of which 5,897 shares were surrendered to pay for tax withholdings.

(8)
13,205 shares were acquired as a result of the vesting of 25,000 RSUs awarded as part of the February 12,2018 RSU award, of which 11,795 shares were surrendered to pay for tax withholdings.

(9)
4,023 shares were acquired as a result of the vesting of 7,613 RSUs awarded as part of the February 25,2019 RSU award, of which 3,590 shares were surrendered to pay for tax withholdings.

(10)
4,021 shares were acquired as a result of the vesting of 7,613 RSUs awarded as part of the February 25,2019 RSU award, of which 3,592 shares were surrendered to pay for tax withholdings.

(11)
2,110 shares were acquired as a result of the vesting of 3,994 RSUs awarded as part of the March 21,2019 RSU award, of which 1,884 shares were surrendered to pay for tax withholdings.

(12)
4,220 shares were acquired as a result of the vesting of 7,988 RSUs awarded as part of the March 21,2019 RSU award, of which 3768 shares were surrendered to pay for tax withholdings.

(13)
418 shares were acquired as a result of the vesting of 603 RSUs awarded as part of the April 07,2017 RSU award, of which 185 shares were surrendered to pay for tax withholdings.

(14)
878 shares were acquired as a result of the vesting of 1,240 RSUs awarded as part of the February 12,2018 RSU award, of which 362 shares were surrendered to pay for tax withholdings.

(15)
3,230 shares were acquired as a result of the vesting of 5,000 RSUs awarded as part of the January 29,2019 RSU award, of which 1770 shares were surrendered to pay for tax withholdings.

(16)
2,975 shares were acquired as a result of the vesting of 4,256 RSUs awarded as part of the February 25,2019 RSU award, of which 1,281 shares were surrendered to pay for tax withholdings.

(17)
1,303 shares were acquired as a result of the vesting of 1,864 RSUs awarded as part of the March 21,2019 RSU award, of which 561 shares were surrendered to pay for tax withholdings.

(18)
7,792 shares were acquired as a result of the vesting of 10,000 RSUs awarded as part of the August 01,2017 RSU award, of which 2,208 shares were surrendered to pay for tax withholdings.

(19)
1,213 shares were acquired as a result of the vesting of 1,594 RSUs awarded as part of the February 12,2018 RSU award, of which 381 shares were surrendered to pay for tax withholdings.

(20)
4,371 shares were acquired as a result of the vesting of 5,000 RSUs awarded as part of the November 12,2018 RSU award, of which 629 shares were surrendered to pay for tax withholdings.

(21)
3,345 shares were acquired as a result of the vesting of 3,910 RSUs awarded as part of the February 25,2019 RSU award, of which 565 shares were surrendered to pay for tax withholdings.

(22)
2,180 shares were acquired as a result of the vesting of 2,550 RSUs awarded as part of the March 21,2019 RSU award, of which 370 shares were surrendered to pay for tax withholdings.

(23)
503 shares were acquired as a result of the vesting of 503 RSUs awarded as part of the April 07,2017 RSU award. Mr. Ritts elected to pay the taxes associated and retain the total 4,309 shares.

(24)
882 shares were acquired as a result of the vesting of 1,667 RSUs awarded as part of the July 27,2017 RSU award, of which 785 shares were surrendered to pay for tax withholdings.

(25)
1,982 shares were acquired as a result of the vesting of 3,750 RSUs awarded as part of the November 13,2017 RSU award, of which 1,768 shares were surrendered to pay for tax withholdings.

(26)
562 shares were acquired as a result of the vesting of 1,063 RSUs awarded as part of the February 12,2018 RSU award, of which 501 shares were surrendered to pay for tax withholdings.

(27)
1,467 shares were acquired as a result of the vesting of 2,776 RSUs awarded as part of the February 25,2019 RSU award, of which 1,309 shares were surrendered to pay for tax withholdings.

(28)
844 shares were acquired as a result of the vesting of 1,598 RSUs awarded as part of the March 21,2019 RSU award, of which 754 shares were surrendered to pay for tax withholdings.

Employment Agreements

Altisource is party to Luxembourg employment agreements with each of our Luxembourg based Named Executive Officers, as required by Luxembourg law. The employment terms of each agreement continue indefinitely until the executive ceases being a Luxembourg employee of Altisource. The agreements provide for a base salary and annual incentive compensation based on the satisfaction of relevant performance criteria. In addition, the executives may receive relocation and foreign living allowances, as well as benefits such as health insurance. Please see the "Relocation and Foreign Living Allowances" section and the Summary Compensation Table under the "Executive Compensation" section above for additional details.

In order to terminate the employment agreement, each party must provide notice in accordance with the time periods set forth in article L.124-1 of the Luxembourg Labor Code; provided, however, in the event of termination by the Company for "Cause" ("motifs graves," as defined in article L.124-10 of the Luxembourg Labor Code), no notice period is required. In addition, in the event of termination by the Company without "Cause" or, in some instances, resignation by the executive for "Good Reason," the executive will receive severance benefits. Furthermore, the executive may be entitled to receive additional payments in accordance with article L.124-7 of the Luxembourg Labor Code if executive has been employed for more than five (5) years.

The agreements also include a covenant not to disclose our confidential information and to enter into an intellectual property agreement. In addition, the agreements include covenants of non-competition for a minimum period of one (1) year, or six (6) months in the case of the Chief Operating Officer, and non-solicitation of two (2) years, or one (1) year in the case of the Chief Executive Officer and the Chief Administration and Risk Officer, following the termination of the agreement. The agreements are governed, interpreted and subject to the limitations of, and performed pursuant to, and in accordance with, the laws of the Grand Duchy of Luxembourg.

Potential Payments Upon Termination or Change of Control

Below is a description of the amounts payable to each Named Executive Officer assuming the executive's employment had terminated under various scenarios, or a change of control had occurred, on December 31, 2020. Due to the number of factors that affect the nature and amount of any benefits under the various scenarios, actual amounts paid or distributed may be different.

As discussed above, our Chief Executive Officer and other Luxembourg based Named Executive Officers have entered into employment agreements with the Company. Under these agreements, if employment is terminated as a result of the Named Executive Officer's retirement or disability or termination without cause, as defined therein, the Company will pay all standard relocation costs to relocate the executive officer to the United States or to another location stipulated in the applicable employment agreement. If the Company terminates the employment of the Named Executive Officer other than for "Cause" ("motifs graves," as defined in L.124-10 of the Luxembourg Labor Code) and, in some instances, where employment is terminated for "Good Reason" (as defined in the applicable employment agreement) by the Named Executive Officer, the Company shall make a cash payment of between four (4) and twelve (12) months' base salary in addition to certain notice and additional payments as may be required under articles L.124-1 and L.124-7 of the Luxembourg Labor Code, provided that in the case of the Chief Executive Officer, the payment pursuant to L.124-7 is deemed to equal twelve months' base salary. In the case of the Chief Executive Officer the Company shall also pay at least one (1) year of target incentive compensation in such instance. Additionally, in the event that the Company terminates the employment of the Chief Executive Officer other than for "Cause" after October 1 of the service year and before incentives are paid for the respective service year, the Chief Executive Officer will be entitled to receive incentive compensation for such service year. If a Named Executive Officer is terminated by the Company for "Cause," the Company may terminate without notice and with no liability to make any further payment to such executive, other than amounts accrued and unpaid at the date of termination.

With respect to stock options, typically, upon termination of a Named Executive Officer's employment other than for "Cause," as defined by the applicable stock option agreement, or by reason of resignation, the Named Executive Officer will be entitled to retain any vested portion of prior awards granted and any unvested market-based options for which the vesting hurdles have already been achieved. Typically, the Named Executive Officer's right to retain any options following termination of employment is subject to the requirement that he or she has been employed with the Company for a period of at least two (2) years. Upon termination of employment for "Cause," all vested and unvested stock options awarded pursuant to such agreement will be forfeited.

In addition, certain of the stock option agreements provide for accelerated vesting of service-based options. Typically, upon a Named Executive Officer's death, disability or, in some instances, retirement (as defined in the applicable stock option agreement), service-based options will immediately vest; provided however that, typically, the Named Executive Officer's right to the acceleration of options following termination of employment is subject to the requirement that he or she has been employed with the Company for a period of at least three (3) years in the case of retirement and two (2) years in other instances. Additionally, pursuant to certain of these agreements, if there is a change of control transaction ("Transaction"), the Compensation Committee may, inter alia, adjust the vesting conditions of the options in its discretion, which could result in the immediate vesting of some or all of the options. Under the terms of the stock option awards granted to our Named Executive Officers on and after April 15, 2015, in the event of a Transaction, a buyer will have the option to cancel the stock options in exchange for the stock options' intrinsic value or allow them to remain in place. Generally, for termination not due to death, disability or retirement, a Named Executive Officer has six (6) months within which to exercise vested stock options pursuant to our stock option agreements.

With respect to restricted shares and RSUs granted to our Named Executive Officers, in some instances if the executive officer's employment is terminated due to death or disability, unvested restricted shares and RSUs shall immediately vest, subject to the requirement that such executive officer has been employed with the Company for a period of at least two (2) years on the date of death or disability. If the Named Executive Officer voluntarily resigns or his or her employment is terminated for "Cause," any unvested restricted shares and RSUs will be forfeited. In some cases, if the Company terminates a Named Executive

Officer's employment for reasons other than "Cause," as defined by the applicable award agreement, certain unvested restricted shares and RSUs will vest after thirty (30) days of such termination. In addition, certain restricted share and RSU awards provide for the vesting of unvested restricted shares and RSUs in the event of a Transaction.

Except as specified above, any portion of an equity award not vested will generally be forfeited unless alternate arrangements are made at the discretion of the Compensation Committee.

The following table estimates and summarizes the potential payments and benefits that each of our Named Executive Officers employed by the Company as an executive officer as of December 31, 2020 would have received if their employment had been terminated on December 31, 2020 under each of the circumstances described below, excluding benefits ordinarily available to all employees (such as benefits mandated by Luxembourg law) and any relocation benefits that may be provided in connection with such termination. Mr. Wilcox is not addressed in this section or the table since his employment with the Company ended in April 2020 and he was paid applicable severance pursuant to his Separation Agreement.

	William B. Shepro		Michelle D. Esterman		Marcello Mastioni		Gregory J. Ritts
Death or Disability
Accelerated vesting of options, RSUs and restricted shares	$1,880,377	(1)	$541,978	(1)	$530,669	(1)	$351,418	(1)
Retirement by the Named Executive Officer
Accelerated vesting of options, RSUs and restricted shares	$1,880,377	(1)	$541,978	(1)	$530,669	(1)	$351,418	(1)
Termination by the Company other than for "Cause"
Severance payment	$2,939,903	(3)	-		€504,300	(5)	$152,559	(6)
Accelerated vesting of options, RSUs and restricted shares	$1,547,957	(1)	$419,785	(1)	$389,908	(1)	$262,941	(1)
Termination by the Named Executive Officer for "Good Reason" with ninety (90) days' notice, and failure by the Company to correct such "Good Reason" within ninety (90) days
Severance payment	$2,099,932	(4)	-		€504,300	(5)	$152,559	(6)
Change of Control
Payment	-		-		-		$703,678	(7)
Accelerated vesting of options, RSUs and restricted shares	$2,720,449	(2)	$859,927	(2)	$949,990	(2)	$658,902	(2)

(1)
Represents amounts that would have been received in connection with the accelerated vesting of restricted shares and/or service-based options upon the occurrence of death, disability, retirement or termination by the Company other than for "Cause".

(2)
Represents amounts that would have been received in connection with the accelerated vesting of all Altisource restricted shares and options in the event the Compensation Committee authorizes the accelerated vesting of all restricted shares and options following a change of control.

(3)
Represents twenty-four (24) months of base salary, plus one (1) year of target incentive compensation plus actual incentive compensation that would have been earned for the 2020 service year. In addition, Mr. Shepro is entitled to receive actual incentive compensation earned in the event employment is terminated after October for the service year and before incentives are paid for such service year. In addition, Mr. Shepro is also entitled to receive standard relocation costs (together with tax gross-up) to Atlanta, South Florida or equivalent at his sole discretion.

(4)
Represents twelve (12) months of base salary, plus one (1) year of target incentive compensation. In addition, Mr. Shepro is entitled to receive standard relocation costs (together with tax gross-up) to Atlanta, South Florida or equivalent at his sole discretion.

(5)
Represents the minimum guaranteed compensation payment as per Mr. Mastioni's employment contract.

(6)
Represents four (4) months of base salary. In addition, Mr. Ritts is also entitled to receive standard relocation costs back to the U.S. if he relocates to U.S. within 60 days of such separation. Such expenses shall only include a onetime travel expense for him and his family and shipment of household goods including pets, as described in his relocation plan at the time of relocating to Luxembourg.

(7)
Represents twelve (12) months of base salary, plus one (1) year of target incentive compensation. In addition, Mr. Ritts is entitled to receive actual incentive compensation earned in the event the change of control happens after October for the service year and before incentives are paid for such service year with the amount prorated to the date of the change of control if the same occurs between October 1 and December 31 of such year.

Proposal Two: Appointment of Independent Registered Certified Public Accounting Firm and Certified Auditor

The Audit Committee of our Board of Directors has approved the appointment of Mayer Hoffman McCann P.C. ("Mayer Hoffman") as our independent registered certified public accounting firm for the year ending December 31, 2021, and the appointment of Atwell S.à r.l. ("Atwell") as our certified auditor (Réviseur d'Entreprises) for statutory accounts as required by Luxembourg law for the same period.

The Audit Committee further recommended that such appointments be submitted for approval by our shareholders at our Annual Meeting.

Representatives of Mayer Hoffman and Atwell will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions from shareholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE
APPOINTMENT OF MAYER HOFFMAN MCCANN P.C. AS OUR INDEPENDENT REGISTERED CERTIFIED
PUBLIC ACCOUNTING FIRM FOR 2020 AND ATWELL S.À R.L. AS OUR CERTIFIED
AUDITOR FOR THE SAME PERIOD

Report of the Audit Committee

As described more fully in our charter, the Audit Committee reports to and acts on behalf of the Board of Directors by providing oversight of the financial management, independent auditors and financial reporting procedures of the Company. The Company's management is responsible for the preparation and presentation of the Company's financial statements, the effectiveness of internal control over financial reporting and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered certified public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements and of the effectiveness of its internal control over financial reporting in accordance with the Standards of the PCAOB.

In connection with these responsibilities, the Audit Committee met with management and the independent registered certified public accounting firm to review and discuss the December 31, 2020 audited consolidated financial statements and the effectiveness of the internal control over financial reporting. The Audit Committee has discussed with the independent registered certified public accounting firm the matters required to be discussed by the PCAOB Auditing Standard No. 1301, Communications with Audit Committees. The Audit Committee has also received written disclosures from the Company's independent registered certified public accounting firm, as required by the applicable requirements of the PCAOB, and discussed with the independent registered certified public accounting firm that firm's independence.

Based upon the Audit Committee's discussions with management and the independent registered public certified accounting firm referred to above, and the Audit Committee's review of the representations of management, the Audit Committee recommended that the Board of Directors include the December 31, 2020 audited consolidated financial statements in Altisource's Annual Report on Form 10-K for the year ended December 31, 2020.

Audit Committee: Roland Müller-Ineichen, Chairman Scott E. Burg, Director Joseph L. Morettini, Director

April 5, 2021

External Auditor Fees

The following table shows the aggregate fees billed to Altisource for professional services by Mayer Hoffman and Atwell in fiscal years 2019 and 2020:

Category	2019	2020
Audit Fees	$1,956,281	$1,124,535
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	333,802	57,860

Total	$2,290,083	$1,182,395	(1)
(1)
Represents $1,014,896 billed by Mayer Hoffman ($957,036 for audit fees and $57,860 for other fees) and $167,499 billed by Atwell for audit fees. Fees billed by Mayer Hoffman and Atwell include statutory audits required for regulatory compliance purposes.

Audit Fees

This category includes the aggregate fees and expenses billed for professional services rendered for the audits of Altisource's consolidated financial statements for fiscal years 2019 and 2020, for the reviews of the financial statements included in Altisource's quarterly reports on Form 10-Q during fiscal years 2019 and 2020 and for services that are normally provided by the independent registered certified public accounting firm and affiliates in connection with statutory and regulatory filings or engagements for the relevant fiscal year.

Audit-Related Fees

This category includes the aggregate fees billed by the independent registered certified public accounting firm for fiscal years 2019 and 2020 for audit-related services that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under "Audit Fees" and generally consist of fees for other attest engagements under professional auditing standards, internal control-related matters, audits of employee benefit plans and due diligence.

Tax Fees

This category includes the aggregate fees billed for fiscal years 2019 and 2020 for professional services rendered by the independent registered certified public accounting firm for tax compliance, tax planning and tax advice.

All Other Fees

This category includes the aggregate fees billed for fiscal years 2019 and 2020 for products and services provided by the independent registered certified public accounting firm that are not reported above under "Audit Fees," "Audit-Related Fees" or "Tax Fees."

The Audit Committee considered the compatibility of the non-audit-related services provided by, and fees paid to, Mayer Hoffman in fiscal years 2019 and 2020, as applicable, and determined that such services and fees are compatible with their independence.

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered certified public accounting firm in order to assure that the provision of such services does not impair the independent registered certified public accounting firm's independence. In fiscal years 2019 and 2020, all services associated with the independent registered certified public accounting firm were pre-approved by the Audit Committee or by the Chairman of the Audit Committee pursuant to authority delegated to him as described below.

Mayer Hoffman utilizes substantially all of its personnel, who work under the control of Mayer Hoffman shareholders, from wholly-owned subsidiaries of CBIZ, Inc.

Audit Committee Pre-Approval Policy

The Audit Committee has pre-approved certain audit services, audit-related services and non-audit services to be performed by the independent auditors in its Pre-Approval Policy. Except for the services pre-approved pursuant to this policy, all permissible audit, audit-related, tax and non-audit services must be separately pre-approved by the Audit Committee or any member of the Audit Committee to whom such authority is delegated. The Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve all such services, except services related to the independent auditor's annual audit of the Company, which is subject to the specific pre-approval of the Audit Committee. The Chairman reports any pre-approval decisions to the Audit Committee for their ratification.

The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent auditor.

Proposal Three: Approval of the Company's 2020 Statutory Accounts

Pursuant to Luxembourg law, the Luxembourg Annual Accounts and the Consolidated Accounts (the "Luxembourg Statutory Accounts") must be submitted each year to shareholders for approval at the Annual Meeting.

The Luxembourg Annual Accounts are prepared in accordance with Luxembourg generally accepted accounting principles and consist of a balance sheet, a profit and loss account and the notes for the unconsolidated Altisource Portfolio Solutions S.A. entity. There is no statement of movements in equity or statement of cash flows included in the Luxembourg Annual Accounts under Luxembourg generally accepted accounting principles. Profits earned by the subsidiaries of Altisource Portfolio Solutions S.A. are not included in the Luxembourg Annual Accounts unless such amounts are distributed to Altisource Portfolio Solutions S.A. The Luxembourg Annual Accounts as of and for the year ended December 31, 2020 reflect total assets of $1,150.0 million and a loss for the year then ended of $10.7 million.

The Consolidated Accounts are prepared in accordance with IFRS, and consist of a balance sheet, statement of operations, statement of changes in stockholders' equity, statement of cash flows and the accompanying notes. The Consolidated Accounts present the financial position and results of operations for Altisource and all of its subsidiaries as if the individual entities were a single company. As of December 31, 2020, the Consolidated Accounts reflect total deficit of $82.3 million and net loss for the year then ended of $68.9 million.

Pursuant to Luxembourg law, following shareholder approval of the Luxembourg Statutory Accounts, such accounts must be filed with the Luxembourg trade registry as public documents. If Altisource does not receive shareholder approval of the Luxembourg Statutory Accounts, we cannot make this filing.

Altisource's Luxembourg Statutory Accounts will be available to shareholders at Altisource's registered office, during business hours, by appointment, subject to sanitary limitations that may be imposed by the Luxembourg government, from May 4, 2021 until the conclusion of the Annual Meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" THE APPROVAL OF THE LUXEMBOURG STATUTORY ACCOUNTS

Proposal Four: Receipt and Approval of the Directors' Reports for the Luxembourg Statutory Accounts and Receipt of the Supervisory Auditor's Report for the Luxembourg Annual Accounts

Under Luxembourg law, the Board of Directors is required to prepare annual Directors' reports for the Luxembourg Statutory Accounts (the "Directors' Reports"). The Directors' Reports present the Luxembourg Statutory Accounts for the relevant fiscal year, provide an explanation as to the results and certain other required Company matters and propose the allocation of such results to the shareholders.

Luxembourg law also requires the Company's supervisory auditor (Commissaire aux Comptes) to provide an annual report confirming that the Company's Luxembourg Annual Accounts agree with the accounting records and documents of the Company.

The Directors' Reports for the year ended December 31, 2020 and the report of the supervisory auditor for the Luxembourg Annual Accounts for the same period will be available to shareholders at Altisource's registered office, during business hours, by appointment, subject to sanitary limitations that may be imposed by the Luxembourg government, from May 4, 2021 until the conclusion of the Annual Meeting. Following shareholder approval of the Luxembourg Statutory Accounts, these reports will be filed with the Luxembourg trade registry as public documents.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" THE RECEIPT AND APPROVAL OF THE DIRECTORS' REPORTS FOR THE
LUXEMBOURG STATUTORY ACCOUNTS FOR THE YEAR ENDED DECEMBER 31, 2020 AND THE RECEIPT
OF THE REPORT OF THE SUPERVISORY AUDITOR (COMMISSAIRE AUX COMPTES) FOR THE LUXEMBOURG
ANNUAL ACCOUNTS FOR THE SAME PERIOD

Proposal Five: Allocation of the Results in the Luxembourg Annual Accounts

Each year, the shareholders of Altisource are required to approve the allocation of the results of the unconsolidated Altisource Portfolio Solutions S.A. entity, as determined by the Luxembourg Annual Accounts.

Luxembourg law requires that at least five percent (5%) of the net profits, if any, for the Luxembourg Annual Accounts be allocated to a legal reserve; provided, however that an allocation ceases to be compulsory when the legal reserve reaches ten percent (10%) of the share capital of Altisource, but again becomes compulsory when the reserve amount falls below this threshold. As the Company had a net loss pursuant to its Luxembourg Annual Accounts for the year ended December 31, 2020, no such allocation is required.

As of December 31, 2020, the Luxembourg Annual Accounts for Altisource reflect total assets of $1,150.0 million and a loss for the year then ended of $10.7 million. As noted in Proposal Three, profits earned by subsidiaries of Altisource are not included in the calculation of net profits for Altisource's Luxembourg Annual Accounts unless such profits have been distributed to Altisource Portfolio Solutions S.A.

The Board of Directors proposes to allocate the loss of $10.7 million reflected in the Luxembourg Annual Accounts to reduce profit brought forward.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" THE ALLOCATION OF THE RESULTS IN THE LUXEMBOURG
ANNUAL ACCOUNTS FOR THE YEAR ENDED DECEMBER 31, 2020

Proposal Six: Discharge of the Directors and the Supervisory Auditor

Pursuant to Luxembourg law, after the approval of the Luxembourg Statutory Accounts (as discussed in Proposal Three above), shareholders must vote on whether to discharge Altisource's Directors for the performance of their mandate for the year ended December 31, 2020 and the supervisory auditor (Commissaire aux Comptes) for the performance of her mandate for the same period. If the shareholders grant the discharge for the relevant period, shareholders will not be able to initiate a liability claim against such Directors and/or supervisory auditor in connection with the performance of their mandates for such period. However, such discharge will not be valid in certain instances as specified in article 461-7 of the Luxembourg Company Law. For fiscal year 2020, Altisource believes no such instances have occurred.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" THE DISCHARGE OF EACH OF THE DIRECTORS OF ALTISOURCE PORTFOLIO
SOLUTIONS S.A. FOR THE PERFORMANCE OF THEIR MANDATE FOR THE YEAR ENDED DECEMBER 31, 2020
AND THE DISCHARGE OF THE SUPERVISORY AUDITOR (COMMISSAIRE AUX COMPTES) FOR THE
PERFORMANCE OF HER MANDATE FOR THE SAME PERIOD

Proposal Seven: Advisory Vote on Executive Compensation ("Say-on-Pay")

At our 2017 annual meeting of shareholders, our shareholders voted in favor of an annual frequency for advisory votes with respect to our executive compensation.

In light of this vote, and pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Company is presenting this proposal, which gives shareholders the opportunity to approve or not approve, on an advisory (non-binding) basis, our pay program for Named Executive Officers as discussed in our Compensation Discussion and Analysis above.

As described in our Compensation Discussion and Analysis above, our executive compensation program is designed to attract, incent and retain our Named Executive Officers, who are critical to our success. Pursuant to these programs, the Company seeks to reward the Named Executive Officers for achieving strategic business goals designed to deliver long-term shareholder value. Please read the Compensation Discussion and Analysis for additional details about our executive compensation program, including information about the fiscal year 2020 compensation of our Named Executive Officers.

While our Board of Directors intends to carefully consider the shareholder vote resulting from this proposal, the final vote will not be binding on us and is advisory in nature.

You may vote for or against the approval of the compensation of the Company's Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and accompanying compensation tables and related information contained in the proxy statement.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE, ON AN ADVISORY (NON-BINDING) BASIS,
THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPANY'S
PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS PURSUANT TO THE
COMPENSATION DISCLOSURE RULES OF THE SEC, INCLUDING THE COMPENSATION DISCUSSION
AND ANALYSIS, THE SUMMARY COMPENSATION TABLE AND ACCOMPANYING COMPENSATION
TABLES AND RELATED INFORMATION

Proposal Eight: Approve amendment of our 2009 Equity Incentive Plan (the "Plan") to increase the number of shares of common stock reserved for issuance under the Plan by an additional 1.7 million shares

Our ability to offer equity incentive awards under the Plan is critical to our ability to attract and retain high-quality talent, particularly in light of the competitive market for talent in which we operate.

On March 23, 2021, our Board of Directors and Compensation Committee approved an amendment to our Plan, subject to approval by our shareholders to increase the number of shares of common stock reserved for issuance under the Plan by an additional 1.7 million shares. The Plan was adopted prior to the spin out of the Company from Ocwen in August 2009 and was subsequently ratified by the Altisource Board of Directors on September 22, 2009. This is the first amendment to the Plan to increase the number of shares of common stock since it was originally adopted. We estimate that approximately 660 thousand shares remain available to be issued under the Plan. The proposed amendment to increase the shares of common stock reserved for issuance under the Plan will ensure that we are able to grant future incentive awards.

We have amended the Plan to provide for, and submit to our shareholders for approval, an increase in the number of shares of common stock that may be issued under the Plan by 1.7 million shares.

Our executive officers and members of our Board of Directors will be eligible to receive awards under the amended Plan and therefore have an interest in this proposal.

Why Our Board Recommends That You Vote in Favor of Proposal Eight

Equity Incentive Awards Are Critical to Long-Term Shareholder Value Creation

Our equity incentive plan is critical to our long-term goal of building shareholder value. As discussed in the "Executive Compensation" section of this proxy statement, equity incentive awards are central to our compensation program and constitute a significant portion of our Named Executive Officers' total direct compensation, as well as incentive compensation for other employees. Our Board and its Compensation Committee believe that our ability to grant equity incentive awards to new and existing employees, directors and eligible consultants has helped us attract, retain and motivate employees with superior ability, experience and leadership capability. Historically, we have issued stock options, restricted stock units and restricted stock under the Plan. These forms of equity compensation align the interests of our employees, directors and consultants with the interests of our shareholders, encourage retention and promote actions that result in long-term shareholder value creation.

Our equity incentive program is broad-based. As of December 31, 2020, approximately 13% of our employees had received grants of equity awards and all three of our non-employee directors had received grants of equity awards. As of December 31, 2020, the Company had approximately 2,726 total employees and three non-employee directors. As of December 31, 2020, the Company also had approximately 91 non-employees to whom an offer of employment had been extended by the Company or an affiliate. We believe we must continue to offer a competitive equity compensation plan in order to attract, retain and motivate the industry-leading talent imperative to our continued growth and success.

We Manage Our Equity Incentive Award Use Carefully

We manage our long-term shareholder dilution by limiting the number of equity awards granted annually. The Compensation Committee carefully monitors our total dilution and equity expense to ensure that we maximize shareholder value by granting only the appropriate number of equity awards necessary to attract, retain and motivate employees. In determining the proposed increase to the Plan's share reserve, the

Compensation Committee and the Board took into account, among other things, our stock price and volatility and the existing terms of our outstanding awards.

Other than increasing the number of shares of common stock reserved for issuance under the Plan, the amendment will not otherwise change the terms of the Plan.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE AMENDMENT OF OUR 2009 EQUITY INCENTIVE PLAN
(THE "PLAN") TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE
UNDER THE PLAN BY AN ADDITIONAL 1.7 MILLION SHARES

Business Relationships and Related Person Transactions

The Board of Directors has adopted, as set forth within our written Code of Business Conduct and Ethics, certain policies and procedures for the review and approval of transactions in which a conflict of interest may arise. The Code of Business Conduct and Ethics is available at www.altisource.com. Any situation that potentially qualifies as a conflict of interest is to be disclosed to the Chief Legal and Compliance Officer to assess the nature and extent of any concern as well as the appropriate next steps. The Chief Legal and Compliance Officer will notify the Chairman of the Board of Directors or the Chairman of the Audit Committee, as appropriate, if any such situation requires Board of Directors or Audit Committee review.

The Audit Committee of the Board of Directors has adopted written policies and procedures to govern the review and approval of transactions involving Altisource and a Related Person. A "Related Person," as defined by SEC Regulation S-K, includes (i) any executive officers, directors and nominees for election as director of the Company or any of its subsidiaries; (ii) shareholders beneficially owning five percent (5%) or greater of the Company's outstanding stock or other equity securities; (iii) an immediate family member of any of the foregoing persons or (iv) an entity in which an individual identified in (i), (ii) or (iii) has a direct or indirect material interest. Pursuant to these policies, transactions with a Related Person that meet the threshold for disclosure under the relevant SEC rules ("Related Person Transactions") are to be approved by the Audit Committee. In considering a Related Person Transaction, the Audit Committee will consider relevant factors which may include (i) the reasons for the transaction; (ii) whether the transaction was initiated by the Company or the Related Person; (iii) the expected benefits to the Company; (iv) alternatives to the transaction; (v) whether the transaction is on terms comparable to those available to non-related third parties; (vi) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards in place to prevent such actual or apparent conflicts; (vii) whether the transaction includes appropriate contractual protections; (viii) whether the transaction was undertaken in the ordinary course of business of the Company; (ix) the overall fairness of the transaction to Altisource; and (x) any other information regarding the Related Person Transaction that would be material to investors in light of the circumstances of the transaction. The Audit Committee may also follow these procedures for transactions with Related Persons that do not meet the threshold for disclosure under the relevant SEC rules, where such transactions may present actual or potential conflicts of interests, or for transactions with related parties as defined by Financial Accounting Standards Board's Accounting Standards Codification Topic 850, Related Party Disclosure.

We provided certain services to RESI; RESI was managed by AAMC. Our largest shareholder, William C. Erbey, owns or controls common stock in each of these companies and Deer Park, of which our Director Scott E. Burg is Chief Investment Officer and Managing Partner, owns or controls common stock of RESI.

As of December 31, 2020, based on public filings, Mr. Erbey reported beneficially owning or controlling approximately thirty-eight percent (38%) of the common stock of Altisource, approximately fifty percent (50%) of the common stock of AAMC and less than five percent (5%) of the common stock of RESI. As of March 3, 2021, based on public filings, Mr. Erbey's beneficial ownership of AAMC is approximately thirty-nine percent (39%). In addition, as of December 31, 2020, Deer Park reported beneficially owning or controlling approximately twenty-three percent (23%) of the common stock of Altisource and approximately twelve percent (12%) of the common stock of RESI. As a result of these ownership interests in RESI and AAMC, and because AAMC was RESI's external manager in 2020, we are disclosing our transactions with these entities.

AAMC

We provided information technology ("IT") infrastructure and information security services to AAMC, including email services, telephone infrastructure, firewall and similar infrastructure services, which were generally billed on a per-employee basis. AAMC completed its separation of IT services in August 2019, and these services were terminated. For the year ended December 31, 2020, we had no billings to AAMC.

RESI

For the year ended December 31, 2020, the Company generated $0.4 million from RESI. Services provided to RESI during such period included REO sales, property preservation and inspection services, title and closing services and rental property management.

In August 2018, Altisource entered into an omnibus amendment to its agreements with RESI to sell Altisource's rental property management business to RESI and permit RESI to internalize certain services that had been provided by Altisource (the "Omnibus Amendment"). The proceeds from the transaction totaled $18.0 million, payable in two installments. The first installment of $15.0 million was received on the closing date of August 8, 2018. The second installment of $3.0 million is to be received on the earlier of a RESI change of control or on August 8, 2023. On October 19, 2020, RESI announced that it had entered into a definitive merger agreement to sell RESI. The merger closed on January 11, 2021 and the Company subsequently received the $3.0 million payment.

Altisource serves as RESI's exclusive provider of title insurance and escrow services for the four years following the date of the Omnibus Amendment. In addition to continuing to provide REO brokerage, auction and related services on any REO related to RESI's remaining legacy loan portfolio, under the terms of the Omnibus Amendment, Altisource will manage the disposition of certain rental assets from RESI's leased portfolio, including the referral of listings to local agents and coordinating the repair of rental properties to rent-ready condition.

Shareholder Proposals

Pursuant to SEC rules, any proposal that a shareholder desires to have included in our proxy materials relating to our 2022 annual meeting of shareholders must be received at our registered office no later than December 6, 2021. In addition to any shareholders' rights under the Luxembourg Company Law and the Company's Articles of Incorporation, for any proposal that is not submitted for inclusion in the proxy statement for the 2022 annual meeting of shareholders, but is instead sought to be presented directly at the 2022 annual meeting of shareholders, SEC rules permit the persons appointed as proxies to vote shares represented by valid proxies in their discretion if we (i) receive the proposal no later than February 19, 2022 and advise shareholders in the 2022 proxy statement about the nature of the matter and how the persons appointed as proxies intend to vote on such matter or (ii) receive notice of the proposal after February 19, 2022.

Notice of intent to present a proposal at the 2022 annual meeting of shareholders should be directed to our Corporate Secretary at Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg. Any shareholder proposal must be sent by certified mail, return-receipt requested.

Annual Reports

A copy of our annual report to shareholders on Form 10-K for the year ended December 31, 2020 was made available to shareholders on March 11, 2021. The annual report can be found on our website www.altisource.com under Investor Relations. We will furnish without charge to each person whose proxy is solicited and to any beneficial owner entitled to vote at the Annual Meeting, on written request, a copy of our annual report on Form 10-K for the year ended December 31, 2020, required to be filed by us with the SEC under the Exchange Act. Such requests should be directed to Investor Relations, Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg.

Other Matters

Proxies will be solicited on behalf of the Board of Directors by mail or electronic means, and we will pay the solicitation costs. Copies of the annual report for 2020 and this proxy statement will be made available to banks or brokers, for the purpose of soliciting proxies from beneficial owners. In addition to solicitations by mail or electronic means, our Directors, officers and employees may solicit proxies personally or by telephone without additional cost.

The shares represented by all valid proxies will be voted in the manner specified. Where specific choices are not indicated, except with respect to "broker non-votes," each proxy received for the Annual Meeting will be voted "FOR" each of the nominees for Director named in this proxy statement and "FOR" Proposal Two through Proposal Eight, inclusive. Should any matter not described above be properly presented at the meeting, the persons appointed as proxies will vote according to their discretion.

If you are the beneficial owner, but not the record holder of shares of our common stock and have requested a copy of this proxy statement, your bank or broker may only deliver one (1) copy of this proxy statement and our 2020 annual report to multiple shareholders who share an address unless the bank or broker has received contrary instructions from one (1) or more of the shareholders. Shareholders at an address to which a single copy of this proxy statement and our 2020 annual report was sent may request a separate copy by contacting the Office of the Corporate Secretary by mail at Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg, or by email at corporate.secretary@altisource.lu. Beneficial owners sharing an address who are receiving multiple copies and who wish to receive a single copy of the materials in the future will need to contact their bank or broker to request that only a single copy of each document be mailed to all shareholders at the shared address.

This proxy statement and our 2020 annual report are available on our website under Investor Relations-Financial Information at http://ir.altisource.com/financials.cfm. In addition, this proxy statement and our 2020 annual report are available at www.proxyvote.com. If you are a shareholder of record, you can elect to access future proxy statements and annual reports electronically by following the instructions on your proxy cards. If you choose this option, you will receive a notice by mail listing the website locations, and your choice will remain in effect until you notify us by mail that you no longer wish to receive materials electronically. If you hold your common stock through a bank or broker, please refer to the information provided by that entity for instructions on how to elect this option.

VOTE BY INTERNET - www.proxyvote.com Use the lnternet to transmit your voting instructions and for electronic delivery of information up until 3:59 p.m. Eastern Time on May 17, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ALTISOURCE PORTFOLIO SOLUTIONS S.A. C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Altisource Portfolio Solutions S.A. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D45692-P51707 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ALTISOURCE PORTFOLIO SOLUTIONS S.A. 1. Election of Directors For Against Abstain The Board of Directors recommends that you vote FOR the following nominees: ! ! ! ! ! ! ! ! ! ! ! ! For Against Abstain 1a. Scott E. Burg 4. Proposal to receive and approve the Directors’ reports for the Luxembourg Statutory Accounts for the year ended December 31, 2020 and to receive the report of the supervisory auditor (Commissaire aux Comptes) for the Luxembourg Annual Accounts for the same period Proposal to allocate the results in the Luxembourg Annual Accounts for the year ended December 31, 2020 ! ! ! ! ! ! ! ! ! 1b. Joseph L. Morettini 5. 1c. Roland Müller-Ineichen 6. Proposal to discharge each of the Directors of Altisource Portfolio Solutions S.A. for the performance of their mandates for the year ended December 31, 2020 and the supervisory auditor (Commissaire aux Comptes) for the performance of her mandate for the same period 1d. William B. Shepro The Board of Directors recommends that you vote FOR the following proposals: ! ! ! ! ! ! ! ! ! 7. Proposal to approve, on an advisory (non-binding) basis, the compensation of Altisource’s named executive officers as disclosed in the proxy statement ("Say-on-Pay") To approve the amendment of our 2009 Equity Incentive Plan to increase the number of shares authorized for grant by 1.7 million shares 2. Proposal to approve the appointment of Mayer Hoffman McCann P.C. to be our independent registered certified public accounting firm for the year ending December 31, 2021 and the appointment of Atwell S.à r.l. to be our certified auditor (Réviseur d’Entreprises) for the same period 8. 3. Proposal to approve Altisource Portfolio Solutions S.A.'s unconsolidated annual accounts prepared in accordance with accounting principles generally accepted in Luxembourg (the "Luxembourg Annual Accounts") for the year ended December 31, 2020 and Altisource Portfolio Solutions S.A.'s consolidated financial statements prepared in accordance with International Financial Reporting Standards (the "Consolidated Accounts" and, together with the Luxembourg Annual Accounts, the "Luxembourg Statutory Accounts") as of and for the year ended December 31, 2020 NOTE: Proxies will vote in their discretion upon such other matters that may properly come before the Annual Meeting and any adjournment or postponement thereof. ! ! ! Yes ! No ! Please indicate if you plan to attend this meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Form 10-K are available at www.proxyvote.com. D45693-P51707 ALTISOURCE PORTFOLIO SOLUTIONS S.A. 40, AVENUE MONTEREY, L-2163 LUXEMBOURG CITY, GRAND DUCHY OF LUXEMBOURG REVOCABLE PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ALTISOURCE PORTFOLIO SOLUTIONS S.A. FOR USE ONLY AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 18, 2021, AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. The undersigned shareholder(s) hereby appoint(s), as proxy, W illiam B. Shepro and Gregory J. Ritts, or either of them (the "Proxies"), with full powers of substitution, and hereby authorize(s) them to represent and vote, as designated on the reverse side of this ballot, all of the shares of common stock of Altisource Portfolio Solutions S.A. (the "Company") that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the offices of the Company located at 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg on Tuesday, May 18, 2021, at 9:00 a.m. Central European Time and at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the election of each of the nominees to the Board of Directors; FOR the approval of the appointment of Mayer Hoffman McCann P.C. to be our independent registered certified public accounting firm for the year ending December 31, 2021 and the appointment of Atwell S.à r.l. to be our certified auditor (Réviseur d’Entreprises) for the same period; FOR the approval of Altisource Portfolio Solutions S.A.'s unconsolidated annual accounts prepared in accordance with accounting principles generally accepted in Luxembourg (the "Luxembourg Annual Accounts") for the year ended December 31, 2020 and Altisource Portfolio Solutions S.A.'s consolidated financial statements prepared in accordance with International Financial Reporting Standards (the "Consolidated Accounts" and, together with the Luxembourg Annual Accounts, the "Luxembourg Statutory Accounts") as of and for the year ended December 31, 2020; FOR the receipt and approval of the Directors’ reports for the Luxembourg Statutory Accounts for the year ended December 31, 2020 and to receive the report of the supervisory auditor (Commissaire aux Comptes) for the Luxembourg Annual Accounts for the same period; FOR the allocation of the results in the Luxembourg Annual Accounts for the year ended December 31, 2020; FOR the discharge of each of the Directors of Altisource Portfolio Solutions S.A. for the performance of their mandates for the year ended December 31, 2020 and the supervisory auditor (Commissaire aux Comptes) for the performance of her mandate for the same period; FOR the approval, on an advisory (non-binding) basis, of the compensation of Altisource’s named executive officers as disclosed in the proxy statement ("Say-on-Pay"); FOR the approval of amendment of our 2009 Equity Incentive Plan to increase the number of shares authorized for grant by 1.7 million shares; and in the discretion of the Proxies on any other matter that may properly come before the Annual Meeting and any adjournment or postponement thereof. This proxy may be revoked at any time prior to the time it is voted at the Annual Meeting. The undersigned shareholder(s) hereby acknowledge(s) receipt of the Notice of Annual Meeting of Shareholders of Altisource Portfolio Solutions S.A. to be held on May 18, 2021, or any adjournment or postponement thereof, and a Proxy Statement for the Annual Meeting prior to the signing of this proxy. Continued and to be dated and signed on the reverse side